UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Filed by a party other than the Registrant ☐

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

LUXFER HOLDINGS PLC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a- 6(i)(1) and 0-11.

NOTICE OF 2022 ANNUAL GENERAL MEETING OF SHAREHOLDERS & PROXY STATEMENT 2:00 p.m., BST Wednesday, June 8, 2022 Lumns Lane, Manchester, M27 8LN United Kingdom

DEAR LUXFER SHAREHOLDERS,

I have the pleasure of enclosing the notice of Luxfer’s 2022 Annual General Meeting of Shareholders (“AGM” or the “Annual General Meeting”). The AGM will be held at the Luxfer MEL Technologies site, located at Lumns Lane, Manchester, M27 8LN, United Kingdom, on June 8, 2022, at 2:00 p.m. BST. The formal notice of the AGM is set out on page i of this document (the “Notice”). As a holder of ordinary shares, you may attend and/or vote at the AGM, or you may appoint another person as your proxy. To be valid, a form of proxy must be submitted in accordance with the instructions set out in the section entitled “Annual General Meeting Information” on page 1.	Patrick Mullen Board Chair

Fiscal 2021 was a momentous year for Luxfer, as we continued to execute our strategy and fulfill our mission to create a safe, clean, and energy-efficient world by reducing the weight of the high-performance components used by our customers. Having recently assumed the role of Board Chair, I am grateful to be able to share some perspective about the Board’s efforts this past year, including successful leadership transitions and the advancement of our environmental, social, and governance (“ESG”) initiatives. Despite the ever-changing set of challenges posed by the COVID-19 pandemic, 2021 marked a year of great progress for Luxfer, and I am excited to work closely with my fellow Board members to build on that momentum to accelerate shareholder value creation.

Alok Maskara will step down from his role as Chief Executive Officer in May 2022, and Heather Harding, former Chief Financial Officer, retired in March 2022. In August 2021, David Landless, former Board Chair, gave notice of his intent to step down from the Board following the 2022 Annual General Meeting. These outstanding leaders significantly contributed to the success of the Company. During their tenure, they positioned Luxfer for future growth, focused our strategic initiatives, bolstered our balance sheet, and fostered a values-based culture with high-quality talent. On behalf of the entire organization, I want to thank Alok, Heather, and David for their years of dedication to Luxfer and for their role as valued mentors to so many colleagues.

We are delighted to promote Andy Butcher to Chief Executive Officer and a member of Luxfer’s Board, effective May 6, 2022. Andy is a strategic, growth-oriented leader and brings over 30 years of experience with Luxfer. Likewise, Stephen Webster was promoted to Chief Financial Officer, effective March 1, 2022. For the past six years, Steve has been instrumental in the Company’s business and portfolio transformation, including the modernization of Luxfer’s control processes. As a testament to our succession planning and talent management processes, the Board is confident that, under Andy’s and Steve’s leadership, Luxfer will continue executing our strategic Transformation Plan to deliver growth and long-term shareholder value.

Throughout the year, the Board continued its oversight role in advancing the Company’s ESG initiatives and, in turn, promoting a long-term sustainable business. While there is more work to do, we made progress towards achieving our 2025 Environmental Goals by investing in new projects to reduce our carbon footprint and increase operational efficiencies. As a key priority for the Board and our management teams, our ESG practices will continue to serve as a catalyst for value creation, risk management, and stakeholder engagement. We look forward to providing an update on our progress in our upcoming ESG Report to be published in late 2022.

On behalf of the entire Luxfer team, I would like to thank you for your continued trust and support through this pivotal phase in our history. We are excited and optimistic about our future and look forward to sharing our journey with you. The Board considers all resolutions set out in the Notice to be in the best interest of the Company and its shareholders and believes that such resolutions are likely to contribute to the Company’s success. Accordingly, the Board recommends that you vote in favor of each resolution being put before the shareholders at the AGM in the same way as the Directors intend to vote their own shareholdings.

Thank you for being a Luxfer shareholder.

Sincerely,

Patrick Mullen Board Chair April 27, 2022

DEAR LUXFER SHAREHOLDERS,

After another year of successfully navigating the global pandemic and the challenging business landscape, Luxfer demonstrated resilience in 2021. The key to our success was our people and their commitment to executing our business plan. Throughout the year, the Luxfer team continued to leverage our technical expertise, operational excellence, and financial discipline to deliver strong business results in 2021. Our customer-first approach during these turbulent times and the performance this past year reinforces my confidence about Luxfer’s future.

Despite the economic difficulties of 2021, we continually upheld commitments to our customers by focusing on deliveries, collaboration, and innovation. We acquired Structural Composites Industries in March 2021, which is providing synergistic benefits, better serving our customers with increased product choice and enhanced capability, especially in the alternative fuels market. After working with Department of Defense research staff, our Elektron segment launched the new Unitized Group Ration - Express (UGR-E) offering in our Meals Ready to Eat product line, while also employing our expertise in zirconium materials engineering to develop new products in the medical and electronics end markets. With our continued focus on innovation, Luxfer is well positioned to enhance partnerships with our current customers and establish bonds with new prospects in 2022 and beyond.

Our focus on execution helped drive strong financial results in 2021, including a 15.2% sales increase, 7.5% organic revenue expansion, and 17.6% EBITDA growth.[1] We returned approximately $20 million to shareholders through dividends and share buybacks throughout the year. Our strategic Transformation Plan continues to deliver returns. Over the past several years of work under the Plan, we have generated long-term shareholder value by simplifying the Company’s structure, producing significant and sustainable cost savings, launching multiple growth initiatives, and instilling a high-performance growth culture. With the major undertakings of this Plan complete, in early 2022, we introduced adjusted earnings per share guidance of $2.00 or more by 2025, representing our confidence in the outlook for the Company.

Andy Butcher Chief Executive Officer Designate

Our Transformation Plan progress through 2021, enabled by the hard work of Luxfer’s team, has paved the way for a future more focused on growth. I am proud of the momentum established by our commercial and innovation initiatives, and I am confident that these tools, our strategy, and talented team give us the capability we need to accelerate profitable growth and, in turn, shareholder value. In this next phase of Luxfer’s history, we will continue driving Luxfer forward in the only way we know how – by living our values, doing business with integrity, and always putting our customers first.

I am excited to be designated the next CEO of Luxfer, and I look forward to serving as a member of our Board of Directors. Having joined the Company over thirty years ago as a young engineer, I have been proud to be part of our evolution into a business that is dedicated to helping create a safe, clean, and energy-efficient world. Entering 2022, I am confident that we have the strategy, talent, and ambition to thrive in the current dynamic business environment. I look forward to leading our more than 1,300 employees in delivering results for the long-term benefit of our shareholders, customers, employees, and the global community.

Thank you for being a Luxfer shareholder.

Sincerely,

Andy Butcher Chief Executive Officer Designate April 27, 2022

1 Organic revenue growth and EBITDA are non- GAAP measures. For a reconciliation and explanation of these non-GAAP measures, see Appendix A.

NOTICE OF 2022 ANNUAL GENERAL

MEETING OF SHAREHOLDERS

Date & Time	Location
Wednesday, June 8th, 2022 2:00 p.m., BST	Luxfer MEL Technologies Lumns Lane, Manchester, M27 8LN, United Kingdom

Ordinary Resolutions
1. To elect Andy Butcher as a Director of the Company.
2. To elect Patrick Mullen as a Director of the Company.
3. To re-elect Clive Snowdon as a Director of the Company.
4. To re-elect Richard Hipple as a Director of the Company.
5. To re-elect Lisa Trimberger as a Director of the Company.
6. To approve, by non-binding advisory vote, the Directors’ Remuneration Report for the year ended December 31, 2021 (the “Directors’ Remuneration Report”).
7. To approve, by non-binding advisory vote, the compensation of the Company’s Named Executive Officers (the “Named Executive Officers”).
8. To approve, by non-binding advisory vote, the frequency of “Say-On-Pay” votes.
9. To ratify the re-appointment of PricewaterhouseCoopers LLP as the independent auditor (the “Independent Auditor”) of the Company until conclusion of the 2023 Annual General Meeting.
10. To authorize the Audit Committee of the Board of Directors to set the Independent Auditor’s remuneration.
11. To approve the Company’s Amended and Restated Long-Term Umbrella Incentive Plan.
12. To approve the Company’s Amended and Restated Non-Executive Directors Equity Incentive Plan.
Special Resolutions
13. Subject to (i) the consent of the holders of the deferred shares of £0.0001 each in the capital of the Company (the “Deferred Shares”) being duly obtained in accordance with Article 7 of the Company’s Articles of Association and (ii) the confirmation of the court, to approve the reduction of the issued share capital of the Company by cancelling and extinguishing all of the issued Deferred Shares, each of which is fully paid up, and, of the amount by which the share capital is so reduced, an aggregate sum of £76,180.60 be repaid to the holders of Deferred Shares (pro rata to their holdings of Deferred Shares) and the remaining amount be credited to the Company’s reserves.
14. Subject to Resolution 13 being duly passed as a special resolution and the capital reduction described therein taking effect, to approve amendment of the Company’s Articles of Association by deleting Article 5.2 and the definition of “Deferred Shares” set forth in Article 2.1.

Please review the Proxy Statement accompanying this Notice for more complete information regarding the Annual General Meeting, as well as the full text of each resolution to be proposed at the Annual General Meeting. Resolutions 1 through 12 are proposed as ordinary resolutions, and Resolutions 13 and 14 are proposed as special resolutions. Further information on each resolution is provided on pages 12 through 32 of the Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS:

Megan E. Glise

Company Secretary

Milwaukee, Wisconsin, U.S.

April 27, 2022

i

LUXFER HOLDINGS PLC

PROXY STATEMENT

ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Be Held on Wednesday, June 8, 2022

ANNUAL GENERAL MEETING INFORMATION

GENERAL

Notice is hereby given that the Annual General Meeting of LUXFER HOLDINGS PLC (the “Company” or "Luxfer"), a public limited company incorporated in England and Wales under Company No. 03690830, will be held on Wednesday, June 8, 2022, at 2:00 p.m. BST. at the Luxfer MEL Technologies site, located at Lumns Lane, Manchester, M27 8LN, United Kingdom (with entrance on Rake Lane).

ORDINARY RESOLUTIONS

Each Luxfer ordinary share is entitled to one vote on each matter properly brought before the Annual General Meeting. Resolutions 1 through 12 will be proposed as ordinary resolutions, which means, assuming a quorum is present, each of Resolutions 1 through 12 will be approved if a simple majority of the votes cast are cast in favor thereof. With respect to the non-binding, advisory votes on Resolutions 6, 7, and 8 regarding the approval of the Directors’ Remuneration Report, the compensation of our Named Executive Officers, and the frequency of “Say-On-Pay” votes, the result of these votes will not require the Board of Directors or any committee thereof to take any action. However, our Board values the opinions of our shareholders as expressed through their advisory votes and will carefully consider the outcome. Additionally, Luxfer shareholders may be asked to consider and act on other business as may properly come before the Annual General Meeting or any adjournment thereof. If you are in any doubt as to what action you should take, please seek your own financial advice from your stockbroker or other independent advisor.

SPECIAL RESOLUTIONS

Each Luxfer ordinary share is entitled to one vote on each matter properly brought before the Annual General Meeting. Resolutions 13 and 14 will be proposed as special resolutions. Assuming a quorum is present, each of Resolutions 13 and 14 will be approved if at least 75% of the total voting rights of members entitled to vote, and who cast their vote in person or by proxy, are cast in favor thereof.

PROXY VOTING

In accordance with the Companies Act 2006 and the Company's Articles of Association, a shareholder of record is entitled to appoint another person as their proxy to exercise all or any of their rights to attend, speak, and vote at the Annual General Meeting and to appoint more than one proxy in relation to the Annual General Meeting (provided that each proxy is appointed to exercise the rights attached to a different share or shares held by them). Such proxy need not be a shareholder of record.

WE ENCOURAGE YOU TO VOTE YOUR SHARES BY SUBMITTING A PROXY AS SOON AS POSSIBLE. IF YOU PLAN TO SUBMIT A PROXY, YOU MUST SUBMIT YOUR PROXY BY INTERNET NO LATER THAN 11:59 P.M. EST ON JUNE 7, 2022 (4:59 A.M. BST ON JUNE 8, 2022) OR, IF YOU ARE VOTING BY MAIL, YOUR PRINTED PROXY CARD MUST BE RECEIVED AT THE ADDRESS STATED ON THE CARD BY JUNE 7, 2022.

2022 Proxy Statement 1

ANNUAL GENERAL MEETING INFORMATION

RECORD DATE

Only Luxfer shareholders of record at the close of business, Eastern Standard Time, on April 14, 2022, the voting notice record date (the “Voting Record Date”) for the Annual General Meeting, are entitled to receive notice of and vote at the Annual General Meeting. Changes to entries on the register after the Voting Record Date will be disregarded in determining the rights of any person to attend or vote at the Annual General Meeting. If you are the beneficial owner of Luxfer ordinary shares (i.e., hold your Luxfer ordinary shares in “street name”) as of April 14, 2022, you will have the right to direct your broker, bank, trust, or other nominee on how to vote such Luxfer ordinary shares at the Annual General Meeting.

HOW TO VOTE

We encourage you to cast your vote by one of the following methods:

VOTE BY INTERNET www.envisionreports.com/LXFR	VOTE BY PHONE 1-600-652-VOTE (8683) *Available to U.S. and Canadian holders only	VOTE BY MAIL See Proxy Card

If your Luxfer ordinary shares are held in “street name” by your broker, bank, trust, or other nominee, only that holder can vote your Luxfer ordinary shares, and the vote cannot be cast unless you provide instructions to your broker, bank, trust, or other nominee or obtain a legal proxy from your broker, bank, trust, or other nominee. You should follow the directions provided by your broker, bank, trust, or other nominee regarding how to instruct such person to vote your Luxfer ordinary shares.

Please note that holders of Luxfer ordinary shares through a broker, bank, trust, or other nominee may be required to submit voting instructions to their applicable broker or nominee at or prior to the deadline applicable for the submission by registered holders of Luxfer ordinary shares. Such holders should, therefore, follow the separate instructions that will be provided by their broker, bank, trust, or other nominee.

YOUR VOTE IS IMPORTANT. Even if you plan to attend the Annual General Meeting, please submit a proxy card or voting instruction form for the Annual General Meeting as soon as possible. For specific instructions on voting, please review this Proxy Statement or the proxy card included with the proxy materials.

ONLINE AVAILABILITY OF PROXY MATERIALS

The Company is furnishing proxy materials to some of our shareholders electronically by mailing a Shareholder Meeting Notice instead of mailing or e-mailing copies of those materials. The Shareholder Meeting Notice directs shareholders to the following website where they may access our proxy materials and view instructions on how to vote via the internet, mobile device, or by telephone: www.envisionreports.com/LXFR. If you received a Shareholder Meeting Notice and would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the Shareholder Meeting Notice. If you have previously elected to receive our proxy materials electronically, you will continue to receive access to those materials electronically unless you elect otherwise. Limited copies of proxy materials will be provided free of charge at the Annual General Meeting.

Copies of our Annual Report on Form 10-K (without exhibits) for the year ended December 31, 2021 filed with the SEC on February 25, 2022, and any other documents incorporated by reference in this proxy statement (the “Proxy Statement”) will also be made available on our website at https://www.luxfer.com/investors/reports-and-presentations/ prior to the Annual General Meeting. The Company’s U.K. Annual Report and Accounts for the year ended December 31, 2021, which consist of the U.K. statutory accounts, the Directors’ Report, the Directors’ Remuneration Report, the Strategic Report, and the Auditor’s Report (collectively, the “U.K. Annual Report and Accounts”) will also be made available on the Luxfer website. There will be an opportunity at the Annual General Meeting for shareholders to review, ask questions, or make comments on all proxy materials. Please refer to the section entitled “Where You Can Find More Information” on page 84 of the Proxy Statement for more information.

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ANNUAL GENERAL MEETING INFORMATION

INFORMATION AND CONCERNS RELATED TO COVID-19

Although we plan to hold the Annual General Meeting in person, considering the ongoing public health concerns surrounding the COVID-19 pandemic, we may deem it necessary to hold the Annual General Meeting solely by means of remote communication (i.e., a virtual-only meeting) or as a hybrid meeting (i.e., permitting both virtual and limited in-person attendance). In the event of such necessity, we will announce the decision in a press release and will file additional proxy soliciting material with the SEC. The details will also be posted on our website at https://www.luxfer.com/. While the health and wellbeing of our stakeholders is our priority, we are also committed to ensuring that shareholders can exercise their right to vote. Due to the potential risks of attending the Annual General Meeting in person and restrictions on travel and public gatherings, we encourage our shareholders to vote by internet, phone, or mail.

2022 Proxy Statement 3

QUESTIONS AND ANSWERS ABOUT THE
ANNUAL GENERAL MEETING

This Proxy Statement relates to the solicitation of proxies by the Board of Directors of Luxfer Holdings PLC (“Luxfer” or the “Company”) to be used at the Annual General Meeting of Shareholders and any adjournments thereof. The meeting will be held at the Luxfer MEL Technologies site, which is located at Lumns Lane, Manchester, M27 8LN, United Kingdom, on June 8, 2022, at 2:00 p.m. BST.

The following are questions that Luxfer shareholders may have regarding the proposals being considered at the Annual General Meeting and brief answers to those questions. Luxfer urges you to carefully read this entire Proxy Statement and the appendices, as the information in this section does not provide all information that may be important to you.

Q:	Who can vote at the Luxfer Annual General Meeting?

A:	The Board has set the close of business, Eastern Standard Time, on April 14, 2022, as the Voting Record Date for the Annual General Meeting. At the close of business on the Voting Record Date, we had 28,649,665 ordinary shares outstanding and entitled to vote. All Luxfer shareholders of record at the close of business on the Voting Record Date are entitled to vote on the matters set forth in this Proxy Statement and any other matter properly presented at the Annual General Meeting. Beneficial owners whose banks, brokers, or other custodians are shareholders registered in our share register with respect to the beneficial owners’ shares at the close of business on the Voting Record Date are entitled to vote on the matters set forth in this Proxy Statement and any other matter properly presented at the Annual General Meeting.

Each ordinary share is entitled to one vote on each matter that is properly brought before the Annual General Meeting.

Q:	What is a proxy statement and what is a proxy?

A:	A proxy statement is a document that U.S. Securities and Exchange Commission (“SEC”) regulations require us to provide when we ask you to sign a proxy designating individuals to vote on your behalf. A proxy is your legal designation of another person (a “proxy”) to vote on your behalf. By voting your proxy, you are giving the persons named on the proxy card the authority to vote your shares in the manner you indicate on your proxy card. You may vote your proxy over the internet, by phone, or by signing and dating the proxy card and submitting it by mail.

Q:	Upon what am I being asked to vote at the Annual General Meeting?

A:	You are being asked to consider and vote upon the following ordinary resolutions:

1.	To elect Andy Butcher as a Director of the Company.
2.	To elect Patrick Mullen as a Director of the Company.
3.	To re-elect Clive Snowdon as a Director of the Company.
4.	To re-elect Richard Hipple as a Director of the Company.
5.	To re-elect Lisa Trimberger as a Director of the Company.
6.	To approve, by non-binding advisory vote, the Directors’ Remuneration Report for the year ended December 31, 2021.
7.	To approve, by non-binding advisory vote, the compensation of Luxfer’s Named Executive Officers.
8.	To approve, by non-binding advisory vote, the frequency of “Say-On-Pay” votes.
9.	To ratify the re-appointment of PricewaterhouseCoopers LLP as the Independent Auditor of Luxfer Holdings PLC until conclusion of the 2023 Annual General Meeting.
10.	To authorize the Audit Committee of the Board of Directors to set the Independent Auditor’s remuneration.
11.	To approve the Company’s Amended and Restated Long-Term Umbrella Incentive Plan.
12.	To approve the Company’s Amended and Restated Non-Executive Directors Equity Incentive Plan.

4

QUESTIONS & ANSWERS ABOUT THE ANNUAL GENERAL MEETING

You are also being asked to consider and vote upon the following special resolutions:

13.	Subject to (i) the consent of the holders of the deferred shares of £0.0001 each in the capital of the Company (the “Deferred Shares”) being duly obtained in accordance with Article 7 of the Company’s Articles of Association and (ii) the confirmation of the court, to approve the reduction of the issued share capital of the Company by cancelling and extinguishing all of the issued Deferred Shares, each of which is fully paid up, and, of the amount by which the share capital is so reduced, an aggregate sum of £76,180.60 be repaid to the holders of Deferred Shares (pro rata to their holdings of Deferred Shares) and the remaining amount be credited to the Company’s reserves.
14.	Subject to Resolution 13 being duly passed as a special resolution and the capital reduction described therein taking effect, to approve amendment of the Company’s Articles of Association by deleting Article 5.2 and the definition of “Deferred Shares” set forth in Article 2.1.

Q:	What is the recommendation of Luxfer’s Board of Directors?

A:	The Board of Directors unanimously recommends that you vote “for” Resolutions 1 - 7 and 9 - 14, and “every 1 year” for Resolution 8.

Q:	What is the difference between a shareholder of record and a beneficial owner?

A:	If your shares are registered directly in your name with Computershare Trust Company, N.A. (“Computershare”), you are a “shareholder of record.” If your shares are held in a stock brokerage account or by a bank or other custodian, you are considered the “beneficial owner” of shares held in “street name”. As a beneficial owner, you have the right to direct your broker, bank, or other custodian on how to vote your shares.

Q:	How do I vote my shares?

A:	Your vote is important. We encourage you to vote promptly, which may save us the expense of a second mailing. If you are a holder of record, you may vote your shares in any of the following ways:

•	By Internet: You may vote your shares via the website www.envisionreports.com/LXFR. You may vote via the internet 24 hours a day through 11:59 p.m. EST on June 7, 2022 (4:59 a.m. BST on June 8, 2022). You may confirm that the system has properly recorded your vote. If you vote via the internet, you do not need to mail a proxy card. You may incur costs, such as internet access charges, if you vote online.

•	By Phone: Holders within the U.S., U.S. territories, and Canada may vote their shares toll free by calling 1-800-652-VOTE (8683).

•	By Mail: You may vote your shares by marking, dating, and signing your proxy card and returning it by mail in the enclosed postage-paid envelope.

•	In person at the Annual General Meeting: If you are a registered shareholder and choose not to vote via the internet, phone, or by mail, you may still attend the meeting and vote in person. If you vote prior to the meeting, you may still attend the meeting and vote in person.

If you are a beneficial holder, the instructions that accompany your proxy materials will indicate how you may vote. If you wish to attend the meeting and vote in person, you must bring a legal proxy from the organization that holds your Luxfer ordinary shares or a brokerage statement showing ownership of Luxfer ordinary shares as of the close of business, Eastern Standard Time, on the Voting Record Date.

Q:	What is the deadline to vote my shares if I do not vote in person at the Annual General Meeting?

A:	If you are a shareholder of record, you may vote by internet or phone until 11:59 p.m. EST on June 7, 2022 (4:59 a.m. BST on June 8, 2022) or, if you are a shareholder of record and submit a proxy card by mail, the proxy card must be received at the address stated on the proxy card by June 7, 2022. If you are a beneficial owner, please follow the voting instructions provided by your bank, broker, or other custodian.

2022 Proxy Statement 5

QUESTIONS & ANSWERS ABOUT THE ANNUAL GENERAL MEETING

Q:	How do I attend the Annual General Meeting?

A:	All shareholders of record, whether registered or beneficial, as of the close of business, Eastern Standard Time, on the Voting Record Date are invited to attend the Annual General Meeting. Representatives of institutional shareholders must bring a legal proxy or other proof that they are representatives of an institution that held shares as of the close of business, Eastern Standard Time, on the Voting Record Date and are authorized to vote on behalf of such institution.

Q:	May I change or revoke my proxy?

A:	If you are a shareholder of record and have already voted, you may change or revoke your proxy before it is exercised at the Annual General Meeting in the following ways:

▪	By voting via internet or phone at a later date than your previous vote but prior to the voting deadline of 11:59 p.m. EST on June 7, 2022 (4:59 a.m. BST on June 8, 2022);
▪	By mailing a proxy card that is properly signed and dated later than your previous vote and that is received by June 7, 2022; or
▪	By attending the Annual General Meeting and voting in person.

If you are a beneficial owner, you must contact the record holder of your shares to revoke a previously authorized proxy or voting instructions.

Q:	If my Luxfer ordinary shares are held in “street name” by my broker, bank, or other custodian, will my broker, bank, or other custodian vote my shares for me?

A:	Yes. If your Luxfer ordinary shares are held in “street name” by your broker, bank, or other custodian, only that holder can vote your Luxfer ordinary shares, and the vote cannot be cast unless you provide instructions to your broker, bank, or other custodian or obtain a legal proxy from your broker, bank, or other custodian. Please follow the directions provided by your broker, bank, or other custodian regarding how to instruct such person to vote your Luxfer ordinary shares.

Q:	What is the effect of broker non-votes and abstentions?

A:	A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular agenda item because the broker does not have discretionary voting power for that item and has not received instructions from the beneficial owner. Although brokers have discretionary power to vote your shares with respect to “routine” matters, they do not have discretionary power to vote your shares on “non-routine” matters pursuant to NYSE rules. If you do not provide voting instructions for matters considered “non-routine,” a broker non-vote occurs. If a broker does not receive voting instructions from you regarding non-routine matters, the broker non-vote will have no effect on the vote on such agenda items. For example, the ratification of the selection of the independent auditor is considered a routine matter, and your broker can vote for or against this resolution at its discretion, but the election of Directors is not considered routine for these purposes.

Q:	How will my shares be voted if I do not specify how they should be voted?

A:	If you submit a proxy to Luxfer-designated proxy holders and do not provide specific voting instructions, you instruct Luxfer-designated proxy holders to vote your shares in accordance with the recommendations of the Board of Directors.

Q:	How will voting on any other business be conducted?

A:	Other than matters incidental to the conduct of the Annual General Meeting and those set forth in this Proxy Statement, we do not know of any business or proposals to be considered at the Annual General Meeting. If any other business is proposed and properly presented at the Annual General Meeting, you instruct Luxfer-designated proxy holders, in the absence of other specific instructions or the appointment of other proxy holders, to vote your shares in accordance with the recommendations of the Board of Directors.

6

QUESTIONS & ANSWERS ABOUT THE ANNUAL GENERAL MEETING

Q:	What constitutes a quorum for the Annual General Meeting?

A:	A quorum is necessary to hold a valid meeting of shareholders. Our Articles of Association require a quorum of two members present in person or by proxy and entitled to vote in order to transact business at a general meeting. A shareholder that is a company is to be considered present if it is represented by a duly authorized representative.

Your shares will be counted towards the quorum if you submit a proxy or vote at the Annual General Meeting. If there is not a quorum, the Annual General Meeting shall be adjourned to another day (being not less than 10 days later, excluding the day on which the meeting is adjourned and the day for which it is reconvened) and at such other time or place as the Chair of the meeting may decide.

Q:	What happens if the Annual General Meeting is adjourned or postponed?

A:	Your proxy will still be effective and will be voted at the rescheduled Annual General Meeting. You will still be able to change or revoke your proxy until it is voted.

Q:	How can I find the results of the Annual General Meeting?

A:	Preliminary results will be announced at the Annual General Meeting. Results will also be published in a current report on Form 8-K to be filed with the SEC within four business days after the meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Q:	Why did I receive more than one set of proxy materials or multiple proxy cards?

A:	You may have received multiple sets of proxy materials if you hold your shares in different ways or accounts (for example, 401(k) accounts, joint tenancy, trusts, custodial accounts) or in multiple accounts. If you are the beneficial owner of shares held in “street name,” you will receive your voting information from your bank, broker, or other custodian, and you will vote as indicated in the materials you receive from your bank, broker, or other custodian. Please vote your proxy for each separate account you have.

Q:	Why did my household receive only one copy of the proxy materials?

A:	We take advantage of the SEC’s “householding” rules to reduce the delivery cost of materials. Under such rules, only one set of proxy materials is delivered to multiple shareholders sharing an address unless we have received contrary instructions from one or more of the shareholders. If you are a shareholder sharing an address and wish to receive a separate copy of the proxy materials, you may so request by contacting Computershare by phone at 1-866-641-4276 or by email at investorvote@computershare.com (please include “Proxy Materials Luxfer Holdings PLC” in the subject line and include your full name and address). A separate copy will promptly be provided following receipt of your request, and you will receive separate materials in the future. If you currently share an address with another shareholder but are nonetheless receiving separate copies of the materials, you may request delivery of a single copy in the future by contacting Computershare at the phone number or email address shown above.

2022 Proxy Statement 7

PROXY STATEMENT SUMMARY

This summary includes information contained elsewhere in this Proxy Statement. We urge you to carefully read the remainder of this Proxy Statement, including the attached appendices, as this summary does not provide all the information that may be important to you with respect to matters being considered at the Annual General Meeting. See also the section entitled “Where You Can Find More Information” on page 84.

The Annual General Meeting of Luxfer shareholders will be held at the Luxfer MEL Technologies site, located at Lumns Lane, Manchester, M27 8LN, United Kingdom (with entrance on Rake Lane), on Wednesday, June 8, 2022, at 2:00 p.m. BST.

Ordinary Resolutions:		Our Board of Directors Recommends You Vote:
1.	To elect Andy Butcher a Director of the Company.	FOR
2.	To elect Patrick Mullen as a Director of the Company.	FOR
3.	To re-elect Clive Snowdon as a Director of the Company.	FOR
4.	To re-elect Richard Hipple as a Director of the Company.	FOR
5.	To re-elect Lisa Trimberger as a Director of the Company.	FOR
6.	To approve, by non-binding advisory vote, the Directors’ Remuneration Report for the year ended December 31, 2021 (the “Directors’ Remuneration Report”).	FOR
7.	To approve, by non-binding advisory vote, the compensation of the Company’s Named Executive Officers (the “Named Executive Officers”).	FOR
8.	To approve, by non-binding advisory vote, the frequency of “Say-On-Pay” votes.	EVERY 1 YEAR
9.	To ratify the re-appointment of PricewaterhouseCoopers LLP as the independent auditor (the “Independent Auditor”) of the Company until conclusion of the 2023 Annual General Meeting.	FOR
10.	To authorize the Audit Committee of the Board of Directors to set the Independent Auditor’s remuneration.	FOR
11.	To approve the Company’s Amended and Restated Long-Term Umbrella Incentive Plan.	FOR
12.	To approve the Company’s Amended and Restated Non-Executive Directors Equity Incentive Plan.	FOR
Special Resolutions
13.	Subject to (i) the consent of the holders of the deferred shares of £0.0001 each in the capital of the Company (the “Deferred Shares”) being duly obtained in accordance with Article 7 of the Company’s Articles of Association and (ii) the confirmation of the court, to approve the reduction of the issued share capital of the Company by cancelling and extinguishing all of the issued Deferred Shares, each of which is fully paid up, and that, of the amount by which the share capital is so reduced, an aggregate sum of £76,180.60 be repaid to the holders of Deferred Shares (pro rata to their holdings of Deferred Shares) and the remaining amount be credited to the Company’s reserves.	FOR
14.	Subject to Resolution 13 being duly passed as a special resolution and the capital reduction described therein taking effect, to approve amendment of the Company’s Articles of Association by deleting Article 5.2 and the definition of “Deferred Shares” set forth in Article 2.1.	FOR

Only Luxfer shareholders of record at the close of business, Eastern Standard Time, on April 14, 2022 (the “Voting Record Date”) are eligible to receive notice of and vote at the AGM. If you are the beneficial owner of Luxfer ordinary shares (i.e., you hold Luxfer ordinary shares in “street name”) as of the Voting Record Date, you will have the right to direct your broker, bank, trust, or other nominee on how to vote such shares at the AGM. If you are a shareholder of record or a beneficial owner as of the Voting Record Date, we encourage you to cast your vote as soon as possible in one of the following ways:

VOTE BY INTERNET www.envisionreports.com/LXFR	VOTE BY PHONE 1-600-652-VOTE (8683) *Available to U.S. and Canadian holders only	VOTE BY MAIL See Proxy Card	VOTE IN PERSON

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PROXY STATEMENT SUMMARY

2021 BUSINESS AND PERFORMANCE HIGHLIGHTS

Fiscal year 2021 was defined by strong end-market demand, supply chain challenges, a highly competitive labor market, and the evolving impacts from COVID-19. Despite this backdrop, we delivered strong business results for the year, including a 15.2% sales increase, 7.5% organic revenue growth, and a 17.6% EBITDA increase.2 Full year cash flow was strong even after making a total of $18.2 million in payments to our U.K. pension to achieve zero pension deficit based on our 2021 tri-annual valuation. Our net debt finished the year at $53.4 million, a slight expansion from the prior year, with a net debt to EBITDA ratio of 0.8 times. On a trailing twelve-month basis, we delivered 17.4% ROIC from adjusted earnings. We also returned approximately $20 million to shareholders through dividends and share buybacks throughout the year. These results demonstrate that 2021 was another solid year of balance sheet strength with operating cash flow generation, improved pension performance and position, and completion of a new five-year revolving credit facility. Despite lingering uncertainties and supply chain constraints related to the pandemic, our strong balance sheet affords us greater flexibility and better positioning to create additional value for our shareholders in 2022.

OUR BOARD OF DIRECTORS

Name	Age	Independent	Director Since	Board Committee Membership
Andy Butcher (CEO)	53		2022	None
Patrick Mullen (Board Chair)	57		2021	Nominating & Governance; Remuneration
Clive Snowdon	69		2016	Nominating & Governance (Chair); Audit
Richard Hipple	69		2018	Remuneration (Chair); Audit
Lisa Trimberger	61		2019	Audit (Chair); Remuneration

The Company wishes to highlight the following Board transitions:

•	Alok Maskara, who has served as Chief Executive Officer and a member of Luxfer’s Board since May 2017, has elected to leave the Company in pursuit of another opportunity. With unanimous approval from the Board, Andy Butcher was named Chief Executive Officer and a member of Luxfer’s Board of Directors, effective May 6, 2022.

•	Patrick Mullen was appointed as a Non-Executive Director in September 2021. Mr. Mullen was identified as a potential new Director due largely to his executive management and leadership experience and his extensive global industrial and engineering background. As of January 1, 2022, he serves as a member of the Nominating and Governance Committee and the Remuneration Committee.

•	David Landless, who was elected to the Board in 2013 and served as Board Chair since 2019, announced his decision not to stand for re-election at the 2022 Annual General Meeting. Mr. Landless’ retirement is in accordance with the Company’s Corporate Governance Guidelines, which advise retirement of Directors after nine years of service. Effective March 11, 2022, the Board appointed Mr. Mullen to succeed Mr. Landless as Board Chair. Mr. Mullen will continue to serve as a member of the Nominating and Governance Committee and the Remuneration Committee.

•	Allisha Elliott, who was elected to the Board in 2019, resigned from the Board effective December 31, 2021. Ms. Elliott’s resignation was not the result of any disagreement with management or the Board, but rather, was driven by personal considerations.

For more information on our Directors, please see “Directors Standing for Election or Re-Election” on page 33.

[2]	Organic revenue growth and EBITDA are non-GAAP measures. For a reconciliation and explanation of these non-GAAP measures, see Appendix A.

2022 Proxy Statement 9

PROXY STATEMENT SUMMARY

CORPORATE GOVERNANCE HIGHLIGHTS

Luxfer is committed to strong corporate governance practices and policies, which support effective Board leadership and prudent management practices. Key features of our corporate governance practices include the following:

•	Annual election of all Directors, with majority voting in uncontested Director elections;
•	All Director nominees are independent, except for our CEO;
•	Independent Board Chair;
•	Independent Audit, Nominating and Governance, and Remuneration Committees;
•	No Director nominees have disclosable related party transactions or conflicts of interest;
•	Robust risk oversight by the full Board, with specific responsibilities delegated to the relevant Board Committees;
•	Purposeful inclusion of key risk areas on Board and/or Committee agendas, enabling continuous Board oversight of risk mitigation;
•	Engagement with business leaders to discuss short-term and long-term strategic opportunities and associated risks;
•	Annual advisory vote on executive compensation;
•	Incentive compensation includes design features intended to balance “Pay for Performance” with the appropriate level of risk taking;
•	Commitment to Board refreshment and diversity;
•	Range of Director tenures and experience facilitate effective oversight and a balance between historical experience and fresh perspectives;
•	Annual Board and Committee self-assessments to enable evolution and improvement of Board skill and perspective;
•	Annual review of Committee Charters and Corporate Governance Guidelines to ensure alignment with best practices;
•	Stock Ownership Guidelines for Directors and Executive Officers to encourage investment in the Company and alignment with shareholder interests;
•	Provisions on overboarding for Directors;
•	Policies prohibiting hedging, pledging, short sales, and margin accounts in relation to Company securities; and
•	Commitment to health, safety, and environmental sustainability.

For more information on Corporate Governance, please see the section entitled “Corporate Governance” on page 40.

ENVIRONMENT, SOCIAL, AND GOVERNANCE HIGHLIGHTS

Our inaugural ESG Report published in 2020 established environmental goals which we aim to achieve by 2025. In 2021, the Board focused on our efforts to promote long-term shareholder value through our actions in ESG, including investments in projects that would have the most impact on our carbon footprint. We look forward to providing further details on our progress in an updated ESG Report to be published in late 2022. Key features of our 2021 ESG efforts include:

•	Board’s oversight of ESG matters, including strategic planning, risks, and opportunities, with regular updates from the CEO and senior management;
•	Targeted investments in new projects and technology to reduce our carbon footprint and increase operational efficiencies;
•	Implementation of our Company-wide ESG balanced scorecard to collect detailed data and track progress on CO2, waste, water, social, and governance KPIs;
•	Biannual ESG scorecard reviews with the CEO, senior management, and environmental, health, and safety team members;
•	Carbon Life Cycle Analyses on key products to improve product sustainability;
•	New requirements for suppliers and distributors to attest compliance with our Third Party Code of Conduct;
•	Increased talent, investment, and resources for IT security;
•	Expanded diversity, equity, and inclusion recruitment practices and increased diversity training;
•	Demonstrated track record of safety performance; and
•	Continued fostering a performance culture with high ethical standards that values integrity, accountability, and innovation, and which is designed to encourage individual growth and operational effectiveness.

For more information on Luxfer’s ESG efforts, please see the section entitled “Environment, Social, and Human Capital Initiatives” on page 45.

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PROXY STATEMENT SUMMARY

EXECUTIVE COMPENSATION HIGHLIGHTS

The Remuneration Committee of Luxfer’s Board of Directors believes that the most effective executive compensation program aligns executive initiatives with shareholders’ economic interests. The Committee seeks to accomplish this alignment by rewarding the achievement of specific annual, long-term, and strategic goals that create lasting shareholder value. Luxfer’s compensation program includes the following compensation elements: (i) base salary; (ii) non-equity incentive compensation; (iii) long-term equity incentive awards; (iv) pension or 401(k) contributions; (v) employee share purchase plans; and (vi) other benefits, such as flex-perks and healthcare, life, and disability insurance coverage.

2021 NAMED EXECUTIVE OFFICERS’ COMPENSATION STRUCTURE

Luxfer continued to emphasize “Pay for Performance” in 2021, specifically through non-equity incentive compensation for most employees and equity awards pursuant to the Long-Term Umbrella Incentive Plan (“LTIP”) for executives and senior management. The LTIP ensures alignment between Luxfer’s management team and our shareholders, as the majority of LTIP awards are based upon the achievement of specific targets involving (i) earnings per share and (ii) relative total shareholder return, as measured against a group of the Company’s peers. In addition to LTIP awards, non-equity incentive compensation also incentivizes business performance, as they are based upon the income and cash conversion of each Executive’s business unit or Luxfer’s overall performance, as applicable, and, with respect to Executives Officers other than the CEO and CFO, the Executive Officer’s individual balanced scorecard objectives. Given the Company’s strong financial performance in 2021, the non-equity incentive compensation awarded in 2021 was higher than that in previous years, as most business units exceeded their Budget Management EBITA and Cash Conversion targets. Additionally, the equity awards granted to Executive Officers under the LTIP for fiscal 2021 performance are expected to be substantial, as the Company achieved a 25.2% adjusted earnings per share increase, exceeding the Maximum target for the year. The measurement period for the total shareholder return metric remains ongoing.3

These Executive Compensation Highlights should be read in connection with the Executive Compensation information included in this Proxy Statement, including the sections entitled “Executive Compensation Discussion and Analysis” and “Executive Compensation Tables” (see pages 56 through 76).

[3]	Management EBITA and Cash Conversion are non-GAAP measures. For a reconciliation and explanation of these non-GAAP measures, see Appendix A.

2022 Proxy Statement 11

ORDINARY RESOLUTIONS

RESOLUTIONS 1 - 5: ELECTION OF
DIRECTORS

On the recommendation of the Nominating and Governance Committee, the Board of Directors has nominated the Directors listed below for election or re-election for a one-year term expiring on the completion of the 2023 Annual General Meeting. Management has no reason to believe that any Directors named below would be unable to serve their full term if elected.

Biographies of the Director nominees are included in the section entitled “Biographical Information” on page 34. These biographies include, for each Director, their age; business experience; the publicly held and other organizations of which they are or have been Directors within the past five years; and a discussion of the specific experience, qualifications, attributes, or skills that led to the conclusion that each should serve as a Director.

Resolutions 1 - 5 are ordinary resolutions. The text of Resolutions 1 - 5 are as follows:

1.	To elect Andy Butcher as a Director of the Company.
2.	To elect Patrick Mullen as a Director of the Company.
3.	To re-elect Clive Snowdon as a Director of the Company.
4.	To re-elect Richard Hipple as a Director of the Company.
5.	To re-elect Lisa Trimberger as a Director of the Company.

Under our Articles of Association, the election or re-election of each Director requires the affirmative vote of a majority of the votes cast in person or by proxy at the Annual General Meeting. A nominee who does not receive a majority of the votes cast on the relevant resolution will not be elected to our Board. Your proxies cannot be voted for a greater number of persons than the number of Directors named in this Proxy Statement.

The Board of Directors recommends a vote “FOR” each Director nominee.

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ORDINARY RESOLUTIONS

RESOLUTION 6: DIRECTORS’
REMUNERATION REPORT

In accordance with Sections 439 and 440 of the Companies Act 2006, our shareholders have the opportunity to cast an advisory vote to approve the Directors’ Remuneration Report.

Resolution 6 is an ordinary resolution. The text of Resolution 6 is as follows:

6.	To approve, by non-binding advisory vote, the Directors’ Remuneration Report.

As Resolution 6 is an advisory vote, the result of the vote is advisory only and will not be legally binding on the Board of Directors or any committee thereof to take any action or refrain from taking any action. However, our Board values the opinions of our shareholders as expressed through advisory votes and other communications and will carefully consider the outcome of the advisory vote.

The Board of Directors and Remuneration Committee recommend a vote “FOR” the approval of the Directors’ Remuneration Report for the year ended December 31, 2021.

2022 Proxy Statement 13

ORDINARY RESOLUTIONS

RESOLUTION 7: EXECUTIVE
COMPENSATION

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 and the related rules of the SEC, our shareholders have the opportunity to cast an advisory vote to approve the compensation of our Named Executive Officers disclosed in the sections of this Proxy Statement entitled “Executive Compensation Discussion and Analysis” and “Executive Compensation Tables” on pages 56 through 76.

Executive compensation is an important matter to the Board of Directors, the Remuneration Committee, and our shareholders. We have designed our executive compensation program to align executive and shareholder interests by rewarding the achievement of specific annual, long-term, and strategic goals that create long-term shareholder value. We believe that our executive compensation program (i) provides competitive compensation that will motivate and reward executives for achieving financial and strategic objectives; (ii) provides rewards commensurate with performance to incentivize the Named Executive Officers to perform at their highest levels; (iii) encourages growth and innovation; (iv) attracts and retains the Named Executive Officers and other key executives; and (v) aligns our executive compensation with shareholders’ interests through the use of long-term equity incentive awards.

The Remuneration Committee has overseen the development and implementation of our executive compensation program in line with the foregoing compensation objectives. The Remuneration Committee also continuously reviews, evaluates, and updates our executive compensation program to ensure that we provide competitive compensation that motivates the Named Executive Officers and other key executives to perform at their highest levels, while increasing long-term value to our shareholders.

Resolution 7 is an ordinary resolution. The text of Resolution 7 is as follows:

7.	To approve, by non-binding advisory vote, the compensation of the Company’s Named Executive Officers.

As Resolution 7 is an advisory vote, the result of the vote is advisory only and will not be legally binding on the Board of Directors or any committee thereof to take any action or refrain from taking any action. However, our Board values the opinions of our shareholders as expressed through advisory votes and other communications and will carefully consider the outcome of the advisory vote.

The Board of Directors and Remuneration Committee recommend a vote “FOR” the approval of the compensation of the Named Executive Officers.

14

ORDINARY RESOLUTIONS

RESOLUTION 8: “SAY-ON-PAY” VOTES

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 and the related rules of the SEC, our shareholders have the opportunity to cast an advisory vote to approve the compensation of our Named Executive Officers. Resolution 8 affords shareholders the opportunity to cast an advisory vote on how often we should include a Say-On-Pay proposal in our proxy materials for future annual shareholder meetings or any special shareholder meeting for which we must include executive compensation information in that meeting’s proxy statement (a “Say-On-Pay Vote”). Under this Resolution 8, shareholders may vote to hold the Say-On-Pay Vote every year, every two years, or every three years.

As an advisory vote, this proposal is not binding on Luxfer, the Board of Directors, or the Remuneration Committee. However, the Board of Directors and the Remuneration Committee value the opinions expressed by shareholders in their votes on this proposal and will consider the outcome of the vote when making future decisions regarding the frequency of conducting a Say-On-Pay Vote.

It is expected that the next Say-On-Pay Vote will occur at the 2023 Annual General Meeting.

Resolution 8 is an ordinary resolution. The text of Resolution 8 is as follows:

8.	To approve, by non-binding advisory vote, the frequency of “Say-On-Pay” votes.

As Resolution 8 is an advisory vote, the result of the vote is advisory only and will not be legally binding on the Board of Directors or any committee thereof to take any action or refrain from taking any action. However, our Board values the opinions of our shareholders as expressed through advisory votes and other communications and will carefully consider the outcome of the advisory vote.

The Board of Directors and Remuneration Committee recommend a vote of “EVERY 1 YEAR” as to the frequency of Say-On-Pay votes on executive compensation.

2022 Proxy Statement 15

ORDINARY RESOLUTIONS

RESOLUTION 9: APPOINTMENT OF
INDEPENDENT AUDITOR

The Audit Committee has selected and appointed PricewaterhouseCoopers LLP (“PwC”) to audit the Company’s financial statements for the fiscal year ending December 31, 2022. The Board, upon the recommendation of the Audit Committee, is asking Luxfer shareholders to ratify the re-appointment of PwC as the Independent Auditor of the Company. Although approval is not required by our Articles of Association, the Board of Directors is submitting the re-appointment of PwC to our shareholders because we value our shareholders’ views on our Independent Auditor. If the re-appointment of PwC is not ratified by shareholders, it will be considered a notice to the Board of Directors and the Audit Committee to consider the selection of a different firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different Independent Auditor at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders. In accordance with the Companies Act 2006, any appointment of the Company’s Independent Auditor will continue to be subject to shareholder ratification.

The Audit Committee is directly responsible for the appointment, remuneration, retention, and oversight of the Independent Auditor retained to audit the Company’s financial statements. PwC has been retained as the Company’s Independent Auditor since 2015. In determining whether to re-appoint PwC as the Company’s Independent Auditor, the Audit Committee took into account a number of factors, including PwC’s independence and objectivity; PwC’s capability and expertise in handling our industry, including the expertise and capability of the lead engagement partner; historic and recent performance, including the extent and quality of PwC’s communications with the Audit Committee; the results of management and Audit Committee assessments of PwC’s overall performance; the appropriateness of PwC’s fees, both on an absolute basis and as compared with its peers; and the length of time that PwC has been engaged. Consistent with regular rotation requirements, a new lead engagement partner was appointed to lead PwC's audit of Luxfer's financial statements in 2020. The members of the Audit Committee and the Board of Directors believe that the continued retention of PwC as the Company’s Independent Auditor is in the best interests of the Company and our shareholders.

We expect that a representative of PwC will be present at the Annual General Meeting and will have the opportunity to make a statement, if he or she desires, as well as be available to respond to any questions.

Resolution 9 is an ordinary resolution. The text of Resolution 9 is as follows:

9.	To ratify the re-appointment of PricewaterhouseCoopers LLP as the Independent Auditor of the Company until conclusion of the 2023 Annual General Meeting.

Ratification of the re-appointment of PricewaterhouseCoopers LLP as the Independent Auditor of Luxfer Holdings PLC for the year ending December 31, 2022 requires the affirmative vote of a majority of the votes cast in person or by proxy at the Annual General Meeting.

The Board of Directors and the Audit Committee recommend a vote “FOR” the ratification of the re-appointment of PricewaterhouseCoopers LLP as the Independent Auditor of the Company for 2022.

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ORDINARY RESOLUTIONS

RESOLUTION 10: INDEPENDENT

AUDITOR’S REMUNERATION

The Board, upon the recommendation of the Audit Committee, is asking Luxfer’s shareholders to authorize the Audit Committee of the Board of Directors to set the Independent Auditor’s remuneration.

The Audit Committee is directly responsible for the appointment, remuneration, retention, and oversight of the Independent Auditor retained to audit Luxfer's financial statements. The Audit Committee, with the input of management, is responsible for the audit fee negotiations associated with the Company’s retention of PricewaterhouseCoopers LLP. The Audit Committee and the Board of Directors believe that the remuneration level set for our Independent Auditor is in the best interests of the Company and our shareholders.

Resolution 10 is an ordinary resolution. The text of Resolution 10 is as follows:

10.	To authorize the Audit Committee of the Board of Directors to set the Independent Auditor’s remuneration.

Authorization of the Audit Committee to set the Independent Auditor’s remuneration requires the affirmative vote of a majority of the votes cast in person or by proxy at the Annual General Meeting.

The Board of Directors and the Audit Committee recommend a vote “FOR” the authorization of the Audit Committee to set the Independent Auditor’s remuneration.

2022 Proxy Statement 17

ORDINARY RESOLUTIONS

RESOLUTION 11: LONG-TERM UMBRELLA

INCENTIVE PLAN

As an important retention tool and to align the long-term financial interests of the Company’s management with those of our shareholders, at the time of our initial public offering, we adopted the Luxfer Holdings PLC Long-Term Umbrella Incentive Plan (the “LTIP”). By its terms, no further Awards may be granted under the LTIP after October 2, 2022. In addition, only 93,550 ordinary shares remain available for issuance under both the LTIP and the Luxfer Holdings PLC Non-Executive Directors Equity Incentive Plan (the “Director EIP”). Given that continuation of long-term equity incentive compensation is essential in attracting, retaining, and motivating highly-qualified employees and executives, the Remuneration Committee and the Board believe that it would be in the best interest of our shareholders to approve an amendment and restatement of the LTIP to (i) extend its term; (ii) provide a fixed pool of ordinary shares available for grant; and (iii) update certain provisions to reflect changes in law and best practices since its adoption. In accordance with the NYSE Listed Company Manual, which requires a company whose shares are listed on the New York Stock Exchange to submit equity compensation plans (and any material revisions thereto) to a shareholder vote, the Board submits this Resolution 11 to shareholders to approve an amendment and restatement of the Luxfer Holdings PLC Long-Term Umbrella Incentive Plan (the “Amended and Restated LTIP”).

The material changes proposed in the Amended and Restated LTIP include:

•	Extending the term of the LTIP to June 8, 2032;

•	Providing for 1,400,000 Shares to be available for grant under the Amended and Restated LTIP on or after June 8, 2022, and decoupling the combined pool of Shares available for issuance under the LTIP and Director EIP;

•	Limiting the circumstances under which Shares underlying previously issued Awards may become available for reissuance;

•	Including a minimum vesting requirement of at least one year for all Awards, except that up to 5% of the Shares reserved under the Amended and Restated LTIP may be exempted from the minimum vesting period requirement;

•	Clarifying that the Awards granted under the Amended and Restated LTIP are subject to clawback policies and procedures, as set forth in the Award Agreement and the Directors’ Remuneration Policy;

•	Limiting the discretion of the Remuneration Committee to accelerate vesting of Awards;

•	Removing language related to the performance-based compensation exception under Section 162(m) of the Internal Revenue Code, which was eliminated by the Tax Cuts and Jobs Act of 2017; and

•	Clarifying that the Award Agreement may set forth minimum holding periods, specifically with respect to Performance-Based Awards, which Shares underlying such Awards must be held by the Participant for at least twelve months following the vesting, exercise, or lapse of transfer restrictions in respect of the Award.

Specifically, the Amended and Restated LTIP includes the following best practices:

•	Prohibition on Repricing. The Amended and Restated LTIP explicitly prohibits repricing of Awards, including any Award granted in substitution for outstanding Awards previously granted if such action would be considered repricing.

•	Minimum Vesting Period. Awards granted have a minimum vesting period of at least one year, except that up to 5% of the Shares reserved under the Amended and Restated LTIP may be exempted from the minimum vesting period requirement.

•	Separate Fixed Pool. The aggregate number of Shares available under the Amended and Restated LTIP is fixed and separate from the Shares available under the Amended and Restated Director EIP. The Amended and Restated LTIP does not contain an “evergreen” provision that would automatically increase the number of Shares available for issuance.

•	No Liberal Share Recycling. The Amended and Restated LTIP provides that any Shares (i) surrendered to pay the exercise price of an Option, (ii) withheld by the Company or tendered by the Participant to satisfy tax withholding obligations with respect to any Award, (iii) covered by a Stock Appreciation Right issued under the Plan that are not issued in connection with settlement in Shares upon exercise, or (iv) purchased by the Company using Option exercise proceeds will not be added back, or recycled, to the Amended and Restated LTIP.

18

ORDINARY RESOLUTIONS

•	No Dividends or Dividend Equivalents Paid on Unvested Awards. The Amended and Restated LTIP prohibits the payment of dividends or dividend equivalents on Awards until those Awards are earned and vested.

•	Awards Subject to Clawback and Forfeiture. Awards under the Amended and Restated LTIP are subject to the Company’s clawback policy (as described in more detail in this Proxy Statement and set forth in the Directors’ Remuneration Policy and Award Agreement), as well as any other forfeiture conditions determined by the Remuneration Committee and set forth in the Award Agreement or Plan.

If the Amended and Restated LTIP is approved by our shareholders, (i) the Amended and Restated LTIP will govern the grant of Awards on or after June 8, 2022; (ii) no Shares that remained available for issuance under the LTIP prior to June 8, 2022 will be issued on or after June 8, 2022; and (iii) no Shares underlying Awards granted prior to June 8, 2022 will be or become available for grants of Awards under the Amended and Restated LTIP on or after June 8, 2022. However, all outstanding Awards granted under the LTIP prior to June 8, 2022 will remain outstanding in accordance with their terms.

If shareholders do not approve the Amended and Restated LTIP, the LTIP will remain in effect through October 2, 2022, in accordance with its terms. As the LTIP has a ten year term, the Company would be unable to issue annual equity awards to its employees and executives in the coming years. In this event, the Remuneration Committee would be required to revise its compensation philosophy and devise other programs to attract, retain, and compensate employees and executives.

SUMMARY OF THE AMENDED AND RESTATED LTIP

The following is a summary of the key terms of the Amended and Restated LTIP. A copy of the Amended and Restated LTIP, which shows the proposed revisions by way of comparison against the LTIP, is attached hereto as Appendix B and incorporated herein. The information regarding the Amended and Restated LTIP set forth in this Proxy Statement is qualified in its entirety by reference to the full and complete text of the Amended and Restated LTIP. Any inconsistences between the information set forth herein and the text of the Amended and Restated LTIP shall be governed by the text of the Amended and Restated LTIP.

Purpose

The purpose of the Amended and Restated LTIP is to (i) attract and retain high-quality employees in an environment where compensation levels are based on global market practice; (ii) align rewards of employees with returns to shareholders; and (iii) reward the achievement of business targets and key strategic objectives. The Amended and Restated LTIP is designed to serve these goals by providing such employees with a proprietary interest in pursuing the Company’s long-term growth, profitability, and financial success.

Term

Unless the Amended and Restated LTIP is earlier terminated by the Board, Awards may be granted under the Amended and Restated LTIP until June 8, 2032.

Types of Awards

The equity or equity-related awards under the Amended and Restated LTIP are based on our ordinary shares (“Shares”). The Amended and Restated LTIP allows for the grant of (i) stock options to acquire our Shares (“Options”); (ii) stock appreciation rights (“SARs”); (iii) restricted stock (“Restricted Stock Awards”); (iv) restricted stock units (“RSUs”); (v) equity-based or equity-related awards, other than Options, SARs, Restricted Stock Awards, or RSUs (“Other Stock-Based Awards”); and (vi) cash incentive awards (“Cash Incentive Awards”) (collectively referred to as “Awards”).

Administration

Our Remuneration Committee (or other committee as the Board may appoint) (the “Committee”) will administer the Amended and Restated LTIP. Consistent with the terms of the Amended and Restated LTIP, the administrator will have the power to determine to whom the Awards will be granted; determine the amount, type, and other terms of Awards; interpret the terms and provisions of the Amended and Restated LTIP and Award Agreements; accelerate the exercise, vesting, or transfer of the Awards in the event of death or Disability or in the event that the Committee determines the conditions to such vesting, exercisability, or transferability are impractical or unachievable; extend the term of the Awards; provide for the crediting of dividends or dividend equivalents with respect to any Award; delegate certain duties under the Amended and Restated LTIP; and execute certain other actions authorized under the Amended and Restated LTIP.

2022 Proxy Statement 19

ORDINARY RESOLUTIONS

Eligibility

Any employee of the Company or any of its subsidiaries is eligible for selection by Committee to receive an Award under the Amended and Restated LTIP (such a person who is selected to receive an Award is referred to herein as a “Participant”). As of December 31, 2021, the Company and its subsidiaries had approximately 1,300 employees worldwide.

Available Shares

The maximum aggregate number of Shares that may be issued pursuant to the Awards under the Amended and Restated LTIP on or after June 8, 2022 shall not exceed 1,400,000 Shares, subject to adjustments due to recapitalization, reclassification, or other corporate events, as provided in the Amended and Restated LTIP. If any Shares subject to an Award are forfeited, if any Award or any portion of an Award lapses or expires (including the unvested portion of any Award granted subject to performance targets, which fails to achieve its performance targets in full), or if any Award is settled for cash (in whole or in part) in accordance with its terms, the Shares subject to such Award shall, to the extent of such forfeiture, lapse, expiration, or cash settlement, again be available for future grants of Awards under the Amended and Restated LTIP. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant and shall not be available for future grants of Awards: (i) Shares tendered by a Participant or withheld by the Company in payment of the exercise price of an Option; (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to any Award; (iii) Shares subject to a SAR that are not issued in connection with the settlement of the SAR in Shares upon exercise thereof; and (iv) Shares purchased on the open market with the cash proceeds from the exercise of Options. As of March 31, 2022, the market value of a Share was $16.80, representing the closing price on the NYSE on such day.

Awards

•	Options. We may grant Options to Participants as determined by the Committee. Unless otherwise determined by the Committee, Options may vest based on the basis of continued employment (“Time-Based”) or may be subject to performance conditions as determined by the Committee (“Performance-Based”) or both. The exercise price of each Option granted under the Amended and Restated LTIP may not be less than the fair market value of Shares as of the date of grant with respect to any Option granted to a Participant that is a U.S. taxpayer. Options may not be exercised later than ten years from the date of grant. The Committee will determine the methods and form of payment for the exercise price of an Option (including, in the discretion of the Committee, net physical settlement or other method of cashless exercise). Unless otherwise determined by the Committee, Options will vest and become exercisable with respect to one-fourth of the Shares subject to the Award on each of the first four anniversaries from the date of grant, provided the Participant is continuously employed by us through each respective anniversary. Upon the termination of the Participant’s employment for any reason other than for Cause (as defined in the Amended and Restated LTIP), all unvested Shares subject to a Time-Based Option will lapse as of the termination date, and any Performance-Based Option will vest pro rata based on the elapsed portion of the applicable performance period and our actual performance as of the date of termination. Except as otherwise provided in the Amended and Restated LTIP or in the applicable Award Agreement, the portion of any Option that is or becomes vested or exercisable as of the date of termination will lapse on the first anniversary of the date of termination of employment to the extent not theretofore. If the Participant’s employment is terminated for Cause, all Shares subject to an Option will lapse as of the termination.

•	SARs. A SAR is the right to an amount equal to the excess of the fair market value of Shares on the date of exercise over the exercise price of Shares subject to the SAR, settled in cash or Shares, as determined by the Committee at the date of grant. The Committee may grant Time-Based SARs and Performance-Based SARs. The exercise price of Shares subject to the SAR may not be less than the fair market value of Shares on the date of grant with respect to any SAR granted to a Participant that is a U.S. taxpayer. Unless otherwise determined by the Committee, SARs will vest and become exercisable with respect to one-fourth of the Shares subject to the Award on each of the first four anniversaries from the date of grant, provided the Participant is continuously employed by us through each respective anniversary. Upon the termination of the Participant’s employment for any reason other than for Cause, all unvested Shares subject to a Time-Based SAR will lapse as of the termination date, and any Performance-Based SAR will vest pro rata based on the elapsed portion of the applicable performance period and our actual performance as of the date of termination. Except as otherwise provided in the Amended and Restated LTIP or in the applicable Award Agreement, the portion of any SAR that is or becomes vested or exercisable as of the date of termination will lapse on the first anniversary of the date of termination of employment to the extent not theretofore. If the Participant’s employment is terminated for Cause, all Shares subject to a SAR will lapse as of the termination.

•	Restricted Stock Awards. A Restricted Stock Award is a grant of Shares subject to vesting conditions, restrictions on transferability, and any other restrictions set forth in the Award Agreement. Except as otherwise determined by the Committee, the holder of a Restricted Stock Award will have the right to vote the Shares subject to the Restricted Stock Award during the vesting period. The Committee may grant Time-Based Restricted Stock Awards or Performance-Based Restricted Stock Awards. Unless otherwise determined by the Committee, Time-Based Restricted Stock Awards will vest and become exercisable with respect to one-fourth of the Shares subject to the Award on each of the first four

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anniversaries from the date of grant, provided the Participant is continuously employed by us through each respective anniversary. If the Participant’s employment with us is terminated for any reason, the unvested Time-Based Restricted Stock Awards will be forfeited as of the termination date. With respect to Performance-Based Restricted Stock Awards, upon a termination of a Participant’s employment for any reason other than for Cause, the Award will vest pro rata based on the elapsed portion of the applicable performance period and our actual performance as of the date of termination. If the Participant’s employment with us is terminated for Cause, the Performance-Based Restricted Stock Awards will be forfeited.

•	RSUs. RSUs are rights to receive a number of Shares subject to the Award or the value thereof as of the specified date. The Committee may subject RSUs to restrictions to be specified in the Award Agreement. The Committee may grant Time-Based RSUs and Performance-Based RSUs. Unless otherwise determined by the Committee, Time-Based RSUs will vest and become exercisable with respect to one-fourth of the Shares subject to the Award on each of the first four anniversaries from the date of grant, provided the Participant is continuously employed by us through each anniversary. RSUs may be settled by delivery of Shares or cash equal to the fair market value of the specified number of Shares covered by the RSUs, or any combination thereof determined by the Committee at the date of grant. If the Participant’s employment with us is terminated for any reason, the unvested Time-Based RSUs will be forfeited as of the date of termination. With respect to Performance-Based RSUs, upon a termination of the Participant’s employment for any reason other than for Cause, the Award will vest pro rata based on the elapsed portion of the applicable performance period and our actual performance as of the date of termination. If the Participant’s employment with us is terminated for Cause, the Performance-Based RSUs will be forfeited.

•	Other Stock Based Awards. The Committee may grant Other Stock Based Awards. The Committee will determine the terms and conditions applicable to grants of Other Stock Based Awards at the time of grant. An Other Stock Based Award may (i) involve the transfer of Shares to Participants, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of Shares, (ii) be Time-Based or Performance-Based, and (iii) be in the form of, without limitation, SARs, phantom stock, restricted stock, RSUs, performance shares, deferred share units or share-denominated performance units; provided, however, that each Other Stock Based Award shall be denominated in, or shall have a value determined by reference to, a number of Shares that is specified at the time of the grant of such award. If the Participant’s employment with us is terminated for Cause, all outstanding Other Stock Based Awards will be forfeited.

•	Cash Incentive Awards. The Committee may grant Cash Incentive Awards, which may be settled in cash or in other property, including Shares, as determined by the Committee. Unless otherwise determined by the Committee, Cash Incentive Awards will be granted upon satisfaction of applicable performance conditions and will be deferred for at least two years, subject to continued service of the Participant and absence of the restatement of our financial results based on which such Cash Incentive Award was computed during the deferral period. If the Participant’s employment with us is terminated for Cause, all outstanding cash incentive Awards will be forfeited.

•	Dividends and Dividend Equivalents. No dividends or dividend equivalents will be paid to a Participant with respect to unvested Restricted Stock or RSUs. The Committee may, in its sole discretion, provide for the payment of dividends or dividend equivalents with respect to Restricted Stock and RSUs subject to the same restrictions, including but not limited to vesting, transferability or payment restrictions, that apply to the Restricted Stock and RSUs to which they relate.

•	Performance-Based Awards. The Committee may establish performance goals for Awards based on business criteria, including without limitation (i) net income or operating net income (before or after taxes, interest, depreciation, amortization, and/or nonrecurring/unusual items); (ii) return on assets, return on capital, return on equity, return on economic capital, return on other measures of capital, return on sales or other financial criteria; (iii) revenue or net sales; (iv) gross profit or operating gross profit; (v) cash flow; (vi) productivity or efficiency ratios; (vii) share price or total shareholder return; (viii) earnings per share; (ix) budget and expense management; (x) customer and product measures, including market share, high value client growth, and customer growth; (xi) working capital turnover and targets; (xii) margins; and (xiii) economic value added or other value added measurements. Each performance goal may be expressed on an absolute and/or relative basis and may be used to measure the performance of any individual or group of individuals, or the Company and its subsidiaries as a whole or any business unit of the Company or any subsidiary or any combination thereof, or compared to the performance of a group of comparator companies, or a published or special index. Performance goals may be adjusted in the event of a stock split, recapitalization, or similar corporate transaction, and may exclude the impact of charges for restructurings, discontinued operations, unusual or non-recurring items, fluctuations in currency exchange rates and the cumulative effects of accounting changes, or such other factors as the Committee, in its sole discretion, deems appropriate.

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Miscellaneous

•	Tax Withholding. Subject to the Committee’s approval, statutory tax withholding with respect to an Award may be satisfied by withholding from any payment related to an Award, by withholding Shares deliverable pursuant to the Award, or by tender by the Participant of Shares owned by such Participant for at least six months.

•	Mergers, Certain Changes in Capital Structure, or Change in Control. If any change is made to our capital structure without fair market value consideration, such as a stock split, subdivision, combination, reclassification, or similar change, which results in a change in the number of outstanding Shares or an extraordinary cash dividend or distribution, appropriate adjustments may be made by the Committee to (i) the number of Shares available for Awards, (ii) the exercise prices of Options and SARs, and (iii) the number of Shares subject to any outstanding Awards. The Committee will also have the discretion to make certain adjustments to Awards in the event of certain mergers. Upon occurrence of certain transactions, such as dissolution, liquidation, sale of all or substantially all of our assets, or merger in which we are not a surviving corporation, the Committee may provide for the cancellation or exchange of the Awards for some or all of the property received by the shareholders in a transaction. In the event of a change in control, (i) all Time-Based Awards will become fully vested and exercisable or settled and (ii) all Performance-Based Awards will become vested and exercisable or settled pro rata based on the elapsed portion of the applicable performance period and our actual performance as of the change in control.

•	Clawback. Each Award granted under the Amended and Restated LTIP shall be subject to the Company’s clawback policies and procedures, as set forth in the Award Agreement and Luxfer’s Directors’ Remuneration Policy.

•	No Repricing. Notwithstanding any provision of the Amended and Restated LTIP to the contrary, in no event shall (i) any repricing (within the meaning of U.S. generally accepted accounting principles or any applicable stock exchange rule) of Awards be permitted at any time under any circumstances or (ii) any new Awards be granted in substitution for outstanding Awards previously granted if such action would be considered a repricing (within the meaning of U.S. generally accepted accounting principles or any applicable stock exchange rule).

•	Minimum Vesting Requirement. The Amended and Restated LTIP contains a minimum vesting period for Awards of at least one year; provided that, to the extent determined by the Committee, the minimum vesting period will not apply to Awards covering, in the aggregate, no more than 5% of the Shares reserved for issuance under the Amended and Restated LTIP.

•	Limited Transferability of Awards. Awards granted under the Amended and Restated LTIP may not be transferred other than upon the death of the Participant.

Termination and Amendment

The Board may, at any time, suspend or discontinue the Amended and Restated LTIP or revise or amend it in any respect whatsoever; provided, however, that to the extent that any applicable law, regulation, or rule of a stock exchange requires shareholder approval in order for any such revision or amendment to be effective, such revision or amendment shall not be effective without such approval.

Summary of U.S. Federal Income Tax Consequences of Awards

•	Options. A Participant who is granted an Option generally will not recognize any ordinary income at the time of grant. Upon exercise, the Participant recognizes ordinary income equal to the aggregate fair market value of the Shares subject to Option over the aggregate exercise price of such Shares. Any ordinary income recognized in connection with the exercise of an Option by a Participant is subject to payroll taxes. The Company is generally entitled to a deduction at the same time and in the same amount as the Participant recognizes ordinary income.

•	Restricted Stock. A Participant generally will not recognize any ordinary income at the time a Restricted Stock Award is granted. When the restrictions lapse with regard to any portion of Restricted Stock, the Participant will recognize ordinary income in an amount equal to the fair market value of the Shares with respect to which the restrictions lapse, unless the Participant elected to realize ordinary income in the year the Award is granted in an amount equal to the fair market value of the Restricted Stock awarded, determined without regard to the restrictions. The amount of ordinary income recognized by the Participant is subject to payroll taxes. The Company is generally entitled to a deduction at the same time and in the same amount as the Participant recognizes ordinary income.

•	RSUs, SARs, Cash Incentive Awards, and Other Stock Based Awards. A Participant generally will not recognize income at the time an Award of RSUs, SARs, Cash Incentive Awards, and Other Stock Based Awards are granted. When RSUs, Cash Incentive Awards, or Other Stock Based Awards vest, whether based on service or performance or both, and when SARs are exercised, the Participant will recognize ordinary income in an amount equal to the cash paid or the fair market value of the Shares delivered. The amount of ordinary income recognized by the Participant is subject to payroll taxes. The

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Company is generally entitled to a deduction at the same time and in the same amount as the Participant recognizes ordinary income.

•	Section 162(m) Compensation Deduction Limitation. In general, Section 162(m) of the Code limits the Company’s U.S. tax deduction to $1,000,000 paid in any tax year to any “covered employee” as defined under Section 162(m), as amended. A “covered employee” includes each individual who served as our Chief Executive Officer or Chief Financial Officer at any time during the taxable year, each of the three other most highly compensated officers of the Company for the taxable year, and any other individual who was a covered employee of the Company for the preceding tax year beginning after December 31, 2016.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE AMENDED AND RESTATED LTIP. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF AN INDIVIDUAL’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR FOREIGN COUNTRY IN WHICH ANY ELIGIBLE PARTICIPANT MAY RESIDE.

SHARE HISTORY AND SHARE USAGE

In order to determine the number of ordinary shares to be authorized for issuance under the Amended and Restated LTIP and the Amended and Restated Director EIP, the Company considered historical burn rate calculations relative to market levels; shareholder value transfer (SVT) relative to ISS’ requirements; projected equity awards to be granted to existing employees, new hires, and Directors during the term of the plans; potential dilution that the requested shares may cause to existing shareholders; and a headroom analysis. Based on the Company’s review of historical and projected grant practices, we have provided that 1,400,000 shares be authorized for issuance under the Amended and Restated LTIP and 150,000 shares be authorized for issuance under the Amended and Restated Director EIP.

The following table sets forth information regarding historical Awards granted in the period from January 1, 2020 to March 31, 2022 – the three annual award periods preceding the date of the Annual General Meeting – and the corresponding burn rate. For purposes herein, burn rate is defined as the number of shares subject to equity-based awards granted in the year, divided by the weighted-average number of ordinary shares outstanding for that year.

Share Element	2022	2021	2020	Average Over 3 Annual Award Periods
Time-based RSUs and Options granted (LTIP)	129,000	110,800	131,392	123,731
Performance-based awards granted (LTIP) (1)	132,600	98,940	178,235	136,592
Time-based RSUs granted (Director EIP) (2)	-	19,184	27,280	23,232
Total awards granted	261,600	228,924	336,907	275,810
Weighted average ordinary shares outstanding during fiscal year (3)	27,490,741	27,698,691	27,557,219	-
Unadjusted annual burn rate	0.95%	0.83%	1.22%	1.00%
Total awards granted after multiplier (4)	523,200	457,848	673,814	551,621
Adjusted burn rate (5)	1.90%	1.65%	2.45%	2.00%

_____________________

(1)	To be granted at a future date in accordance with performance measures. Assumes achievement of Maximum performance target.

(2)	Subject to shareholder approval, awards to Non-Executive Directors in 2022 will be made pursuant to the Amended and Restated Non-Executive Directors Equity Incentive Plan and subject to a separate share pool.

(3)	With respect to 2022, this figure equals the weighted average shares outstanding for the 12-month period ending March 31, 2022.

(4)	ISS premium multiplier based on share price volatility = 2x

(5)	ISS burn rate benchmark for GICS-2010-Capital Goods = 3.24%

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ORDINARY RESOLUTIONS

Proposed Shares Authorized and Other Relevant Data
Luxfer Holdings PLC 3-year stock volatility	46.75%
Proposed shares to be authorized under Amended and Restated LTIP	1,400,000
Proposed shares to be authorized under Amended and Restated Director EIP	150,000
Outstanding awards (vested and unvested) for grants between 2017 and 2022 (1)	777,091
Shareholder Value Transfer (%)	8.5%
Duration of Plan, in years, during which shares will be available for issuance given proposed number of authorized shares (2)	5.6

_____________________

(1)	Measured as of February 1, 2022. With respect to performance-based awards, assumes achievement of Maximum performance target.

(2)	Calculated by taking sum of proposed shares to be authorized/average awards granted over 3 annual award periods.

PLAN BENEFITS

The amount and timing of Awards granted under the LTIP and the Amended and Restated LTIP are determined in the sole discretion of the Remuneration Committee. Therefore, future awards that would be received under the Amended and Restated LTIP by Executive Officers and other employees are not determinable at this time.

The following table sets forth information regarding Awards that were granted under the LTIP to (i) Named Executive Officers, (ii) all current Executive Officers as a group, and (iii) all other employees as a group during fiscal year 2021, our last completed fiscal year.

Name of Individual or Group	Number of RSUs (1)	Number of Options (1)
Named Executive Officers
Alok Maskara	49,754	-
Heather Harding	13,733	-
Andy Butcher	10,963	-
Graham Wardlow	-	7,435
Stephen Webster	-	3,392
All Current Executive Officers (2)	65,932	10,827
All Employees who are not Executive Officers	41,291	30,605

_____________________

(1)	The foregoing figures include dividends (in shares) accumulated through December 31, 2021.

(2)	Includes all SEC Section 16 Executive Officers of the Registrant as of April 1, 2022.

REGISTRATION WITH THE SEC

If the Amended and Restated LTIP is approved by shareholders, the Company will file, as soon as reasonably practicable following shareholder approval, a Registration Statement on Form S-8 with the U.S. Securities and Exchange Commission with respect to the ordinary shares authorized for issuance pursuant to the Amended and Restated LTIP.

Resolution 11 is an ordinary resolution. The text of Resolution 11 is as follows:

11.	To approve the Amended and Restated Luxfer Holdings PLC Long-Term Umbrella Incentive Plan.

Approval of the Amended and Restated Long-Term Umbrella Incentive Plan requires the affirmative vote of a majority of the votes cast in person or by proxy at the Annual General Meeting.

The Board of Directors and the Remuneration Committee recommend a vote “FOR” the approval of the Amended and Restated Luxfer Holdings PLC Long-Term Umbrella Incentive Plan.

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RESOLUTION 12: NON-EXECUTIVE
DIRECTORS EQUITY INCENTIVE PLAN

As an important retention tool and to align the long-term financial interests of the Company’s Non-Executive Directors with those of our shareholders, at the time of our initial public offering, we adopted the Luxfer Holdings PLC Non-Executive Directors Equity Incentive Plan (the “Director EIP”). By its terms, no further Awards may be granted under the Director EIP after October 2, 2022. In addition, only 93,550 ordinary shares remain available for issuance under both the Director EIP and the LTIP. Given that continuation of long-term equity incentive compensation is essential in attracting, retaining, and compensating highly-qualified Non-Executive Directors, the Board believes that it would be in the best interest of our shareholders to approve an amendment and restatement of the Director EIP to (i) extend its term; (ii) provide a fixed pool of ordinary shares available for grant; and (iii) update certain provisions to reflect changes in law and best practices since its adoption. In accordance with the NYSE Listed Company Manual, which requires a company whose shares are listed on the New York Stock Exchange to submit equity compensation plans (and any material revisions thereto) to a shareholder vote, the Board submits this Resolution 12 to shareholders to approve an amendment and restatement of the Luxfer Holdings PLC Non-Executive Directors Equity Incentive Plan (the “Amended and Restated Director EIP”).

The material changes proposed in the Amended and Restated Director EIP include:

•	Extending the term of the Director EIP to June 8, 2032;

•	Providing for 150,000 Shares to be available for grant under the Amended and Restated Director EIP on or after June 8, 2022, and decoupling the combined pool of Shares available for issuance under the Director EIP and LTIP; and

•	Limiting the circumstances under which Shares underlying previously issued Awards may become available for reissuance.

Specifically, the Amended and Restated Director EIP includes the following best practices:

•	Prohibition on Repricing. The Amended and Restated Director EIP explicitly prohibits repricing of Awards, including any Award granted in substitution for outstanding Awards previously granted if such action would be considered repricing.

•	Separate Fixed Pool. The aggregate number of Shares available under the Amended and Restated Director EIP is fixed and separate from the Shares available under the Amended and Restated LTIP. The Amended and Restated Director EIP does not contain an “evergreen” provision that would automatically increase the number of Shares available for issuance.

•	No Liberal Share Recycling. The Amended and Restated Director EIP provides that any Shares (i) surrendered to pay the exercise price of an Option, (ii) withheld by the Company or tendered by the Participant to satisfy tax withholding obligations with respect to any Award, or (iii) purchased by the Company using Option exercise proceeds will not be added back, or recycled, to the Amended and Restated Director EIP.

•	No Dividends or Dividend Equivalents Paid on Unvested Awards. The Amended and Restated Director EIP prohibits the payment of dividends or dividend equivalents on Awards until those Awards are earned and vested.

If the Amended and Restated Director EIP is approved by our shareholders, (i) the Amended and Restated Director EIP will govern the grant of Awards on or after June 8, 2022; (ii) no Shares that remained available for issuance under the Director EIP prior to June 8, 2022 will be issued on or after June 8, 2022; and (iii) no Shares underlying Awards granted prior to June 8, 2022 will be or become available for grants of Awards under the Amended and Restated Director EIP on or after June 8, 2022. However, all outstanding Awards granted under the Director EIP prior to June 8, 2022 will remain outstanding in accordance with their terms.

If shareholders do not approve the Amended and Restated Director EIP, the Director EIP will remain in effect through October 2, 2022, in accordance with its terms. As the Director EIP has a ten year term, the Company would be unable to issue annual equity awards to its Non-Executive Directors in the coming years. In this event, the Board would be required to revise its compensation philosophy and devise other programs to attract, retain, and compensate the Company’s Non-Executive Directors.

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ORDINARY RESOLUTIONS

SUMMARY OF THE AMENDED AND RESTATED DIRECTOR EIP

The following is a summary of the key terms of the Amended and Restated Director EIP. A copy of the Amended and Restated Director EIP, which shows the proposed revisions by way of comparison against the Director EIP, is attached hereto as Appendix C and incorporated herein. The information regarding the Amended and Restated Director EIP set forth in this Proxy Statement is qualified in its entirety by reference to the full and complete text of the Amended and Restated Director EIP. Any inconsistences between the information set forth herein and the text of the Amended and Restated Director EIP shall be governed by the text of the Amended and Restated Director EIP.

Purpose

The purpose of the Amended and Restated Director EIP is to promote the interests of the Company and its shareholders by allowing the Company to attract and retain highly qualified Non-Executive Directors by permitting them to obtain or increase their proprietary interest in the Company.

Term

Unless the Amended and Restated Director EIP is earlier terminated by the Board, Awards may be granted under the Amended and Restated Director EIP until June 8, 2032.

Types of Awards

The equity or equity-related awards under the Amended and Restated Director EIP are based on our ordinary shares (“Shares”). The Amended and Restated Director EIP allows for the grant of (i) stock options to acquire our Shares (“Options”); (ii) restricted stock (“Restricted Stock Awards”); and (iii) restricted stock units (“RSUs”) (collectively referred to as “Awards”).

Administration

The Board (or other committee as the Board may appoint) (either, the “Committee”) will administer the Amended and Restated Director EIP. Consistent with the terms of the Amended and Restated Director EIP, the administrator will have the power to designate the type and other terms and conditions of Awards; interpret the terms and provisions of the Amended and Restated Director EIP and Award Agreements; accelerate the exercise, vesting, or transfer of the Awards; extend the term of the Awards; provide for the crediting of dividends or dividend equivalents with respect to any Award; waive any conditions to exercise, vesting, or transferability of Awards; and execute certain other actions authorized under the Amended and Restated Director EIP.

Eligibility

Any member of the Board who is not an employee of the Company (each, a “Non-Executive Director”) is eligible to receive Awards under the Amended and Restated Director EIP (such a Non-Executive Director who receives an Award is referred to herein as a “Participant”). As of March 31, 2022, the Company had five Non-Executive Directors.

Available Shares

The maximum aggregate number of Shares that may be issued pursuant to the Awards under the Amended and Restated Director EIP on or after June 8, 2022 shall not exceed 150,000 Shares, subject to adjustments due to recapitalization, reclassification, or other corporate events, as provided in the Amended and Restated Director EIP. If any Shares subject to an Award are forfeited, if any Award or any portion of an Award lapses or expires, or if any Award is settled for cash (in whole or in part) in accordance with its terms, the Shares subject to such Award shall, to the extent of such forfeiture, lapse, expiration, or cash settlement, again be available for future grants of Awards under the Amended and Restated Director EIP. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant and shall not be available for future grants of Awards: (i) Shares tendered by a Participant or withheld by the Company in payment of the exercise price of an Option; (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to any Award; and (iii) Shares purchased on the open market with the cash proceeds from the exercise of Options. For the sake of clarity, no Shares that remained available under the Director EIP for issuance prior to June 8, 2022 will be issued on or after June 8, 2022, and no Shares underlying Awards granted prior to June 8, 2022 will be or become available for grants of Awards under the Amended and Restated Director EIP on or after June 8, 2022. As of March 31, 2022, the market value of a Share was $16.80, representing the closing price on the NYSE on such day.

Awards

•	Non-Discretionary Grants. Each calendar year during the term of the Amended and Restated Director EIP, within 10 days of the Company’s annual general meeting, on a date determined by the Committee (the “Award Grant Date”), each Non-Executive Director who is acting as a director of the Company on the Award Grant Date and who has at the Award Grant Date been acting as a director of the Company for at least six months after his or her initial appointment or election shall receive up to 100% of such director’s annual fee in Awards. In the event a Non-Executive Director has not been acting as

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ORDINARY RESOLUTIONS

a director of the Company for at least six months on the Award Grant Date, the annual fee earned in that year and payable in Awards shall be included in the Awards in respect of the following calendar year.

•	Options. The Committee will specify the amount of Shares subject to an Option, the exercise price, vesting conditions, and such additional provisions as may be specified by the Committee. The exercise price of each Option granted under the Amended and Restated Director EIP may not be less than the fair market value of Shares as of the date of grant with respect to any Option granted to a Participant that is a U.S. taxpayer. Options may not be exercised later than ten years from the date of grant. The Committee will determine the methods and form of payment for the exercise price of an Option (including, in the discretion of the Committee, net physical settlement or other method of cashless exercise). Subject to the Committee’s discretion, upon a Participant ceasing to be a director of the Company for any reason other than for Cause (as defined in the Amended and Restated Director EIP), the portion of any Option that has not become vested or exercisable will lapse immediately, and, except as otherwise provided in the Amended and Restated Director EIP or in the applicable Award Agreement, the portion of any Option that is or becomes vested or exercisable as of the date the Participant ceases to be a director will lapse on the first anniversary of such date to the extent not theretofore exercised. If the Participant ceases to be a director of the Company for Cause, all Shares subject to an Option will lapse immediately.

•	Restricted Stock Awards. A Restricted Stock Award is a grant of Shares subject to vesting conditions, restrictions on transferability, and any other restrictions determined by the Committee and set forth in the Award Agreement. Except as otherwise determined by the Committee, the holder of a Restricted Stock Award will have the right to vote the Shares subject to the Restricted Stock Award during the vesting period. Subject to the discretion of the Committee, if the Participant ceases to be a director of Luxfer for any reason, any unvested Restricted Stock Awards will be forfeited immediately.

•	RSUs. RSUs are rights to receive a number of Shares subject to the Award or the value thereof as of the specified date. The Committee may subject RSUs to restrictions to be specified in the Award Agreement. RSUs may be settled by delivery of Shares or cash equal to the fair market value of the specified number of Shares covered by the RSUs, or any combination thereof determined by the Committee at the date of grant. Subject to the discretion of the Committee, if the Participant ceases to be a director of Luxfer for any reason, any unvested RSUs will be forfeited immediately.

•	Dividends and Dividend Equivalents. No dividends or dividend equivalents will be paid to a Participant with respect to unvested Restricted Stock or RSUs. The Committee may, in its sole discretion, provide for the payment of dividends or dividend equivalents with respect to Restricted Stock and RSUs subject to the same restrictions, including but not limited to vesting, transferability or payment restrictions, that apply to the Restricted Stock and RSUs to which they relate.

Miscellaneous

•	Tax Withholding. Subject to the Committee’s approval, statutory tax withholding with respect to an Award may be satisfied by withholding from any payment related to an Award, by withholding Shares deliverable pursuant to the Award, or by tender by the Participant of Shares owned by such Participant for at least six months.

•	Mergers, Certain Changes in Capital Structure, or Change in Control. If any change is made to our capital structure without fair market value consideration, such as a stock split, subdivision, combination, reclassification, or similar change, which results in a change in the number of outstanding Shares or an extraordinary cash dividend or distribution, appropriate adjustments may be made by the Committee to (i) the number of Shares available for Awards, (ii) the exercise prices of Options, and (iii) the number of Shares subject to any outstanding Awards. The Committee will also have the discretion to make certain adjustments to Awards in the event of certain mergers. Upon occurrence of certain transactions, such as dissolution, liquidation, sale of all or substantially all of our assets, or merger in which we are not a surviving corporation, the Committee may provide for the cancellation or exchange of the Awards for some or all of the property received by the shareholders in a transaction. In the event of a change in control, all outstanding Awards will become fully vested and exercisable and all restrictions will lapse.

•	No Repricing. Notwithstanding any provision of the Amended and Restated Director EIP to the contrary, in no event shall (i) any repricing (within the meaning of U.S. generally accepted accounting principles or any applicable stock exchange rule) of Awards be permitted at any time under any circumstances or (ii) any new Awards be granted in substitution for outstanding Awards previously granted if such action would be considered a repricing (within the meaning of U.S. generally accepted accounting principles or any applicable stock exchange rule).

•	Limited Transferability of Awards. Awards granted under the Amended and Restated Director EIP may not be transferred other than upon the death of the Participant.

Termination and Amendment

The Board may, at any time, suspend or discontinue the Amended and Restated Director EIP or revise or amend it in any respect whatsoever; provided, however, to the extent that any applicable law, regulation, or rule of a stock exchange requires shareholder

2022 Proxy Statement 27

ORDINARY RESOLUTIONS

approval in order for any such revision or amendment to be effective, such revision or amendment shall not be effective without such approval.

Summary of U.S. Federal Income Tax Consequences of Awards

•	Options. A Participant who is granted an Option generally will not recognize any ordinary income at the time of grant. Upon exercise, the Participant recognizes ordinary income equal to the aggregate fair market value of the Shares subject to Option over the aggregate exercise price of such Shares. Any ordinary income recognized in connection with the exercise of an Option by a Participant is subject to social taxes. The Company is generally entitled to a deduction at the same time and in the same amount as the Participant recognizes ordinary income.

•	Restricted Stock. A Participant generally will not recognize any ordinary income at the time a Restricted Stock Award is granted. When the restrictions lapse with regard to any portion of Restricted Stock, the Participant will recognize ordinary income in an amount equal to the fair market value of the Shares with respect to which the restrictions lapse, unless the Participant elected to realize ordinary income in the year the Award is granted in an amount equal to the fair market value of the Restricted Stock awarded, determined without regard to the restrictions. The amount of ordinary income recognized by the Participant is subject to social taxes. The Company is generally entitled to a deduction at the same time and in the same amount as the Participant recognizes ordinary income.

•	RSUs. A Participant generally will not recognize income at the time an award of RSUs is granted. When RSUs vest, the Participant will recognize ordinary income in an amount equal to the cash paid or the fair market value of the Shares delivered. The amount of ordinary income recognized by the Participant is subject to social taxes. The Company is generally entitled to a deduction at the same time and in the same amount as the Participant recognizes ordinary income.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE AMENDED AND RESTATED DIRECTOR EIP. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF AN INDIVIDUAL’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR FOREIGN COUNTRY IN WHICH ANY ELIGIBLE PARTICIPANT MAY RESIDE.

SHARE HISTORY AND SHARE USAGE

In order to determine the number of ordinary shares to be authorized for issuance under the Amended and Restated Director EIP and the Amended and Restated LTIP, the Company considered historical burn rate calculations relative to market levels, shareholder value transfer (SVT) relative to ISS’ requirements, projected equity awards to be granted to Directors, existing employees, and new hires during the term of the plans, potential dilution that the requested shares may cause to existing shareholders, and a headroom analysis. Based on the Company’s review of historical and projected grant practices, we have provided that 150,000 shares be authorized for issuance under the Amended and Restated Director EIP and 1,400,000 shares be authorized for issuance under the Amended and Restated LTIP.

Please refer to the tables set forth under “Share History and Share Usage” on page 23 for further information regarding share history, share usage, and the Company’s burn rate and SVT calculations with respect to the proposed number of shares authorized for issuance under the Amended and Restated Director EIP.

PLAN BENEFITS

Other than non-discretionary grants described above, the amount and timing of Awards granted under the Director EIP and the Amended and Restated Director EIP are determined in the sole discretion of the Committee. Therefore, future awards that would be received under the Amended and Restated Director EIP are not determinable at this time. If the Amended and Restated Director EIP is approved, however, each Non-Executive Director who is acting as a director of the Company and who has been acting as a director of the Company for at least six (6) months after his or her initial appointment or election will receive a non-discretionary grant of RSUs up to 100% of their annual director’s fees on the date of the Annual General Meeting.

The following table sets forth information regarding Awards that were granted under the Director EIP to Non-Executive Directors, individually and as a group, during fiscal year 2021, our last completed fiscal year. As the Director EIP is only applicable to Non-Executive Directors, there were no Awards granted under the Director EIP to Executive Officers or employees of the Company. Please refer to the table set forth under “Plan Benefits” on page 24 for further information regarding the Awards granted to (i) Named Executive Officers, (ii) all current Executive Officers as a group, and (iii) all other employees as a group under the LTIP during fiscal year 2021.

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ORDINARY RESOLUTIONS

Name of Individual or Group	Number of RSUs	Number of Dividends Accrued	Total Awards (1)
Patrick Mullen	-	-	-
David Landless	4,980	115	5,095
Clive Snowdon	3,551	82	3,633
Richard Hipple	3,551	144	3,695
Lisa Trimberger	3,551	112	3,663
Allisha Elliott (2)	3,551	132	3,683
All Non-Executive Directors	19,184	585	19,769

(1)	The foregoing figures include dividends (in shares) accumulated through December 31, 2021. The additional Awards accrued after June 8, 2021, pursuant to dividend reinvestment transactions, will vest with the RSUs on June 7, 2022. The additional Awards accrued before June 8, 2021, pursuant to dividend reinvestment transactions, vested with the RSUs on June 8, 2021.

(2)	Allisha Elliott stepped down from the Board on December 31, 2021, prior to vesting of the Award. Therefore, in accordance with the terms of the Director EIP, this Award, including the related dividends, was forfeited and has lapsed.

REGISTRATION WITH THE SEC

If the Amended and Restated Director EIP is approved by shareholders, the Company will file, as soon as reasonably practicable following shareholder approval, a Registration Statement on Form S-8 with the U.S. Securities and Exchange Commission with respect to the ordinary shares authorized for issuance pursuant to the Amended and Restated Director EIP.

Resolution 12 is an ordinary resolution. The text of Resolution 12 is as follows:

12.	To approve the Amended and Restated Luxfer Holdings PLC Non-Executive Directors Equity Incentive Plan.

Approval of the Amended and Restated Non-Executive Directors Equity Incentive Plan requires the affirmative vote of a majority of the votes cast in person or by proxy at the Annual General Meeting.

The Board of Directors and the Remuneration Committee recommend a vote “FOR” the approval of the Amended and Restated Luxfer Holdings PLC Non-Executive Directors Equity Incentive Plan.

2022 Proxy Statement 29

SPECIAL RESOLUTIONS

RESOLUTION 13: CANCELLATION AND
EXTINGUISHMENT OF ALL ISSUED
DEFERRED SHARES

Under the Companies Act 2006 (the “Act”), a company may, with the sanction of a special resolution and the confirmation of the court, reduce or cancel its existing share capital. It may apply the sums resulting from such reduction in repaying holders of the relevant shares and/or by crediting such sums to the company’s reserves.

This Resolution 13 will approve the cancellation of all of the existing deferred shares of £0.0001 each (the “Deferred Shares”) in the capital of the Company (the “Capital Reduction”). If duly passed, this Resolution 13 will provide that a nominal sum of £76,180.60 out of the sum of approximately £76.183 million resulting from the Capital Reduction will be paid to the holders of the Deferred Shares (pro rata to their holdings of Deferred Shares) and the remainder (approximately £76.107 million) will be credited to the Company’s reserves. This credit will have the effect of increasing the Company’s distributable reserves. Presently, the sum of approximately £76.183 million, which represents the nominal value of the Deferred Shares, constitutes a capital reserve and is not available for distribution except in certain limited circumstances permitted by the Act. The proposed repayment equates to a repayment of £0.10 per million Deferred Shares held.

The vast majority of the Deferred Shares were issued by the Company as part of a debt restructuring effected by way of two schemes of arrangement that took effect in 2007. The Deferred Shares carry only very limited rights to participate in the capital of the Company on a winding up and carry no voting or dividend rights. These rights are such as to make the Deferred Shares effectively worthless in the hands of their holders. The Board does not consider there to be any commercial purpose for the continued existence of the Deferred Shares. Accordingly, the Board has proposed the Capital Reduction in order to approve the cancellation of the Deferred Shares, which will have the effect of tidying up the Company’s balance sheet and augmenting the Company’s reserves available for distribution to ordinary shareholders.

The proposed Capital Reduction amounts to a variation of the rights attached to the Deferred Shares. Any variation to the rights attached to the Deferred Shares requires, in accordance with Luxfer’s Articles of Association, either (a) the consent in writing of the holders of not less than three-fourths in nominal value of the Deferred Shares or (b) the sanction of a special resolution passed at a separate general meeting of the holders of the Deferred Shares. Accordingly, we are convening a meeting of the holders of the Deferred Shares (the “Deferred Shareholders Meeting”), at which holders of the Deferred Shares, as a class, will be asked to pass a special resolution (the “Deferred Shareholder Resolution”) to sanction the Capital Reduction. The Deferred Shareholders Meeting is being convened on the same day as, and immediately following, the AGM. Shareholders should note that the Capital Reduction will not proceed unless the Deferred Shareholder Resolution is duly passed at the Deferred Shareholders Meeting (or at any adjournment thereof).

As stated above, the Capital Reduction is also subject to confirmation by the court. The Company will make an application to the High Court of Justice of England and Wales (the “Court”) to confirm the Capital Reduction if this Resolution and the Deferred Shareholder Resolution are both duly passed.

The Capital Reduction will take effect once the order of the Court confirming it and a statement of capital approved by the Court have been registered with the Registrar of Companies for England and Wales. Assuming this Resolution and the Deferred Shareholder Resolution are each duly passed on June 8, 2022, the Company currently anticipates that the final hearing of the Court would take place in late June or early July 2022 and that the Capital Reduction would take effect shortly thereafter. This timeline is indicative only and is subject to agreement of hearing dates with the Court. If either the AGM or the Deferred Shareholders Meeting is adjourned, the timeline will be adjusted accordingly.

In order to confirm the Capital Reduction, the Court will need to be satisfied that the interests of the Company’s creditors will not be prejudiced by the Capital Reduction. In consultation with professional advisors, the Board has undertaken a thorough review of the Company’s liabilities (including contingent liabilities). The Board considers that the Company will be able to satisfy the Court that, as of the date on which the order of the Court relating to the Capital Reduction becomes effective, the Company’s creditors will be sufficiently protected.

30

SPECIAL RESOLUTIONS

Shareholders should note that if, for any reason, the Court declines to confirm the Capital Reduction, then the Capital Reduction will not take place.

Assuming the Capital Reduction does take effect, the Company’s registrars will send cheques to the holders of Deferred Shares in respect of their pro rata entitlement to repayment from the proceeds, as described above. All cheques will be denominated in pounds sterling. Once the Capital Reduction has taken effect, the Deferred Shares will be extinguished and cancelled, and the holders of Deferred Shares shall have no further rights in respect of the Deferred Shares except to receive the repayment as specified in this Resolution 13.

The Capital Reduction will not affect the voting or dividend rights of any holder of ordinary shares in the Company, or the rights of any holder of ordinary shares on a return of capital.

The Board reserves the right (where necessary by application to the Court) to abandon, discontinue, or adjourn any application to the Court for confirmation of the Capital Reduction, and hence the Capital Reduction itself, if the Board believes that the terms required to obtain confirmation are unsatisfactory to the Company or if as the result of a material unforeseen event, the Board considers that to continue with the Capital Reduction is inappropriate or inadvisable.

Resolution 13 is a special resolution. The text of Resolution 13 is as follows:

13.	Subject to (i) the consent of the holders of the deferred shares of £0.0001 each in the capital of the Company (the “Deferred Shares”) being duly obtained in accordance with Article 7 of the Company’s Articles of Association and (ii) the confirmation of the court, to approve the reduction of the issued share capital of the Company by cancelling and extinguishing all of the issued Deferred Shares, each of which is fully paid up, and, of the amount by which the share capital is so reduced, an aggregate sum of £76,180.60 be repaid to the holders of Deferred Shares (pro rata to their holdings of Deferred Shares) and the remaining amount be credited to the Company’s reserves.

Approval of the reduction of the issued share capital of the Company by cancelling and extinguishing all of the issued Deferred Shares and, of the amount by which the share capital is so reduced, repaying an aggregate sum of £76,180.60 to the holders of Deferred Shares (pro rata to their holdings of Deferred Shares) and crediting the remaining amount to the Company’s reserves requires the affirmative vote of no less than 75% of the votes cast in person or by proxy at the Annual General Meeting.

The Board of Directors recommends a vote “FOR” the approval of the reduction of the issued share capital of the Company by cancelling and extinguishing all issued Deferred Shares and, of the amount by which the share capital is so reduced, repaying an aggregate sum of £76,180.60 to the holders of Deferred Shares (pro rata their holdings of Deferred Shares) and crediting the remaining amount to the Company’s reserves.

2022 Proxy Statement 31

SPECIAL RESOLUTIONS

RESOLUTION 14: AMENDMENT OF THE
COMPANY’S ARTICLES OF ASSOCIATION

This Resolution 14 authorizes the amendment of the Company’s Articles of Association (the “Existing Articles”) to delete references to, and provisions concerning, the Deferred Shares. This Resolution 14 will only take effect once the Capital Reduction (as described above in Resolution 13) has taken effect. In practice, it is, therefore, subject to and conditional on (i) Resolution 13 above being duly passed as a special resolution; (ii) the Deferred Shareholder Resolution (as described above in Resolution 13) being duly passed; and (iii) the Court exercising its discretion to confirm the Capital Reduction.

For reference, a copy of the relevant sections of the amended Articles of Association, showing the proposed amendments by way of comparison against the Existing Articles, is attached hereto as Appendix D.

Resolution 14 is a special resolution. The text of Resolution 14 is as follows:

14.	Subject to Resolution 13 being duly passed as a special resolution and the capital reduction described therein taking effect, to approve amendment of the Company’s Articles of Association by deleting Article 5.2 and the definition of “Deferred Shares” set forth in Article 2.1.

Approval of the amendment to the Company’s Articles of Association requires the affirmative vote of no less than 75% of the votes cast in person or by proxy at the Annual General Meeting.

The Board of Directors recommends a vote “FOR” the approval of the amendment to the Company’s Articles of Association by deleting Article 5.2 and the definition of “Deferred Shares” in Article 2.1.

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BOARD OF DIRECTORS

INFORMATION

In evaluating nominees for the Board of Directors, the Board and the Nominating and Governance Committee took into account the qualities they seek for Directors, and the Directors’ individual qualifications, skills, and background that enable the Directors to effectively and productively contribute to the Board’s oversight of the Company, as discussed below in each biography under “Qualifications.” When evaluating re-nomination of existing Directors, the Committee also considers the nominees’ past and ongoing contributions to the Board and, with the exception of Mr. Butcher, who is an employee, their independence.

DIRECTORS STANDING FOR

ELECTION OR RE-ELECTION

In accordance with our Articles of Association, the number of Directors on the Board shall not be less than two and not more than ten. The Board, based on the recommendation of the Nominating and Governance Committee, proposed that the following five nominees be elected at the Annual General Meeting, each of whom will hold office until the next Annual General Meeting or until his or her successor shall have been appointed and qualified:

• Andy Butcher	• Clive Snowdon

• Patrick Mullen	• Lisa Trimberger

• Richard Hipple

All nominees are currently Directors of Luxfer Holdings PLC, with the exception of Andy Butcher, who will join the Board upon his appointment as CEO effective May 6, 2022. All nominees were elected by shareholders at the 2021 Annual General Meeting, with the exception of Patrick Mullen, who joined the Board on September 1, 2021, and Andy Butcher, both of whom are standing for election for the first time.

The Nominating and Governance Committee reviewed the section entitled “Director Nominee Skills and Characteristics” on page 37 of this Proxy Statement and the specific experience, qualifications, attributes, and skills of each nominee, including membership(s) on the boards of other public companies. The following pages contain biographical information about the nominees.

2022 Proxy Statement 33

BOARD OF DIRECTORS INFORMATION

BIOGRAPHICAL INFORMATION

Andy Butcher Chief Executive Officer

Background

Andy Butcher has been named and will serve as Chief Executive Officer effective May 6, 2022, at which time he will also be appointed as an Executive Director.

Mr. Butcher has served as the President of Luxfer Gas Cylinders, Luxfer’s largest business unit, since 2014. Mr. Butcher joined Luxfer in 1991 and has held positions of increasing responsibility throughout his career with the Company. In 2002, he led the development of Luxfer’s composite gas cylinders business, first as General Manager and then as Executive Vice President. Mr. Butcher currently serves as a Director and Executive Officer of various affiliates and subsidiaries of the Company. Mr. Butcher holds an M.A. degree in Engineering from Cambridge University and an M.B.A from Keele University, both located in England.

Qualifications

Mr. Butcher’s qualifications to be a member of our Board include his more than 30 years of experience with Luxfer, his value-enhancing growth and acquisition experience, his educational background, and his knowledge of advanced materials.

Age: 53	Director since: 2022	Board Committees: None	Other public company boards: None

Patrick Mullen Board Chair

Background

Patrick Mullen was appointed a Non-Executive Director in September 2021 and serves as a member of the Nominating and Governance Committee and the Remuneration Committee. He was appointed Board Chair in March 2022.

Mr. Mullen served as the President and CEO of Chicago Bridge & Iron Company (“CB&I”), an engineering, procurement, and construction company, until 2018. Prior to his 20 years at CB&I, he spent 12 years with Honeywell’s UOP division, a supplier of petroleum refining, gas processing, and petrochemical production technology. From 2014 to 2019, Mr. Mullen served as a Director of Vectren Corporation, a domestic energy delivery company, and from 2017 to 2018, he served as a Director of CB&I. He has served on the boards of the National Safety Council and Chevron Lummus Global, a developer and licensor of refining hydroprocessing technologies and alternative source fuels. From 2014 to 2020, Mr. Mullen served as a member of the National Association of Corporate Directors and was a Board Leadership Fellow in 2019. Mr. Mullen earned his Bachelor of Science degree in Chemical Engineering from the University of Notre Dame and his Master of Business Administration degree from the Kellogg Graduate School of Management at Northwestern University.

Qualifications

Mr. Mullen’s qualifications to be a member of our Board include his executive management and leadership experience and his extensive global industrial and engineering background. He also brings experience serving on the boards of other publicly traded companies.

Age: 57	Director since: 2021	Board Committees: Nominating and Governance; Remuneration	Other public company boards: None

34

BOARD OF DIRECTORS INFORMATION

Clive Snowdon Non-Executive Director

Background

Clive Snowdown was appointed a Non-Executive Director in July 2016 and has served as Chair of the Nominating and Governance Committee since April 2020. He acts as a financial expert on the Audit Committee, which he joined in August 2016.

Mr. Snowdon served as Chairman of the Midlands Aerospace Alliance, an association supporting the aerospace industry across the Midlands region of England, from 2007 to 2016. He currently serves as a Trustee of the Stratford Town Trust and is also the Aerospace Industry Advisor to Cooper Parry Corporate Finance, a corporate finance advisory. In May 2016, Mr. Snowdon stepped down from the Board of Hill & Smith Holdings PLC, an international group of companies operating in the infrastructure and galvanizing markets, where he was a Senior Non-Executive Director since May 2007, Chair of the Remuneration Committee, and a member of the Audit and Nominating and Governance Committees.

In 2011, Mr. Snowdon retired from Umeco PLC, a provider of advanced composite materials, after serving as Chief Executive since 1997. Mr. Snowdon was also the Executive Chairman of Shimtech Industries Group Limited until 2015. From 1992 to 1997, he served as Managing Director of Burnfield PLC after working as Finance Director. He has also held senior positions with Vickers plc, BTR plc, and Hawker Siddeley Group. Mr. Snowdon is a Chartered Accountant. He received his Bachelor of Arts degree in Economics from the University of Leeds.

Qualifications

Mr. Snowdon’s qualifications to be a member of our Board include his experience as a former Chief Executive of a U.K. public company, his strong understanding of U.K. PLC requirements, his significant experience in mergers and acquisitions, and his skill in interacting with investors.

Age: 68	Director since: 2016	Board Committees: Nominating & Governance (Chair); Audit	Other public company boards: None

Richard Hipple Non-Executive Director

Background

Richard Hipple was appointed a Non-Executive Director in November 2018, at which time he was appointed the Chair of the Remuneration Committee and a member of the Audit Committee.

Mr. Hipple served as the Chairman and Chief Executive Officer of Materion Corporation, a producer of high-performance advanced engineering materials, from 2006 until his retirement in 2017, as well as President and Chief Operating Officer from 2005 to 2006. Prior to that, Mr. Hipple worked in the steel industry for twenty-six years in numerous capacities, including project engineering, strategic planning, supply chain management, operations, sales and marketing, and executive management. Mr. Hipple has served as a Director of KeyCorp (NYSE: KEY), a bank-based financial services company, since 2012 and is Chair of the Audit Committee and a member of the Nominating and Corporate Governance Committee. Since 2017, he has also served as a Director of Barnes Group, Inc. (NYSE: B), a global industrial manufacturing company, and is a member of the Compensation and Management Development and Corporate Governance Committees. From 2007 through 2018, Mr. Hipple served on the Board of Ferro Corporation, a leading supplier of technology-based functional coatings and color solutions. Mr. Hipple is Chair Emeritus and a Trustee of the Cleveland Institute of Music and has served as a Director of the Greater Cleveland Partnership, as well as the Manufacturers Alliance for Productivity and Innovation. Mr. Hipple received his Bachelor of Engineering degree from Drexel University.

Qualifications

Mr. Hipple’s qualifications to be a member of our Board include his extensive executive management and leadership experience with a global manufacturer of high-performance engineered materials, his experience in business development and strategic transformation, and his broad involvement in both domestic and international acquisitions. He also brings experience serving on the boards of other publicly traded companies.

Age: 69	Director since: 2018	Board Committees: Remuneration (Chair); Audit	Other public company boards: KeyCorp; Barnes Group, Inc

2022 Proxy Statement 35

BOARD OF DIRECTORS INFORMATION

Lisa Trimberger Non-Executive Director

Background

Lisa Trimberger has served as a Non-Executive Director since September 2019. Since April 2020, she has served as Chair of the Audit Committee, upon which she acts as a financial expert. Ms. Trimberger has also served as a member of the Remuneration Committee since September 2019.

Ms. Trimberger retired as an Audit Partner of Deloitte & Touche LLP in 2014 after spending thirty-one years with the firm. As a lead Client Service Partner, Ms. Trimberger audited and interacted with the management and boards of publicly traded companies. She worked on significant transactions, as well as control and risk-assessment issues. Additionally, she was actively involved in the firm’s quality review practice, serving as a Deputy Professional Practice Partner and Engagement Quality Control Review Partner. During her tenure with Deloitte, Ms. Trimberger also served as Co-Chair of the firm’s Nominating and Governance Committee and was a leader of the firm’s National Women’s Initiative for the development and retention of women professionals. Currently, Ms. Trimberger is a principal and owner of a private investment company, Mack Capital Investments LLC. She also serves as Trustee of the Board, Chair of the Audit Committee, and member of the Nominating and Governance Committee of Corporate Office Properties Trust (NYSE:OFC), a real estate investment trust. Ms. Trimberger also serves as a Trustee on the Board of Trustees of EPR Properties (NYSE: EPR), a diversified experiential net lease real estate investment trust, where she is also a member of the Audit and Finance Committees.

Ms. Trimberger is a Certified Public Accountant and holds a Bachelor of Science degree in Accounting from St. Cloud State University. Ms. Trimberger is a member of the National Association of Corporate Directors (NACD), as well as the National Association of Real Estate Investment Trusts. She is an NACD Board Leadership Fellow and earned the CERT Certificate in Cybersecurity Oversight, as developed by NACD, Ridge Global, and Carnegie Mellon University’s CERT division. Ms. Trimberger also completed the Women’s Director Development Executive Program at J.L. Kellogg School of Management at Northwestern University.

Qualifications

Ms. Trimberger’s qualifications to be a member of our Board include her experience as an Audit Partner in a Big Four accounting firm, her public board experience, and her significant experience as a financial expert in areas including financial and audit oversight, corporate governance, and risk management.

Age: 61	Director since: 2019	Board Committees: Audit (Chair); Remuneration	Other public company boards: Corporate Office Properties Trust; EPR Properties

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BOARD OF DIRECTORS INFORMATION

DIRECTOR NOMINEE SKILLS AND
CHARACTERISTICS

DIRECTOR QUALIFICATIONS AND SKILLS

The Nominating and Governance Committee annually reviews the performance and contributions of existing Board members to the extent they are candidates for re-election and considers all aspects of each candidate’s qualifications and skills in the context of the Company’s needs. Accordingly, the Committee and the Board evaluate director nominees based on several criteria with a view of (i) bringing to the Board a variety of experience and backgrounds and (ii) establishing a core team of business advisors with relevant financial and management expertise.

Among the qualifications and skills of a candidate considered important by the Committee are: a commitment to representing the long-term interests of shareholders; leadership ability; willingness to take appropriate risk; professional and personal ethics, integrity and values; practical wisdom and sound judgement; international business experience; and business and professional experience in fields such as materials engineering, industrial manufacturing, technology, operations, product development, legal, and human resources. Candidates with substantial experience outside of the business community, such as in the public, academic, or scientific communities, are also considered by the Board and Committee. Board composition, effectiveness, and processes are all subject areas of our annual Board self-assessment, which is described in more detail below.

Our Board members offer a range of skills and experiences relevant to the Board’s oversight role. The following table summarizes the key skills and experiences of each Director that our Board considered important in its decision to nominate that individual for election or re-election to our Board. Further details about each Director’s qualifications are set forth in their individual biographies.

2022 Proxy Statement 37

BOARD OF DIRECTORS INFORMATION

DIRECTOR DIVERSITY

Diversity factors such as age, gender, and ethnic background are other important characteristics considered in identifying director candidates and determining nominees. The Committee also considers the tenure of incumbent Directors to ensure a mix of shorter-tenured Directors who provide fresh perspectives and longer-tenured Directors who provide experience in the Company and its business. While Luxfer has not adopted a formal diversity policy in connection with the evaluation of director candidates or the selection of nominees, the Board realizes that diversity amongst its members promotes differing perspectives and overall Board effectiveness. As such, promoting diversity is consistent with our goal of creating a Board that best serves the needs of the Company and the interests of our shareholders.

DIRECTOR SELECTION PROCESS

The Nominating and Governance Committee selects director candidates and nominees using a procedure by which it:

●	Reviews the experience, qualifications, attributes, and skills of existing Directors;
●	Determines the experience, qualifications, attributes, and skills desired and/or required in new Directors;
●	Solicits suggestions from the Chief Executive Officer and Directors on potential candidates;
●	Considers candidates recommended by shareholders;
●	Retains a search consultant as needed to identify candidates;
●	Evaluates the experience, qualifications, attributes, and skills of all candidates recommended for consideration;
●	Contacts the preferred candidate(s) to assess their interest;
●	Interviews the preferred candidate(s) to assess their experience, qualifications, attributes, and skills; and
●	Recommends candidate(s) for consideration by the Board of Directors.

Working closely with the full Board, the Nominating and Governance Committee develops criteria for open Board positions, taking into account the needs of the Board and the Company at the time. The Committee commenced a search for a new Non-Executive Director in late 2020, following the procedure set forth above. The Committee began by analyzing the current Directors’ experience, qualifications, and skills to identify gaps in the Board’s skill set. This analysis resulted in the creation of a new Director profile. The Committee did not utilize the services of a search consultant to identify Patrick Mullen as a potential director candidate. Rather, the Committee utilized contacts within the Directors’ professional networks, and Patrick Mullen was identified as a potential candidate based on his reputation in the industry as former CEO of CB&I. Following interviews with the Committee, Chief Executive Officer, and the Board, the Committee proposed, and the Board approved, the appointment of Patrick Mullen as a Non-Executive Director in September 2021. Following the announcement of David Landless’ retirement from the Board in December 2021, Patrick Mullen was elected Board Chair effective March 11, 2022.

The Company’s Board of Directors has historically included the Chief Executive Officer as the sole Executive Director. Following his appointment as Chief Executive Officer, which will take effect on May 6, 2022, Andy Butcher will serve as a member of the Board of Directors. Given his 30-year tenure with Luxfer and his value-enhancing growth and acquisition experience, the Committee recommended, and the Board approved, Mr. Butcher’s appointment as a Director.

38

BOARD OF DIRECTORS INFORMATION

RECOMMENDATIONS, NOMINATIONS, AND PROXY ACCESS

Our Nominating and Governance Committee Charter provides that the Nominating and Governance Committee will consider persons properly recommended by shareholders or interested parties to become nominees for election as Directors in accordance with the criteria described above under “Director Nominee Skills and Characteristics.” Recommendations for consideration by the Nominating and Governance Committee, together with appropriate biographical information concerning each proposed nominee, should be sent in writing to c/o Company Secretary, Luxfer Holdings PLC, 8989 North Port Washington Road, Suite 211, Milwaukee, Wisconsin, 53217, United States.

Further information relating to shareholder nominations can be found in the section entitled “Shareholder Proposals and Nominations for the 2023 Annual General Meeting of Shareholders” on page 83.

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BOARD OF DIRECTORS INFORMATION

CORPORATE GOVERNANCE

HIGHLIGHTS

Board Composition and Independence	Board and Committee Practices	Shareholder Rights

•       80% independent Board

•       100% independent Board Committees

•       Independent Board Chair

•       Regular executive sessions

•       Full access to management, employees, and outside advisors

•       No Directors serve on more than 2 other public company boards

•       Annual Board, Committee, and individual Director self-assessment process

•       Comprehensive onboarding and continuing education program

•       Regular Board refreshment and a mix of tenure, including recommended Director retirement age

•       Active consideration of diversity in Director nomination process

•       Annual election of all Directors

•       Majority vote standard for Director elections

•       Equal classes of stock with equal voting power

•       No restrictions on shareholders’ rights to call special meetings

•       No poison pill

•       Processes for Director nomination by shareholders and communication with the Board

Board Oversight Areas	Executive Compensation Program and Policies
• Long-term strategic plans and capital allocation • Enterprise risk management, including cybersecurity • ESG and sustainability • CEO and management succession planning • Human capital management

•       Comprehensive clawback policy for cash incentive and equity awards

•       No guaranteed bonuses or special grants to executives

•       Share Plans include minimum vesting periods and do not contain evergreen provisions

•       Robust stock ownership guidelines for Executive Officers and Directors

•       No hedging or pledging of company securities by Executive Officers and Directors

DIRECTOR INDEPENDENCE

The Board determines the independence of each Director based upon the NYSE listing standards, SEC regulations, and the Directors’ answers to questions on independence included in our annual Directors' and Officers' Questionnaire. Based on these standards, the Board of Directors has affirmatively determined that all Non-Executive Directors (i.e., Patrick Mullen, Clive Snowdon, Richard Hipple, and Lisa Trimberger) are independent and have no material relationship with the Company that would interfere with their exercise of independent judgment. The Board has affirmatively determined that Andy Butcher, the only Executive Director nominee, is not independent because he will serve as Luxfer’s Chief Executive Officer, effective May 6, 2022.

In determining independence, the Board considers several factors related to the materiality of each Director's relationship with Luxfer, including the Director's affiliations with other organizations, such as employment, director, officer, shareholder, commercial, industrial, banking, consulting, legal, accounting, charitable, and familial affiliations. Given the nature of the advanced materials industry, an important factor the Board considers is whether the Director serves as an employee of another company that is a customer, supplier, or competitor of Luxfer. While the Board has reviewed relevant relationships and found no significant relationships that would interfere with a Director’s independent judgment, the Board discloses the following relationships as part of its commitment to transparency:

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BOARD OF DIRECTORS INFORMATION

●	Richard Hipple serves as a Director of KeyCorp, a provider of retail and commercial banking services in the United States. A Metals Equity Research Analyst at KeyCorp has conducted research on Luxfer in the past and continues to do so; however, KeyCorp began research coverage of Luxfer prior to Mr. Hipple joining the Luxfer Board of Directors, and Mr. Hipple has not been involved in any such research. Moreover, KeyCorp does not provide financing to Luxfer, although it has provided banking services to Luxfer prior to Mr. Hipple joining the Board. Because Luxfer’s relationship with KeyCorp is at arms-length and Mr. Hipple has not been directly involved in any of Luxfer’s dealings with KeyCorp, the Board does not view this relationship significant enough to affect Mr. Hipple's independence as a Director of Luxfer.

●	Prior to her retirement, Lisa Trimberger served as an Audit Partner at Deloitte & Touche LLP. Deloitte provides non-audit advisory services to the Company. Because Luxfer's relationship with Deloitte is at arms-length and is not independent audit-related, the Board does not view this previous relationship significant enough to affect Ms. Trimberger's independence as a Director of Luxfer.

BOARD LEADERSHIP

In August 2021, David Landless, who has served as Board Chair since 2019, announced his decision not to stand for re-election at the 2022 Annual General Meeting. Mr. Landless’ decision was made in accordance with Luxfer’s Corporate Governance Guidelines, which recommend retirement of Directors after nine years of service. Following this announcement, the Board appointed Patrick Mullen to succeed Mr. Landless as Board Chair, effective March 11, 2022. Mr. Mullen is a Non-Executive Director and is considered independent under the NYSE listing standards and relevant SEC regulations. Luxfer believes that Patrick Mullen’s service as Board Chair is appropriate because of his extensive global industrial experience, history of serving on the boards of other public companies, and knowledge of the manufacturing and engineering industries in general.

The Board believes it is important to maintain flexibility in choosing the leadership structure that best meets the needs of the Company and its shareholders, based on circumstances that exist at the time and the qualifications of available individuals. We do not have a policy requiring the positions of Board Chair and Chief Executive Officer to be held by different persons. However, these two positions have historically been separate and are expected to remain separate. The Board believes this structure is advantageous because it provides the appropriate balance between strategy development and oversight of management. It also allows the CEO to focus attention on driving business performance rather than Board governance. Additionally, this structure is consistent with corporate best practices, the Institutional Shareholder Services’ (ISS) recommendation, the views of Luxfer’s shareholders, and the U.K. Corporate Governance Code. The responsibilities of an independent Board Chair include, among other things:

●	leading the Board, including the oversight and coordination of the Board's and its Committees' work;
●	serving as a liaison between the CEO, other members of senior management, the Non-Executive Directors, and the Committee Chairs;
●	presiding at all meetings of the Board, including executive sessions of the independent Non-Executive Directors;
●	presiding at all meetings of the shareholders;
●	setting the Board's meeting agendas and ensuring there is sufficient time for discussion of all agenda items;
●	recommending agendas for shareholder meetings and providing guidance to the Board on positions the Board should take on issues to come before shareholder meetings;
●	participating in discussions with the Nominating and Governance Committee on matters related to Board and Committee organization, composition, membership terms, and meeting structure; and
●	participating in discussions with the Nominating and Governance Committee and Remuneration Committee on matters related to the hiring, evaluation, and compensation of, and the succession planning for, the CEO, other Executive Officers, and Directors.

RISK OVERSIGHT

Luxfer’s Directors oversee the management of risks relevant to the Company as part of regular Board and Committee meetings. While the full Board has overall responsibility for risk oversight, the Board has delegated responsibility related to certain risks to the Board Committees, as appropriate. Each Board Committee focuses on specific risks within their respective area of responsibility. Topics reviewed by the Board as part of its risk oversight responsibilities include the implementation of the Company’s strategic plan; its acquisitions and divestitures; its capital structure, allocation, and liquidity; material litigation; compliance with laws and regulation; and its organizational structure.

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BOARD OF DIRECTORS INFORMATION

Luxfer’s management has day-to-day responsibility for identifying, evaluating, managing, and mitigating the Company’s risk. The full Board regularly reviews reports from management on various aspects of our business and related risks, including tactics and strategies for addressing such risks.

STRATEGY

At least once per year, the Board of Directors and senior management engage in an in-depth strategic review of Luxfer’s outlook and strategies, which are designed to create long-term shareholder value and serve as the foundation upon which Company goals and actions are established. Throughout the year, the Board of Directors monitors management’s progress against these goals.

MANAGEMENT SUCCESSION PLANNING

The Board views its role in succession planning and talent development as a key responsibility. At least once annually, usually as part of the annual talent review process, the Board discusses and reviews the succession plans for the Chief Executive Officer, Chief Financial Officer, Executive Leadership Team, and other key contributors. The Directors become familiar with potential successors for key management positions through various means, including annual talent reviews, presentations to the Board, regular updates to the Chair of the Nominating and Governance Committee, and communications outside of meetings. Our succession planning process is an organization-wide practice designed to proactively identify, develop, and retain the leadership talent critical to the future success of the Company.

BOARD AND COMMITTEE SELF-ASSESSMENTS

Annual self-assessment and evaluation of Board performance helps ensure that the Board and its Committees function effectively and in the best interest of our shareholders. The Nominating and Governance Committee is responsible for establishing and overseeing a process for self-assessment. The Board annually conducts a self-assessment of the Board and each Committee. The assessment process consists of a written evaluation comprising both quantitative scoring and qualitative comments on a range of topics, including the composition and structure of the Board, the type and frequency of communications and information provided to the Board and its Committees, the Board's and its Committees’ effectiveness in carrying out their functions and responsibilities, the effectiveness of the Committee structure, Directors’ preparation and participation in the meetings, and the values and culture displayed by the Directors. With the assistance of the Company Secretary, the assessment responses are compiled by the Chair of the Nominating and Governance Committee. The Nominating and Governance Committee Chair leads a discussion of the assessment results at the following Board and Committee meetings. In addition to this annual self-assessment, verbal assessments are conducted in independent executive sessions at the end of every Board and Committee meeting.

BOARD EDUCATION

Board education is an ongoing, year-round process, which begins when a Director joins our Board. Upon joining the Board, new Directors are provided with an orientation to the Company, including our businesses, strategy, and governance. On an ongoing basis, Directors receive educational presentations on a variety of topics related to their responsibilities as Directors and the industries in which Luxfer operates. These presentations are provided by external advisors and/or our senior management team. In 2021, topics for Board education included Luxfer values and culture; anti-corruption and anti-bribery; anti-trust compliance; global insider dealing; pension regulation and strategy; share repurchase programs and trends; capital markets; cybersecurity and privacy; ESG; and diversity and unconscious biases.

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BOARD OF DIRECTORS INFORMATION

POLICIES AND PROCEDURES

Luxfer is committed to the highest standards of corporate governance and ethics. As such, the Board of Directors has adopted a set of Corporate Governance Guidelines. These guidelines describe the principles and best practices that the Board follows in carrying out its responsibilities in order to (i) ensure that the Company is run in a transparent and ethical manner and (ii) support the Company’s core objectives in furtherance of its values. Additionally, the Board has adopted the Code of Ethics and Business Conduct, which is the designated code of ethics applicable to our Chief Executive Officer, Executive Officers, Board of Directors, and anyone conducting business on Luxfer’s behalf.

The Board reviews best practices and developments in corporate governance, and, if appropriate, revises the Corporate Governance Guidelines, Code of Ethics and Business Conduct, Committee Charters, and other governance instruments at least once annually in accordance with the rules and best practices of the SEC and NYSE. Copies of these documents are available on our website at https://www.luxfer.com/investors/governance/.

CONFLICTS OF INTEREST

Luxfer's Code of Ethics and Business Conduct and Corporate Governance Guidelines address conflicts of interest. As provided in the Code of Ethics and Business Conduct, a “conflict of interest” occurs when an individual’s private interest (or the interest of a member of their family) interferes, or even appears to interfere, with the interests of the Company. A conflict of interest can arise when an employee, Executive Officer, or Director (or a member of their family) takes actions or has interests that may make it difficult to perform their work for Luxfer objectively and effectively. Conflicts of interest also arise when an employee, Executive Officer, or Director (or a member of their family) receives improper personal benefits as a result of their position in Luxfer or another entity. The Company periodically, but no less frequent than annually, solicits information from Directors and Executive Officers in order to monitor potential conflicts of interest. Directors and Executive Officers are expected to always be mindful of their fiduciary obligations to the Company, and they must seek determinations and prior authorizations or approvals of potential conflicts of interest from (i) the Board Chair or Nominating and Governance Committee, as appropriate, in the case of Directors or (ii) Luxfer’s General Counsel, or where a conflict arises, the Nominating and Governance Committee, in the case of Executive Officers.

In 2021, there were no conflicts of interest.

RELATED PARTY TRANSACTIONS

In addition to standards set forth in our Corporate Governance Guidelines, Luxfer has established a Related Party Transactions Policy. As defined in the Policy, a “Related Person” is any (i) person who is or was (since the beginning of the last fiscal year for which Luxfer has filed a Form 10-K and Proxy Statement, even if they do not presently serve in that role) an Executive Officer, Director, or nominee for election as a Director of Luxfer, (ii) person who is the beneficial owner of greater than 5% of Luxfer’s outstanding ordinary shares, or (iii) Immediate Family Member of any of the foregoing. “Immediate Family Member” is defined as “any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, or any person (other than a tenant or employee) sharing the household of a person.”

In accordance with the Related Party Transactions Policy and consistent with Section 314.00 of the NYSE Listed Company Manual amended on April 2 and August 26, 2021, the Audit Committee must conduct a reasonable prior review of all “Related Party Transactions.” A “Related Party Transaction” is any transaction, arrangement, or relationship, or any series of similar transactions, arrangements, or relationships (including any indebtedness or guarantee of indebtedness), in which (i) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, (ii) Luxfer is a participant, and (iii) any Related Person has or will have a direct or indirect material interest [other than solely as a result of being a Director or trustee (or any similar position) or a less than 10% beneficial owner of another entity]. In considering whether to approve a Related Party Transaction, the Audit Committee takes into account, among other factors it deems appropriate, whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the Related Person’s interest in the arrangement.

In 2021, there were no Related Party Transactions.

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BOARD OF DIRECTORS INFORMATION

SECURITY OWNERSHIP

Various Luxfer policies address security ownership, including the Insider Trading and Dealing Policy and the Stock Ownership Guidelines. Particularly, Luxfer's Insider Trading and Dealing Policy prohibits a number of transactions by “Covered Persons.” “Covered Persons” include Directors, Executive Officers, and various Luxfer employees and consultants in management, corporate, finance, IT, and investor relations roles. Specifically, the Policy prohibits the following in relation to Company securities: short-term trading, short sales, options trading, trading on margin, and hedging. All Covered Persons – including family members of Covered Persons, members of a Covered Person's household, and entities controlled by Covered Persons – are expected to comply with the Insider Trading and Dealing Policy, as well as applicable securities laws and regulations.

Further, Luxfer has established Stock Ownership Guidelines, which apply to all Directors, Executive Officers, and any other key employees that the Remuneration Committee may identify from time to time in consultation with management. The Company’s Articles of Association do not currently require Directors to hold a minimum number of shares in the Company in order to qualify for appointment to the Board of Directors; however, the Stock Ownership Guidelines provide the Company's expectations as to the minimum amount of shares such persons should own in the Company. These minimum amounts are based on the total value of the shares owned by a person being equal to a certain multiple of such person’s annual base salary or retainer fee. Additionally, the Stock Ownership Guidelines include share retention ratios to assist in a person's continuous progress toward their respective ownership guideline. Directors and Executive Officers are expected to achieve the minimum ownership guidelines within five years of the effective date of the Stock Ownership Guidelines or their appointment or election, whichever occurs later.

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BOARD OF DIRECTORS INFORMATION

ENVIRONMENT, SOCIAL, AND HUMAN CAPITAL
INITIATIVES

Luxfer’s Board of Directors oversees the Company’s approach to ESG matters and receives regular updates on the Company’s progress. In general, the Board’s oversight over Luxfer’s ESG initiatives include governance-related policies and practices; our systems of risk oversight and management; how we advance environmental sustainability in our business and operations; health and safety; human rights; human capital management and corporate culture; cybersecurity; and the manner in which we serve our customers and support our communities.

ENERGY AND EMISSIONS

In 2021, we established stronger internal data collection and reporting procedures on our environmental metrics. Each Luxfer business unit compiles greenhouse gas emission inventories and monitors electricity and natural gas usage. Any other greenhouse gases produced as a result of manufacturing processes are also recorded. Natural gas, propane usage, and other CO2e emissions are classified as “Scope 1,” while indirect emissions attributable to the Company through purchased electricity usage is classified as “Scope 2.” This data is compiled and converted into CO2e emissions to calculate our total output according to standard conversion factors from the U.S. Environmental Protection Agency. Broadly speaking, natural gas and other pure gasses have very similar CO2e equivalency regardless of where it is sourced. Year-on-year figures are used to identify any anomalies, and similar business units are compared to one another to ensure consistency and understanding of this data. At present, we do not collect details of any Scope 3 emissions.

The chart below provides a summary of the Company’s Scope 1 and Scope 2 greenhouse gas emissions for 2021, 2020, and 2019.

	2021		2020		2019
	(tCO2e)(1)	(tCO2e/$1mSV)	(tCO2e)(1)	(tCO2e/$1mSV)	(tCO2e)(1)	(tCO2e/$1mSV)
Scope 1	79,611	212.8	54,124	166.6	71,764	192.2
Scope 2	34,647	92.6	40,218	123.8	29,448	78.9
Total	114,258	305.4	94,342	290.4	101,212	271.1

(1)	Tons of CO2 equivalent

Our total CO2e emissions per $million in sales increased 5% compared to 2020. CO2e emissions per $million in sales were lower in 2020 as a result of site shutdowns due to the COVID-19 pandemic. Scope 1 emissions increased by 47% in 2021, as we returned to normal production levels and, in some cases, worked to increase volume to satisfy higher demand levels. Scope 2 emissions decreased 14% year-over-year. Additional investments made in 2021 on electricity-saving projects and technology are anticipated to further decrease our CO2e totals in 2022.

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BOARD OF DIRECTORS INFORMATION

FACILITIES AND OPERATIONS

As part of our 2025 Environmental Goals, we are committed to reducing our CO2e emissions by 20%, reducing waste-to-landfill by 20%, and reducing freshwater consumption by 10% from our baseline of 2019. With financially sound projects, we have started delivering on our sustainability commitments through improvements to the efficiency of our operations. Our goal in 2021 was to identify priority energy-efficiency projects, and we carried out several kaizen-type events to identify no- or low-cost projects to save energy, water, and improve our waste management. Below is a snapshot of the projects we focused on in 2021:

•	Luxfer MEL Technologies in Manchester, U.K. recently installed new technology to significantly reduce the use of SF6 in their magnesium operations, which is projected to result in a net savings of over 36,000 metric tons of CO2e annually once fully operational.

•	Luxfer Gas Cylinders in Riverside, California modified the method by which its alternative fuel cylinders are tested for leaks by using compressed air instead of nitrogen, saving 26 metric tons of CO2e annually.

•	Luxfer Gas Cylinders in Nottingham, U.K., operates a site-wide zero waste initiative, which has decreased the amount of waste sent to landfill from 45% in 2007 to 0.02% in 2021. In 2021, the site was also awarded the Sustainability Award by The Business Desk for their waste reduction initiatives.

•	Luxfer Graphic Arts in Madison, Illinois completed an upgrade of approximately 7,500 old lighting fixtures in April 2021, saving approximately 1,490 metric tons of CO2e annually.

•	Luxfer Graphic Arts in Madison, Illinois also installed a swarf briquetter to separate magnesium fines from oil, recovering approximately 100 gallons of oil per week to be recycled and reused.

OCCUPATIONAL HEALTH & SAFETY

The occupational health and safety of employees is fundamental to delivering sustainable economic performance. Luxfer has established well-defined health and safety policies and procedures, as well as ongoing employee training, as part of the Company’s commitment to being an industry leader in safety. Gap analyses are regularly conducted and safety goals and objectives for all functional business units are developed. As part of the Company’s enterprise-wide risk management system, these objectives are monitored, and performance related to them is regularly reviewed and discussed. Employees are encouraged to submit suggestions, ideas, and observations about safety hazards, which are incorporated into a “safety moment” at the beginning of each meeting, to increase awareness and reinforce positive safety behavior. Additional efforts include monthly safety meetings with employees, safety audits by management, safety audits by certain employees, and the inclusion of safety initiatives as part of select employees’ incentive plans.

The Company utilizes a mixture of leading and lagging indicators to assess the health and safety performance of its operations. Leading indicators include reporting and closure of all near miss events and safety concerns identified. Lagging indicators include the recordable Incident Frequency Rate (“IFR”), which is defined by the U.S. Occupational Safety and Health Administration (OSHA) as the number of work-related injuries per 100 full-time workers during a one-year period. These safety measures are integrated into the performance evaluations of our executives and are reported to the Board on a quarterly basis. Luxfer’s IFR from 2018 to 2021 is shown in the table below.

	2021	2020	2019	2018
IFR	2.62	1.85	2.09	3.14

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EMPLOYEE WELL-BEING

Luxfer's workforce is one of our greatest sources of sustainable value. Our ability to deliver on our objectives and build lasting relationships with our customers depends on the capabilities, attraction, and retention of the talented individuals who come to work every day. As such, we continuously strive to offer competitive pay and benefits and maintain a work-life balance for our employees in order to foster job satisfaction and increase retention.

The Company’s compensation philosophy aims to attract, retain, and motivate employees through its incentive and benefit programs. Luxfer offers competitive base pay and, depending on position, variable incentive pay associated with individual performance and the performance of the Company as a whole, including both short-term incentive pay and long-term equity awards. Full-time employees are offered paid time off, opportunity to participate in the Company’s various pension and retirement savings plans, and, for those employees located in the U.S., a 401(k) retirement savings contribution match. In addition, Luxfer employees may participate in the Company’s U.S. Employee Stock Purchase Plan (“ESPP”) and U.K. Share Incentive Plan (“SIP”), which provide employees an opportunity to become Luxfer shareholders at a reduced price. Through convenient payroll deductions, U.S. employees can purchase Company stock at a 15% discount under the ESPP. Similarly, under the SIP, U.K. employees can purchase Company stock through payroll deductions and, in turn, the Company grants participating employees one free share per every two shares purchased.

Luxfer also provides health benefit coverage, fitness and wellness programs, and healthy living incentives to our employees. We offer group medical, dental, and vision plans, along with life, disability and paid family leave offerings which vary by jurisdiction. Luxfer is proud to offer several optional fitness and wellness programs, such as our Employee Healthy Lifestyle Program. Available to our U.S. employees, this program offers partial reimbursement for certain gym and fitness center memberships, weight loss programs, and group exercise classes. U.S. employees are also eligible to participate in a smoking cessation program through which employees who complete a 90-day program are rewarded with lowered insurance rates.

In addition to financial and physical wellbeing, our employees’ social and emotional health is supported through access to wellness clinics and funded mental health counseling services. As a part of Luxfer’s group medical insurance plan, U.S. employees have convenient access to mental health services through live video visits with a board-certified doctor or licensed therapist. Luxfer also provides access to the Employee Assistance Program, which is designed to support employees and their families with a variety of work-life services and resources, including legal assistance, financial budgeting, and more. Through the Employee Assistance Program, employees are connected to a credentialed counselor, free of charge, to provide professional, confidential services to help them and their loved ones improve their quality of life.

GROWTH AND TALENT DEVELOPMENT

One of Luxfer’s core values is ‘Personal Development’ because we are only as strong as our employees who achieve, lead, and revolutionize our business. We believe in each employee’s ability to bring their unique skills and passions into the challenging and constantly evolving industries we serve by providing an environment to grow and take advantage of career opportunities.

Employees are provided training, learning, and development opportunities at all levels of the Company. At the management level, the Management and Executive Development Program focuses on individual strengths and fosters technical skills and knowledge to create the next generation of well-rounded Luxfer leaders. With a multi-faceted curriculum, the Program provides critical problem-solving, business management, and leadership skills. At the workforce level, management teams work closely with employees to ensure they have the skills, knowledge, experience, and support necessary to accomplish their goals. Management utilizes a variety of tools to evaluate employee performance, including skills assessments, self-evaluations, and the achievement of personal objectives. Personal objectives (a list of goals the employee will strive to achieve) are set at the beginning of each year in the form of a balanced scorecard. Managers approve the personal objective scorecard and review the employee’s performance in relation to their scorecard throughout the year. For eligible employees, annual bonuses are tied to the achievement of personal objectives. Moreover, setting personal objectives gets employees involved with the Company’s overall strategy and improves engagement, thereby supporting Luxfer’s growth and profitability.

To further support our employees’ personal development, Luxfer offers a company-wide online training and development platform designed to increase access to critical business, leadership, management, productivity, collaboration, and computer software skills. Available to all Luxfer employees, the platform provides access to over 180,000 courses, videos, books, and audio books on a variety of topics from world-class experts. The content is made to suit different learning styles; all one click away in the same user interface. Employees can access the content 24/7 on any desktop computer or mobile device, providing them with the opportunity to improve their performance anytime, anywhere.

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BOARD OF DIRECTORS INFORMATION

DIVERSE AND SUPPORTIVE WORKPLACE

The professional conduct of our employees furthers the Company’s mission, promotes productivity, minimizes disputes, and enhances our reputation. As such, Luxfer is committed to creating and maintaining a work environment in which people are treated with dignity, decency, and respect. Pursuant to the Company’s Equal Opportunity, Non-Discrimination, and Anti-Harassment Policy and Human Rights and Labor Practices Policy, the work environment at Luxfer is characterized by mutual trust and the absence of intimidation, oppression, and exploitation and operates free of discrimination or harassment.

Luxfer’s diversity initiatives include, but are not limited to, practices and policies on recruitment and selection, including targeted sourcing of personnel from diverse backgrounds; compensation and benefits; professional development and training; advancement opportunities; and the ongoing development of a diverse and inclusive work environment. To ensure effective teamwork and achievement of common business goals, all Luxfer personnel are required to complete a variety of anti-harassment, non-discrimination, diversity, and unconscious bias trainings annually. Luxfer’s talent acquisition teams and hiring managers undergo additional training to ensure that a diverse slate of candidates is considered for all job openings. Further, Luxfer monitors the composition of its current workforce for diversity, age, and gender demographics. The quality of this data is continually improved to ensure that a diverse and talented workforce is maintained. This data is used to enhance employment and recruitment practices to provide the most inclusive work environment possible.

THIRD PARTY RELATIONS AND SUPPLY CHAIN COMPLIANCE

To ensure that our partners conduct business with a high degree of integrity and in a socially and environmentally responsible manner, all third parties with whom we do business (including suppliers, distributors, contractors, agents, service providers, and customers) are expected to adhere to our Third Party Code of Conduct. Based on our own Code of Ethics and Business Conduct, the Third Party Code of Conduct applies to all third parties worldwide. Under the Code, third parties are expected to respect, acknowledge, uphold, and comply with the following key themes and extend these standards to their supply chain:

•	Working conditions;
•	Employee health and safety;
•	Child labor, forced labor, and human trafficking;
•	Business ethics, anti-corruption, and anti-bribery;
•	Data privacy;
•	Environmental responsibility;
•	Conflict-free mineral sourcing; and
•	Product and service quality.

Beginning in 2021, the establishment of new commercial contracts and the continuation of existing commercial arrangements with Luxfer require that third parties complete and return an acknowledgement form as a means to verify compliance with the Third Party Code of Conduct. To ensure ongoing compliance, Luxfer requests that third parties renew their signature on the form once every three years.

To further improve the sustainability performance of our supply chain, Luxfer facilities conduct due diligence on third parties through a variety of methods, including risk assessments and both on- and off- site audits, which provide us access to policies and records, production facilities, worker records, and workers for confidential interviews. Buyers in our purchasing department also receive additional training on the supplier standards covering human rights, labor practices, and working conditions at least once annually. Objectives related to these topics are also integrated into our buyers’ performance reviews.

We encourage and facilitate reporting of environmental, social, or governance non-compliance in our operations and throughout our supply chain through our confidential, anonymous whistleblowing hotline. Concerned individuals may report violations anonymously via our hotline, which is available 24/7 and offers multi-lingual support for reporters in more than 170 languages.

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CYBERSECURITY

Cybersecurity and privacy risks are critical issues for Luxfer, as customer preferences and business-efficiency demands continue to lead to a more connected and digitized world. Because there is no single method to protect against every type of potential attack, we have adopted a risk management approach addressing cyber threats, which includes (i) Board-level oversight; (ii) preventing hackers from penetrating our systems (“cybersecurity”); (iii) containment and recovery measures in the event of an attack (“cyber resilience”); (iv) policies and employee training; (v) third-party cybersecurity measures; and (vi) compliance with applicable laws and regulations.

Board-Level Oversight. Luxfer’s Board of Directors is responsible for overseeing cybersecurity, information security, and technology risk. The Committee receives reports on IT matters at least once quarterly from the Company’s senior management. The day-to-day management of Luxfer’s cybersecurity program is handled by our IT Steering Committee, who maintains the operation of Luxfer’s cybersecurity program and ensures effective implementation of IT policies and practices.

Cybersecurity. We have operationalized a series of measures that seek to prevent attacks from compromising our systems. Luxfer has a breadth of controls in place to protect against cyberattacks, including firewalls, threat monitoring systems, protected cloud architecture, and more frequent security patching. We have phased out vulnerable operating systems and updated legacy servers with advanced security. Applications that run and manage our core operating data are fully backed up.

Cyber Resilience. We have an IT Incident Response Plan in place to quickly identify, track, and respond to potential or confirmed cybersecurity incidents. To protect our assets, we regularly assess security controls to manage potential events, cyber patterns, and attack modes. Although no cybersecurity incidents have been material to the Company to date, we continue to maintain insurance coverage for cybersecurity and business continuity risks.

Policies and Employee Training. We have global policies covering IT security standards and annual compliance training for employees. Our employees are also trained through regular phishing simulations.

Third-Party Cybersecurity Measures. Our IT staff perform thorough due diligence and risk analyses on third party vendors, verifying that sufficient security testing is performed on all software before installation on Luxfer’s network. Access and permissions to all software and programs are regularly monitored and reviewed by IT managers.

Compliance with Regulations. We make every effort to comply with the U.K. General Data Protection Regulation relating to the security of personally identifiable information of our customers, employees, and anyone with whom we do business. Our Data Protection Policy is reviewed and audited by our internal audit team once annually.

COMMUNICATION WITH SHAREHOLDERS AND INTERESTED PARTIES

We believe that effective corporate governance includes year-round engagement with our shareholders, stakeholders, and any interested party. We regularly meet with our shareholders, including both large and small investors, to discuss business strategy, performance, compensation philosophy, corporate governance, and environmental and social topics. In a typical year, Luxfer engages dozens of shareholders, including our largest shareholders two to three times per year. In 2021, we had more than 100 calls and meetings with investors, including those scheduled as part of investor conferences, non-deal roadshows, and post-earnings follow up meetings. To continuously improve our shareholder communication and outreach, we review the feedback we receive during these meetings with our Board of Directors. Our Directors, along with management, carefully consider and evaluate this information and modify the Company’s approach to advance our shareholder engagement efforts.

If you wish to provide us with feedback, please send an email to investor.relations@luxfer.com. Alternatively, if you wish to communicate with the Board of Directors, specific Directors as a group, or any individual Director, you may send a letter addressed to the relevant party, c/o Company Secretary, Luxfer Holdings PLC, 8989 North Port Washington Road, Suite 211, Milwaukee, Wisconsin, 53217, United States. Any such communications will be forwarded directly to the addressee(s). Additional information can be found on our website at https://www.luxfer.com/contact/.

2022 Proxy Statement 49

BOARD OF DIRECTORS INFORMATION

BOARD MEETINGS AND COMMITTEES

The Board meets regularly during the year, holds special meetings, and acts by unanimous written consent wherever circumstances require. In each regularly scheduled Board and committee meeting, the independent Directors also met in executive session, without the Chief Executive Officer or other members of management present. Directors are expected to attend all scheduled meetings of the Board of Directors, all meetings of the committee(s) on which they serve, and all shareholder meetings. The Board held seven meetings in 2021, six of which occurred virtually via videoconference. One hybrid meeting occurred in September, at which three Directors attended virtually via videoconference. All incumbent Directors attended 100% of the meetings of the Board and committee(s) on which they served during 2021, and all Directors who served during fiscal year 2021 attended at least 75% of the meetings of the Board and committee(s) on which they served. All Directors then serving attended the 2021 Annual General Meeting of Shareholders.

The Board has three standing committees comprised solely of independent Directors: the Nominating and Governance Committee, the Remuneration Committee, and the Audit Committee. The functions performed by these committees, which are set forth in more detail in their charters, are summarized below.

Name	Audit Committee	Remuneration Committee	Nominating and Governance Committee
Andy Butcher (1) Chief Executive Officer
Alok Maskara (2)
Patrick Mullen (3) Board Chair
David Landless (4)
Clive Snowdon
Richard Hipple
Lisa Trimberger
Allisha Elliott (5)
Total Meetings in 2021	6	2	5

Committee Chair

(1)	Andy Butcher will join the Company’s Board of Directors upon his appointment as Chief Executive Officer, effective May 6, 2022.

(2)	Alok Maskara elected to leave the Company, effective May 6, 2022, in pursuit of another opportunity.

(3)	Patrick Mullen joined the Nominating and Governance Committee and the Remuneration Committee effective January 1, 2022. Mr. Mullen was appointed Board Chair effective March 11, 2022.

(4)	David Landless served as Board Chair until March 2022. He will continue serving as a Non-Executive Director and member of the Nominating and Governance Committee through June 8, 2022, as he is not seeking re-election at the 2022 Annual General Meeting.

(5)	Allisha Elliott resigned from the Board effective December 31, 2021.

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BOARD OF DIRECTORS INFORMATION

NOMINATING AND GOVERNANCE COMMITTEE

ROLE:	The Nominating and Governance Committee advises the Board on matters relating to corporate governance, Board structure, and Board composition. Responsibilities include, among other things, establishing criteria for Director candidates and identifying individuals for nomination to become Directors, including engaging advisors to assist in the search process where appropriate, and considering potential candidates recommended by shareholders; developing plans and making recommendations in relation to the organization, composition, membership terms, and meeting structure of the Board and its committees; overseeing and making recommendations regarding executive succession planning; administering the annual self-assessment of the Board and its committees; overseeing Luxfer's corporate governance and compliance structure and practices; and overseeing and recommending to the Board changes to our Corporate Governance Guidelines, Committee Charters, and other governing instruments.

A full description of the Committee’s role is set forth in the Nominating and Governance Committee Charter, available at https://www.luxfer.com/investors/governance/

MEMBERS:	Clive Snowdon (Chair since April 2020), Patrick Mullen (beginning January 2022), David Landless (through June 8, 2022), and Allisha Elliott (through December 2021).

The Board has affirmatively determined that all members of the Nominating and Governance Committee are independent in accordance with the NYSE listing standards and SEC regulations.

REMUNERATION COMMITTEE

ROLE:	The Remuneration Committee sets and administers the policies that govern executive, director and senior management compensation. Responsibilities of the Remuneration Committee include, among other things, evaluating Executive Officer and senior management performance; establishing and administering executive compensation, including base salaries, non-equity incentive compensation, and equity incentive awards; reviewing and approving the Executive Compensation Discussion and Analysis included in the annual Proxy Statement; recommending actions regarding the Chief Executive Officer's compensation for approval by the Non-Executive Directors of our Board; and approving individual compensation actions for all Executive Officers other than the CEO. To assist the Remuneration Committee in its review of executive compensation programs, Meridian Compensation Partners LLC ("Meridian"), an executive compensation and human resource consulting firm, provides advice, data, and insight. Meridian was retained by the Remuneration Committee in 2021 and provides advice at times the Remuneration Committee deems appropriate. Any other work undertaken by Meridian for the Company must be approved by the Remuneration Committee. The Remuneration Committee has conducted an assessment of the independence of Meridian and has determined that Meridian does not have any conflict of interest. Aside from data provided by Meridian, the Committee also considers other sources to evaluate external market, industry, and peer company practices in its review of our compensation programs.

A full description of the Committee’s role is set forth in the Remuneration Committee Charter, available at https://www.luxfer.com/investors/governance/.

MEMBERS:	Richard Hipple (Chair as of November 2018), Patrick Mullen (beginning January 2022), Lisa Trimberger, and Allisha Elliott (through December 2021).

The Board has affirmatively determined that all members of the Remuneration Committee are independent in accordance with the NYSE listing standards and SEC regulations.

Remuneration Committee Interlocks and Insider Participation: No member of the Remuneration Committee is involved in a relationship requiring disclosure as an interlocking Director/Executive Officer or otherwise under Item 404 of Regulation S-K.

REPORT:	The Directors’ Remuneration Report is available on our website at https://www.luxfer.com/investors/reports-and-presentations/annual-reports/.

2022 Proxy Statement 51

BOARD OF DIRECTORS INFORMATION

AUDIT COMMITTEE

ROLE:	The Audit Committee oversees the Company's accounting, financial reporting, and internal control policies and procedures. Responsibilities of the Audit Committee include, among other things, overseeing financial reporting, controls, and audit quality and performance; monitoring and overseeing the independence and performance of our Independent Auditor, with responsibility for the selection, evaluation, remuneration, and, if applicable, discharge of such Independent Auditor; approving, in advance, all of the audit and non-audit services provided to the Company by the Independent Auditor; facilitating open communication among our Board, senior management, internal audit, and the Independent Auditor; and overseeing our enterprise risk management and financial compliance programs.

A full description of the Committee’s role is set forth in the Audit Committee Charter, available at https://www.luxfer.com/investors/governance/.

MEMBERS:	Lisa Trimberger (Chair as of April 2020), Clive Snowdon, and Richard Hipple.

The Board has affirmatively determined that all members of the Audit Committee are independent in accordance with the NYSE listing standards and SEC regulations.

REPORT:	The Audit Committee Report can be found under the section entitled “Audit Committee Report” on page 79 of this Proxy Statement.

FINANCIAL	The Board has determined that Lisa Trimberger, Clive Snowdon, and Richard Hipple are all financially literate under
EXPERTS:	NYSE rules. The Board has determined that Lisa Trimberger and Clive Snowdon qualify as financial experts pursuant to SEC standards.

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BOARD OF DIRECTORS INFORMATION

DIRECTOR COMPENSATION

Our director compensation program reflects our belief that a significant portion of the Directors’ compensation should be tied to long-term growth in shareholder value. Director compensation is recommended by the Remuneration Committee and approved by the Board of Directors. We use a combination of annual retainer fees and equity-based incentive awards to attract and retain qualified Directors.

The Remuneration Committee's annual compensation review includes a periodic analysis of data, comparing the Company's director compensation levels against a peer group of publicly held companies. In conducting such review, the Remuneration Committee may utilize publicly available market data, compensation survey data, and advice provided by compensation consultants. The Remuneration Committee then reaches a recommendation regarding our director compensation program and the compensation paid to our Directors. The Remuneration Committee's recommendation is subsequently provided to the full Board for review and final approval.

In 2021, Meridian, the Remuneration Committee’s independent compensation consultant, provided the Committee with a benchmark study, as well as advice and recommendations on the composition of the peer group and competitive data used for benchmarking our director compensation program. The Remuneration Committee used the information provided by Meridian, as well as other trend data, to reach an independent recommendation regarding the compensation paid to our Directors. This recommendation was provided to the full Board for review and final approval.

RETAINERS

In 2021, the annual retainer payable to Non-Executive Directors, not including the Board Chair, for service on Luxfer’s Board of Directors and its committees was US$82,000. The annual retainer payable to the Board Chair for service on Luxfer’s Board of Directors and its committees was US$115,000. Alok Maskara, our former CEO, was the only Executive Director in 2021. He received no separate compensation for his Board service. Directors do not receive additional fees for meeting attendance or service on Board committees. Following the Remuneration Committee's compensation review, the Board did not implement an increase to the annual retainers paid to Non-Executive Directors in 2021 or 2022.

EQUITY AWARDS

Director equity awards are designed to (i) align the interests of Luxfer's Directors with the interests of the Company's shareholders, (ii) act as a retention tool, (iii) promote sound corporate governance, and (iv) demonstrate a commitment to the Company. Equity awards provided to Non-Executive Directors are granted under the Luxfer Holdings PLC Non-Executive Directors Equity Incentive Plan (“EIP”). The plan under which awards are granted to Executive Directors is the Luxfer Holdings PLC Long-Term Umbrella Incentive Plan (“LTIP”). U.K.-based Executive Directors are eligible to participate in Luxfer’s U.K. Share Incentive Plan (“SIP”), which is open to all U.K. employees and U.K.-based Executive Directors. In the U.S., Luxfer has also established an Employee Stock Purchase Plan (“ESPP”), which is open to all U.S. employees and U.S.-based Executive Directors.

•	EIP: Annual awards are made to Non-Executive Directors under the EIP as part of their fees in accordance with the Directors’ Remuneration Policy, which was approved by shareholders at the 2021 Annual General Meeting with 97% of votes casted in favor thereof. The value of the award is defined in the Directors’ Remuneration Policy and, as of 2021, is 100% of the retainer fee paid to a Non-Executive Director. These awards are made the day after Luxfer's Annual General Meeting each year and vest the day before the following year’s AGM. Annual awards are typically made as restricted stock units. They are paid out immediately on vesting, together with dividends that have accumulated during the vesting period. New Non-Executive Directors cannot participate in the annual awards until they have served six months on the Board of Directors; however, the awards they would have earned from the date of their appointment are added to the next annual award, provided they are re-elected at the AGM.

•	LTIP: The LTIP was adopted as part of Luxfer’s initial public offering in 2012. It is used to grant awards to Executive Directors, Executive Officers, senior managers, and junior managers. A variety of different awards can be granted under the LTIP. The maximum value of awards that can be granted to the Executive Director under the LTIP is defined in the Directors’ Remuneration Policy.

2022 Proxy Statement 53

BOARD OF DIRECTORS INFORMATION

•	SIP: The purpose of the SIP is to provide benefits to employees, including U.K.-based Executive Directors and Officers, to give such employees a continuing stake in Luxfer. Shares awarded under the SIP are allocated based on payroll contributions made by employees of the Company.

•	ESPP: The purpose of the ESPP is to provide benefits to employees, including U.S.-based Executive Directors and Officers, so as to give such employees a continuing stake in Luxfer. Shares awarded under the ESPP are allocated based on payroll contributions made by employees of the Company.

Copies of the above-mentioned EIP, LTIP, SIP and ESPP are on file with the SEC.

Additionally, Luxfer has established Stock Ownership Guidelines, which apply to all Directors and provide the Company's expectation as to the minimum amount of shares such Directors should own in the Company. Further information on the Stock Ownership Guidelines is provided in the section entitled “Security Ownership” on page 44. A copy of the Stock Ownership Guidelines can be found on our website at www.luxfer.com/investors/governance/board/.

NON-EXECUTIVE DIRECTOR COMPENSATION TABLE

The following table summarizes the compensation that the Company paid for the period ended December 31, 2021 to the Non-Executive Directors serving on our Board of Directors at any time from January 1, 2021 through December 31, 2021. In 2021, the average total Non-Executive Director compensation, excluding Patrick Mullen who served for only four months of the year, was US$208,413.80.

	Retainers (US$)	Equity Awards (1) (2) (US$)	Total (US$)
David Landless (3)	115,000	93,901	208,901
Clive Snowdon (4)	82,000	66,956	148,956
Richard Hipple (5)	82,000	170,036	252,036
Allisha Elliott (6)	82,000	150,602	232,602
Lisa Trimberger (7)	82,000	117,574	199,574
Patrick Mullen (8)	27,333	—	27,333

(1)	Represents the fair value of restricted stock units granted under the EIP in 2020 and which vested on June 8, 2021, at a share price of US$22.96, less the issue cost of US$1.00 per share, as compensation for their services.

(2)	These time-based restricted stock units carry with them the right to receive accumulated dividends (in shares) during the period of the award. The dividends are not credited until the award vests. The value of the dividend shares that vested in 2021, less the issue cost of US$1.00 per share, for each of the Non-Executive Directors were as follows: David Landless US$3,030.48 (138 shares), Clive Snowdon US$2,152.08 (98 shares), Richard Hipple US$5,533.92 (252 shares), Allisha Elliott $4,897.08 (223 shares), and Lisa Trimberger US$3,799.08 (173 shares). These values have not been included in the table above.

(3)	As of December 31, 2021, David Landless had 5,040 unvested restricted stock units. The foregoing figure includes 60 dividends (in shares) accumulated through December 31, 2021.

(4)	As of December 31, 2021, Clive Snowdon had 3,594 unvested restricted stock units. The foregoing figure includes 43 dividends (in shares) accumulated through December 31, 2021.

(5)	As of December 31, 2021, Richard Hipple had 3,594 unvested restricted stock units. The foregoing figure includes 43 dividends (in shares) accumulated through December 31, 2021.

(6)	As of December 31, 2021, Allisha Elliott had 3,594 unvested restricted stock units. The foregoing figure includes 43 dividends (in shares) accumulated through December 31, 2021. Pursuant to the terms of the EIP, these unvested restricted stock units and accumulated dividends have been forfeited, as Allisha Elliott stepped down from the Board effective December 31, 2021, prior to the vesting of such restricted stock units.

(7)	As of December 31, 2021, Lisa Trimberger had 3,594 unvested restricted stock units. The foregoing figure includes 43 dividends (in shares) accumulated through December 31, 2021.

(8)	Patrick Mullen was appointed to the Board on September 1, 2021. His retainer fee in 2021 reflects his service from September 1, 2021, the date of his appointment, through December 31, 2021.

54

REMUNERATION COMMITTEE REPORT

The Remuneration Committee is responsible for, among other things, setting, reviewing, and approving executive compensation, including matters regarding Luxfer’s various compensation plans, and continually assessing the effectiveness of our compensation programs considering the Company’s overall compensation strategy. The Remuneration Committee may fulfill these responsibilities independently or in conjunction with the Board, as appropriate. The Remuneration Committee operates independently of management and in consultation with its independent compensation consultant.

The Remuneration Committee has reviewed and discussed the following Executive Compensation Discussion and Analysis with management, and based on such review and discussions, the Remuneration Committee has recommended to the Board that the Executive Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A for the Annual General Meeting, to be filed with the SEC.

THE REMUNERATION COMMITTEE

Richard Hipple

Lisa Trimberger

Patrick Mullen

In accordance with the recommendation of the Remuneration Committee, our Board approved inclusion of the Executive Compensation Discussion and Analysis in this Proxy Statement on March 2, 2022.

2022 Proxy Statement 55

EXECUTIVE COMPENSATION DISCUSSION
AND ANALYSIS

This Executive Compensation Discussion and Analysis describes Luxfer’s compensation practices and the executive compensation policies, decisions, and actions of our Remuneration Committee.

Through this Executive Compensation Discussion and Analysis and elsewhere in this Proxy Statement, we refer to the following group of individuals as the “Named Executive Officers.” The titles shown below reflect the position of each Named Executive Officer as of the date of the Annual General Meeting. This Executive Compensation Discussion and Analysis specifically relates to the compensation earned during 2021 by the current and former Named Executive Officers identified below.

Andy Butcher (1) Chief Executive Officer	Stephen Webster (2) Chief Financial Officer	Graham Wardlow Managing Director, Luxfer MEL Technologies

Alok Maskara (3) Former Chief Executive Officer	Heather Harding (4) Former Chief Financial Officer

(1)	Andy Butcher was appointed and will serve as Chief Executive Officer of the Company effective May 6, 2022.

(2)	Stephen Webster was appointed Chief Financial Officer of the Company effective March 1, 2022.

(3)	Alok Maskara resigned as Chief Executive Officer of the Company effective May 5, 2022.

(4)	Heather Harding retired from employment with the Company effective March 1, 2022.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

NAMED EXECUTIVE OFFICERS

The following section provides background on our Named Executive Officers, other than Andy Butcher, Luxfer’s newly appointed CEO, about whom information is provided in the section entitled “Biographical Information” with respect to the election of Directors on page 34.

Stephen Webster

Chief Financial Officer

Age: 50

Stephen Webster was appointed Chief Financial Officer effective March 1, 2022. From September 2016 to March 2022, Mr. Webster served as Luxfer’s Corporate Controller. Prior to joining Luxfer, Mr. Webster held various finance leadership roles at global businesses, serving as Head of Global Accounting at Seadrill Limited, an OSE-listed offshore drilling company, and ERP Business Integration Lead, IFRS Project Lead, and Financial Accounting Director at JT International, a global tobacco company. He has extensive experience in corporate financial management and external reporting under both U.S. GAAP and IFRS. Mr. Webster is a Chartered Accountant and holds a degree in International Management and Modern Languages from the University of Bath.

Graham Wardlow

Managing Director, Luxfer MEL Technologies

Age: 54

Graham Wardlow was appointed Managing Director of Luxfer MEL Technologies (LMT) in October 2017, following the merger of Luxfer’s MEL Chemicals and Magnesium Elektron Alloys businesses. The Magnesium Powder’s business was subsequently incorporated into LMT in early 2022. Mr. Wardlow joined Magnesium Elektron in 1984 and undertook several technical and commercial roles before becoming Managing Director of the Magnesium Elektron Alloys business in 2008 and Divisional Managing Director of MEL Chemicals in May 2017. Mr. Wardlow holds a degree in Materials Engineering from Imperial College, University of London, as well as an M.B.A. from Keele University.

Alok Maskara

Former Chief Executive Officer

Age: 51

Alok Maskara has served as Luxfer’s Chief Executive Officer, and a member of the Board of Directors, from July 1, 2017. As announced on March 23, 2022, Mr. Maskara has elected to leave the Company in pursuit of another opportunity. As of May 5, 2022, he will no longer be an Executive Officer of Luxfer. Before joining Luxfer, Mr. Maskara served as President of various business segments at Pentair Plc, a provider of water treatment solutions and sustainable applications, for eight years. He previously held various leadership positions at General Electric Corporation and McKinsey & Company. Mr. Maskara holds an M.B.A. from the J.L. Kellogg Graduate School of Management at Northwestern University, an M.S. in Chemical Engineering from the University of New Mexico, and a Bachelor of Technology degree in Chemical Engineering from the Indian Institute of Technology, Mumbai. Mr. Maskara currently serves as a Non-Executive Director of Franklin Electric Co., a provider of water and fuel movement and management products.

Heather Harding

Former Chief Financial Officer

Age: 53

Heather Harding served as Luxfer’s Chief Financial Officer from January 1, 2018 to March 1, 2022. As of her retirement from Luxfer on March 1, 2022, Ms. Harding is no longer an Executive Officer of the Company.

From 2012 to 2017, Ms. Harding served as Vice President of Finance for Eaton Lighting, a business unit of Eaton Corporation, a power management company. Prior to that, she was Vice President of Finance for various operating units within Cooper Industries and Emerson Electric. Ms. Harding is a Certified Public Accountant and holds a Bachelor of Science degree in Accounting from Southern Illinois University at Carbondale.

2022 Proxy Statement 57

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

OTHER EXECUTIVE OFFICERS OF THE REGISTRANT

In addition to the individuals identified as Named Executive Officers in this Proxy Statement, the individuals listed below are current Executive Officers of the Registrant as of April 1, 2022.

Peter Gibbons

Vice President and General Manager, Luxfer Graphic Arts

Age: 51

Peter Gibbons was appointed Vice President and General Manager of Luxfer Graphic Arts in July 2019. From July 2017 to July 2019, Mr. Gibbons served as Director of IT and Sourcing. Upon his appointment as Director of IT and Sourcing, Mr. Gibbons became a member of the Executive Leadership Team. Mr. Gibbons joined Luxfer in 2004 as European Financial Controller of the Magnesium Elektron Alloys business. From 2013 to 2014, he served as Luxfer’s Group Financial Controller, and from 2014 to 2017, Mr. Gibbons was the Divisional Finance Director of Luxfer’s Magnesium Elektron Alloys business.

Megan Glise

General Counsel and Company Secretary

Age: 29

Megan Glise was appointed General Counsel and Company Secretary in September 2020. Ms. Glise joined Luxfer as U.S. Legal Counsel in July 2018 and was appointed Associate General Counsel in February 2019. In January 2020, she became a member of the Executive Leadership Team and an Executive Officer of the Company. Before joining Luxfer, Ms. Glise was an Associate Attorney at a Wisconsin-based law firm, where she focused her practice on corporate and transactional law. Ms. Glise received her Juris Doctorate from Marquette University Law School and holds a Bachelor of Arts degree in English and Criminology and Law Studies from Marquette University.

Jeffrey Moorefield

Vice President and General Manager, Luxfer Magtech

Age: 58

Jeffrey Moorefield was appointed Vice President and General Manager of Luxfer Magtech on April 1, 2022, at which time he also became an Executive Officer of the Company. Mr. Moorefield previously served as Luxfer’s Vice President of Operations from March 2019 to March 2022. Before joining Luxfer, Mr. Moorefield served as Senior Vice President of Global Operations at Tennant Company, a provider of floor cleaning machines, products, and services. Prior to that, he served as Global Vice President of Operations for various business segments within Pentair Plc, a provider of water treatment solutions and sustainable applications. Mr. Moorefield holds a Bachelor of Science degree in Industrial Technology from Western Kentucky University.

58

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

OVERVIEW OF COMPENSATION PROGRAM, PHILOSOPHY, AND OBJECTIVES

The Remuneration Committee sets and administers policies that govern Luxfer’s executive compensation and is responsible for:

●	establishing and reviewing executive base salaries;
●	overseeing our annual incentive compensation plans;
●	overseeing our long-term, equity-based compensation plans;
●	approving all awards to executives under those plans;
●	annually evaluating risk considerations associated with our executive compensation program; and
●	annually approving all compensation decisions for the Named Executive Officers included in the Summary Compensation Table below.

The Committee believes that the most effective executive compensation program aligns executive initiatives with shareholders’ economic interests. The Committee seeks to accomplish such alignment by rewarding the achievement of specific annual, long-term and strategic goals that create lasting shareholder value. Specific objectives of our executive compensation program include:

●	motivating and rewarding executives for achieving financial and strategic objectives;
●	aligning management and shareholder interests by encouraging employee stock ownership;
●	providing rewards commensurate with individual and Company performance;
●	encouraging growth and innovation;
●	recognizing advancement of ESG initiatives; and
●	attracting and retaining high caliber executives and key employees.

To balance the objectives described above, our executive compensation program typically includes the following compensation elements: (i) base salary; (ii) non-equity incentive compensation; (iii) long-term equity incentive awards; (iv) pension or 401(k) contributions; (v) employee share purchase plans; and (vi) other benefits, such as flex perks and healthcare, life, and disability insurance coverage. The Remuneration Committee reviews total compensation for Executive Officers and the relative levels of each of these forms of compensation against the program’s objectives. The total compensation structures for our then-serving CEO and the other Named Executive Officers in 2021 are shown in the graphs below.

2021 NAMED EXECUTIVE OFFICERS’ COMPENSATION STRUCTURE

2022 Proxy Statement 59

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

2021 COMPANY PERFORMANCE

In order to assess the appropriateness and effectiveness of Luxfer's fiscal 2021 compensation program, Luxfer's overall financial performance and the individual performance of the Named Executive Officers is considered.

2021 Financial Performance	Portfolio	Shareholder Value
● 15.2% sales increase ● 17.6% EBITDA increase [4] ● 7.5% organic revenue growth [4] ● Reduced pension deficit from $91 million in 2014 to near-zero in 2021 ● Net debt to EBITDA ratio of 0.8x

●    Strengthened alternative fuel offerings through Structural Composites Industries acquisition

●    Divestiture of most aluminum operations to open new avenues for growth

●    Continued pursuit of bolt-on acquisitions as a key factor in growth strategy

●    Returned $20 million to shareholders via dividends and share repurchases

●    Announced long-term EPS goal of $2.00 or more by 2025

●    Entered final phase of Transformation Plan to simplify Company structure and generate cost savings

Innovation	People and Culture
● New Unitized Group Rations-Express products introduced in our Meals Ready to Eat product line ● New zirconium products in the medical and electronics end-market	● Executed several successful leadership transitions ● Expanded DEI recruitment practices and increased diversity training

In 2020, our Named Executive Officers showed exceptional performance and leadership in navigating the Company through the COVID-19 pandemic, driving progress on business restructuring initiatives and building long-term value. Notwithstanding their significant accomplishments, the impact of the pandemic on our businesses and the resulting actions of our Remuneration Committee in light of challenging performance led to a meaningful reduction in CEO and other Named Executive Officer compensation in 2020. In contrast, our strong financial performance and execution of long-term strategy in fiscal 2021 resulted in higher payouts to our Named Executive Officers, as described in the following sections. These dynamics contributed to the compensation increases shown in our Summary Compensation Table for fiscal 2021.

In 2021, our Named Executive Officers were compensated as follows:

●	A base salary comparative to salaries for their respective role, as measured against external and internal benchmarking data. The base salary is periodically adjusted for inflation and performance;

●	Variable, non-equity incentive compensation, where 80% to 100% of the annual payout is dependent on a well-defined set of annual financial metrics that relate to either the business unit’s or Luxfer’s overall performance, as applicable. The remaining 0% to 20% of the payout depends on a defined set of personal balanced scorecard objectives, which are intended to drive long-term business performance. Personal balanced scorecard objectives are only considered with respect to non-equity incentive compensation awarded to Executive Officers other than the CEO and CFO. The CEO’s and CFO’s non-equity incentive compensation is solely dependent on the achievement of certain financial metrics. Luxfer’s incentive plan allows the Company to withhold non-equity incentive compensation if Luxfer’s EBITA falls below the established Threshold, even if the business units achieve their own EBITA Budget; and

●	A long-term equity incentive award, where the majority of the payout is based on Luxfer’s adjusted earnings per share and relative total shareholder return. The award is vested over a period of four years. Given the Company’s strong financial performance in 2021, equity awards granted to Named Executive Officers for fiscal 2021 performance are expected to be substantial, as the Company achieved a 25.2% adjusted earnings per share increase, which exceeds the Maximum target for the year, and, to date, exceeded Threshold performance on relative total shareholder return.[4]

4 Organic revenue growth, EBITDA, and adjusted earnings per share are non-GAAP measures. For a reconciliation and explanation of these non-GAAP measures, see Appendix A.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE PERFORMANCE

Consistent with our focus on Pay for Performance, each of our Named Executive Officer's performance in relation to their personal objectives in 2021 contributes to their overall compensation. These objectives include both strategic and financial initiatives, which are aimed at ensuring Luxfer's long-term, sustainable performance and competitive differentiated value proposition. Each of our Named Executive Officer's delivery against these personal objectives is analyzed to determine their overall performance. The following is a summary of the Named Executive Officers’ delivery against their personal objectives in 2021.

●	Alok Maskara, Heather Harding, and Stephen Webster (Corporate Executives). Successfully generated strong cash flow throughout the year and maintained a strong balance sheet, while making progress on the Company’s long-term strategic objectives. Enhanced the Company’s portfolio by completing the divestiture of aluminum operations and acquiring Structural Composites Industries. Continued developing and executing strategies to allocate capital, develop talent, and ensure strong governance practices, while making progress on the Company’s Transformation Plan to enhance shareholder value.

●	Andy Butcher and Graham Wardlow (Business Unit Leaders). Successfully delivered on strategic plans specific to their business unit to organically grow revenue, expand margins, and maintain customer service levels despite difficult macroeconomic conditions, including materials and labor shortages.

COMPARATIVE FRAMEWORK

In setting compensation for our Executive Officers, including our Named Executive Officers, the Remuneration Committee uses competitive compensation data from a total compensation study of selected peer companies and other relevant survey sources to inform its decisions about overall compensation levels and specific compensation elements. Additionally, the Committee uses multiple reference points when establishing targeted compensation levels. The Committee applies judgement and discretion in establishing targeted compensation levels, considering not only competitive market data but also factors such as company, business unit, and individual performance; scope of responsibility; critical needs and skill sets; experience; leadership potential; and succession planning. In setting compensation for 2021, the Committee used the output from the total compensation analysis performed by Meridian Compensation Partners LLC ("Meridian") in December 2020. In its analysis, Meridian utilized data from 2020 proxy statements and other public sources related to a group of peer companies (the “Comparator Group”) to provide a comparison between market pay levels and the target total compensation of Luxfer’s Named Executive Officers.

Based on Meridian's review and recommendations, as well as the foregoing criteria, the Committee used the following Comparator Group for benchmarking purposes:

●	Chart Industries, Inc.	●	Kadant, Inc.	●	SPX FLOW, Inc.
●	Ciner Resources LP	●	Kaiser Aluminum Corporation	●	Standex International Corporation
●	ESCO Technologies, Inc.	●	L.B. Foster Company	●	The Gorman-Rupp Company
●	Haynes International, Inc.	●	Lydall, Inc.	●	TimkenSteel Corporation
●	Helios Technologies, Inc.	●	Quaker Chemical Corporation	●	TriMas Corporation

All companies included in the Comparator Group were (i) publicly-traded on a major exchange; (ii) similar in business size to our business units and global in nature; and (iii) engaged in the same or a similar industry to ours. As provided by Meridian as part of the total compensation study completed in December 2020, the Comparator Group companies had revenues ranging from approximately US$370 million to US$1,389 million, with median revenues of approximately US$765 million. On a similar basis, Luxfer’s revenue for the year ended December 31, 2020 was US$324.8 million. Please note that this Comparator Group was used only for purposes of a total compensation study. This Comparator Group, and the data related thereto, should not be referenced for purposes of a valuation or a market capitalization comparison.

2022 Proxy Statement 61

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

2021 COMPENSATION PROGRAM
ELEMENTS

Our Named Executive Officers’ total compensation in fiscal 2021 was comprised of the following elements:

●	base salary;
●	annual non-equity incentive compensation;
●	long-term equity incentive awards;
●	employee share purchase plans;
●	pension or 401(k) contributions; and
●	benefits, such as flex perks and healthcare, life, and disability insurance coverage.

The Committee reviews total compensation for Named Executive Officers, and the relative levels of each of these forms of compensation, against the objectives of the compensation program to (i) align the interests of the Named Executive Officers with those of our shareholders; (ii) attract, retain, and incentivize talented executives; (iii) provide competitive compensation that motivates and rewards the Named Executive Officers for achieving financial and strategic objectives; and (iv) provide compensation commensurate with performance.

BASE SALARY

We provide each Named Executive Officer with a fixed base salary. In setting base salaries, the Remuneration Committee generally references comparable positions at peer companies based on available market data, which includes published survey data and proxy statement data for our Comparator Group. The Committee considers compensation at comparable companies as one of many factors in setting base salaries. Differences in base salaries among the Named Executive Officers are determined by the Committee based on numerous factors, such as competitive conditions for the Named Executive Officer’s position within the Comparator Group and in the broader employment market, as well as the Named Executive Officer’s level of responsibility, experience, and individual performance.

The Committee undertook its annual review of base salaries for the then-serving Named Executive Officers, in accordance with its normal procedures. There were no increases to the base salaries of the Named Executive Officers between 2019 and 2020. While base salaries remained the same, total salary payout in 2020 was less than 2019 due to the impact of COVID-related furloughs and voluntary pay reductions. For fiscal 2021, the Committee determined that annual merit increases were warranted based on performance, market comparisons, and changes in level of responsibility. Effective January 1, 2021, the Committee approved an annual merit increase to Alok Maskara’s base salary of 5.9%, or from US$675,000 in 2019 to US$715,000. Additionally, in 2021, Heather Harding received a 12.3% merit increase from her 2019 base salary; Graham Wardlow received an 11.9% merit increase from his 2019 base salary; and Stephen Webster received an 11.9% merit increase from his 2019 base salary. Andy Butcher’s base salary was not changed in 2021.

NON-EQUITY INCENTIVE COMPENSATION

The goal of Luxfer’s non-equity incentive compensation program is to retain, motivate, and incentivize high caliber individuals and promote the achievement of Luxfer's key financial and strategic goals and targets by:

●	providing above-market award opportunities for superior performance;
●	placing emphasis on combined company-wide and business unit results;
●	recognizing, as appropriate, individual and non-financial factors that contribute to Luxfer’s overall success; and
●	emphasizing teamwork and collaboration across all business units.

To achieve these objectives, non-equity incentive compensation is tied to financial and individual performance metrics. The Remuneration Committee determines a percentage of each then-serving Named Executive Officer’s base salary as a targeted level of incentive opportunity. These targeted levels are based on the Committee’s review of Meridian's recommendations, relevant survey data, and, in the case of Named Executive Officers other than the CEO, the recommendations of the CEO. Generally, the Committee sets each Executive's target incentive opportunity as a percentage of base salary, with reference to the Comparator Group’s median target payouts.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

The actual annual incentive opportunity set by the Committee for each Named Executive Officer varies depending on a wide range of factors, including competitive conditions for the Named Executive Officer’s position within the Comparator Group and in the broader employment market, as well as the Named Executive Officer’s performance, level of responsibility, and experience.

An Executive Officer’s base salary multiplied by the annual incentive opportunity percentage establishes the target annual incentive for which the Executive Officer is eligible. The Committee determined annual incentive targets in 2021 for all Named Executive Officers. These annual incentive targets (as a percentage of salary and their value in U.S. dollars) are shown below, together with the maximum non-equity incentive compensation opportunity available and the actual non-equity incentive compensation payout for 2021.

	Incentive Target as a % of Salary	Budget (Target) (US$)	Maximum Non-Equity Incentive Compensation (US$)	2021 Annual Payout (US$)
Alok Maskara	100%	715,000	1,430,000	1,330,615
Heather Harding	65%	237,250	474,500	441,522
Andy Butcher	50%	181,000	362,000	347,520
Graham Wardlow	40%	110,128	220,256	72,068
Stephen Webster	25%	51,623	103,246	93,375

Alok Maskara and Heather Harding

In determining the 2021 non-equity incentive compensation for Luxfer’s then-serving CEO, Alok Maskara, and the then-serving CFO, Heather Harding, the Remuneration Committee considered the following two performance measures: Cash Conversion and Management EBITA. For purposes of this calculation, Management EBITA is defined as operating income adjusted for equity income/(loss) of unconsolidated affiliates, qualifying restructuring charges, impairment charges, acquisition-related charges/credits, amortization of finance costs, the unwind of deferred consideration, amortization of acquired intangibles, and share-based compensation charges. Additionally, Cash Conversion is defined as the ratio of Management EBITA to adjusted operating cash flow. Adjusted operating cash flow is reconciled from Management EBITA by adding back depreciation; loss/(gain) on the disposal of property, plants, and equipment; and changes in assets and liabilities net of effects of business acquisitions, non-restructuring capital expenditures, equity income of unconsolidated affiliates, and U.K. pension deficit funding contributions.5

Each year, the Remuneration Committee reviews and sets, and the Board approves, the Management EBITA targets applicable to the CEO and CFO for the following year. The performance measures, together with the corresponding Threshold, Budget, and Maximum values, applicable to our CEO and CFO in 2021, and the weight assigned to each performance measure, were as follows:

	Payout Factor as a % of Base Salary
Cash Conversion (1)	CEO	CFO
Threshold = 80%	25%	16%
Budget = 90%	50%	33%
Maximum = 100%	100%	65%
Management EBITA (Group) (2)
Threshold = US$40 million	25%	16%
Budget = US$44 million	50%	33%
Maximum = US$48 million	100%	65%
TOTAL
Threshold	50%	32.5%
Budget	100%	65%
Maximum	200%	130%

(1)	Cash Conversion achieved in 2021 was approximately 97%.

(2)	Management EBITA (Group) achieved in 2021 was approximately US$48.7 M.

[5]	Management EBITA, Cash Conversion, and adjusted operating cash flow are non-GAAP measures. For a reconciliation of these non-GAAP measures, see Appendix A.

2022 Proxy Statement 63

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

While the preceding paragraphs describe the processes and philosophies used by the Remuneration Committee and the Board in setting the Company’s overall performance measures applicable to the CEO and CFO, substantially the same processes and philosophies are used in setting the performance measures applicable to the other Named Executive Officers.

Andy Butcher and Graham Wardlow

In determining the 2021 non-equity incentive compensation for Andy Butcher and Graham Wardlow, the Committee considered, based upon recommendations of the CEO, the following three performance measures in relation to each Named Executive Officer’s business unit: Cash Conversion, Management EBITA, and personal objectives (as set by the CEO based on performance against established Balanced Scorecard Metrics, which are further described below).

The Threshold Cash Conversion for all business units was set at 85%, the Budget Cash Conversion for all business units was set at 100%, and the Maximum Cash Conversion for all business units was set at 115%. The Cash Conversion performance measures applied to these Named Executive Officers are slightly higher than the measures applied to the CEO and CFO, as the Cash Conversion applicable to the CEO and CFO is based on the overall Cash Conversion of Luxfer as a whole, which includes the overall net cash position for the corporate cost center, traditionally a net cash outflow.

After the Remuneration Committee approves the overall compensation framework in December of each year, the CEO and CFO review and set the Management EBITA targets applicable to the other Named Executive Officers for the following year. Please refer to the chart below for the performance measures, together with the corresponding Threshold, Budget, and Maximum values, applicable to Andy Butcher and Graham Wardlow in 2021.

The Named Executive Officers’ personal objectives are determined and measured against the Balanced Scorecard Metrics. The Balanced Scorecard Metrics for 2021 included three separate scorecards:

●	Growth Scorecard. The Growth Scorecard includes the following metrics: a net promoter score, sales pipeline value as a percent of revenue, and new product introduction sales value as a percent of sales revenue.
●	Operations Scorecard. The Operations Scorecard includes metrics on quality, delivery, cost, and cash.
●	Human Capital Scorecard. The Human Capital Scorecard includes metrics on voluntary turnover, employee development processes, and development plans implemented.

The performance measures applicable to Andy Butcher and Graham Wardlow, as well as the weight assigned to each performance measure, were as follows:

	Payout Factor as a % of Base Salary
Cash Conversion	Andy Butcher	Graham Wardlow
Threshold = 85%	10%	8%
Budget = 100%	20%	16%
Maximum = 115%	40%	32%
Management EBITA (Business Unit)
Threshold	10%	8%
Budget	20%	16%
Maximum	40%	32%
Personal Objectives (Balanced Scorecard Metrics)
Threshold	0%	0%
Budget	10%	8%
Maximum	20%	16%
TOTAL
Threshold	20%	16%
Budget	50%	40%
Maximum	100%	80%

Stephen Webster

In determining the 2021 non-equity incentive compensation for Stephen Webster, the Committee considered, based on the recommendations of the CEO, the following three performance measures in relation to Mr. Webster’s role as Corporate Controller: Cash Conversion, Management EBITA, and personal objectives. The Threshold, Budget, and Maximum values for Cash Conversion and Management EBITA were the same as those applicable to our CEO and CFO in 2021. Mr. Webster’s personal objectives for

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

2021 included (i) corporate tax compliance and efficiency; (ii) U.S. pension plan transition; (iii) corporate FP&A enhancement; (iv) internal audit effectiveness; and (v) oversight of external financial reporting. The performance measures applicable to Stephen Webster, as well as the weight assigned to each performance measure, were as follows:

Payout Factor as a % of Base Salary
Cash Conversion	Stephen Webster
Threshold = 80%	5%
Budget = 90%	10%
Maximum = 100%	20%
Management EBITA (Group)
Threshold = US$40 million	5%
Budget = US$44 million	10%
Maximum = US$48 million	20%
Personal Objectives (Balanced Scorecard Metrics)
Threshold	0%
Budget	5%
Maximum	10%
TOTAL
Threshold	10%
Budget	25%
Maximum	50%

The following chart shows the total non-equity incentive compensation earned by each of the Named Executive Officers for 2021 and the maximum opportunity available to each of them (as a percentage of their base salary). Overall, the non-equity incentive compensation earned by each of our Named Executive Officers in 2021 was significantly higher than that in 2020. This increase was driven by strong performance in Management EBITA and Cash Conversion in fiscal 2021, at both the group-wide and business unit level. The Company achieved Management EBITA and Cash Conversion at levels above Budget, with Management EBITA exceeding the Maximum target and Cash Conversion falling slightly below the Maximum target on a group-wide basis.

In terms of delivery against personal objectives, which applies to the Named Executive Officers other than the CEO and CFO, performance in 2021 exceeded historical averages. Despite a challenging business environment resulting from the pandemic, the business units made significant progress in recovery and in penetrating new growth opportunities, such as alternative fuel and gasoline particulate filtration technology. Similarly, the Company made significant progress in enhancing corporate financial planning and analysis and bolstering corporate controls to establish and maintain best-in-class processes that meet all external and internal reporting requirements. In addition, the Named Executive Officers played a critical role in furthering succession planning and talent development, which resulted in retention rates above the industry average.

2021 NON-EQUITY INCENTIVE COMPENSATION

2022 Proxy Statement 65

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

LONG-TERM EQUITY INCENTIVE AWARDS

Awards granted pursuant to Luxfer’s Long-Term Umbrella Incentive Plan (“LTIP”) are intended to (i) align executive awards with shareholder returns through personal financial investment; (ii) attract and retain high quality executives in an environment where compensation levels are based on a global market; (iii) strengthen the alignment between executives and shareholders; and (iv) motivate shareholder value creation. The LTIP provides the Remuneration Committee the discretion to grant time-based or performance-based awards, including in the form of Restricted Stock Units (“RSUs”) and stock options. Additionally, the Remuneration Committee has discretion to use and set a range of performance measures applicable to awards granted under the LTIP. These performance measures are to be appropriate and support Luxfer’s long-term strategy at the time the award is granted. For recent awards, the Committee has used the following performance measures in various combinations: time-based (four-year vesting), earnings per share (“EPS”), and total shareholder return (“TSR”). Discretion over what type or combination of types of awards to be made is exercised by the Committee based on what the Committee considers to be the market norm in the U.S. and U.K., as well as the circumstances in which the award is made. Awards are made and satisfied using existing treasury shares, shares held in an employee benefit trust, or through the issue of new shares. Participants are required to pay, at minimum, the nominal cost of an ordinary share.

In 2021, the Remuneration Committee awarded long-term incentive compensation under the LTIP. As it does each year, the Remuneration Committee referenced benchmark data (including compensation surveys, Comparator Group information, and other data provided by Meridian) in setting the targeted Budget award level (as a percentage of base salary) for each Named Executive Officer. For each Named Executive Officer’s award available at Budget level, 40% of this award was granted in March 2021 in the form of time-based RSUs or time-based options, vesting evenly on the first four anniversaries of the grant date. The remaining 60% of the Budget award allocation was split as follows: 24% of the award available based on the achievement of a certain adjusted diluted EPS for the year ended December 31, 2021 and 36% of the award available on the delivery of a certain relative TSR. The TSR metric consists of a ranking of Luxfer's performance against a peer group of twenty companies for the last ninety days of the year ending December 31, 2023. Based on the relative level of shareholder return achieved, awards in relation to TSR would vest evenly in March of 2024 and 2025. Stephen Webster was only awarded time-based options in March 2021.

For both performance elements of these awards, the Named Executive Officers can achieve a Threshold, Budget, or Maximum number of awards, based on delivery of financial performance during the relevant measurement period. Maximum award potential is capped at a certain percentage of each Named Executive Officer’s salary, depending on the share price at the award communication date.

The adjusted diluted EPS Threshold for the following year is set using the forecasted EPS in December of the current year. The adjusted diluted EPS Budget and Maximum amounts for the following year are set using a calculation that considers the EBITA Budget and Maximum amounts, target tax rate, and target interest expense. RSUs and stock options awarded as a result of EPS achievement are also subject to a service-based vesting requirement, with 33.33% of the earned units vesting on the second anniversary of the grant date, 33.33% on the third anniversary of the grant date, and 33.33% on the fourth anniversary of the grant date. The TSR performance award achievement varies based on Luxfer's TSR being between the 25th and 75th percentile at the end of the measurement period. RSUs and stock options awarded as a result of TSR achievement are also subject to a service-based vesting requirement, with 50% of the earned units vesting on each the third and fourth anniversaries of the grant date.

The table below summarizes the total award, at Budget, made available to each of the Named Executive Officers in March 2021, as approved by the Remuneration Committee.

Named Executive Officer	# Time Based Awards (4 Year Vesting @ 25% per year) 40% award allocation	# EPS Awards (Vesting on 2nd, 3rd and 4th Year) 24% award allocation	# TSR Awards (Vesting evenly on 3rd and 4th Year) 36% award allocation	Total Target Award, at Budget (# of Awards)
Alok Maskara	24,000	14,400	21,600	60,000
Heather Harding	6,800	4,080	6,120	17,000
Andy Butcher	4,800	2,880	4,320	12,000
Graham Wardlow	3,200	1,920	2,880	8,000
Stephen Webster	3,200	—	—	3,200

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

BENEFITS

Healthcare Benefits

We provide employee benefits – such as medical, dental, and vision insurance; life insurance; and disability coverage – to our Named Executive Officers and other employees. These benefits are available to all full-time U.S. employees through our active employee plans. Luxfer provides complimentary life, accidental death, and dismemberment insurance to its full-time U.S. employees, with a benefit amount of US$50,000. Employees are also offered voluntary life insurance coverage with a benefit amount of 5x such employee's salary (up to a maximum of US$500,000). Additionally, long-term disability insurance coverage is provided complimentary, with a benefit amount of 60% of such employee's salary (up to a maximum of US$6,000). In addition to these benefits for active, full-time U.S. employees, we provide post-retirement medical, dental, vision, and life insurance coverage to certain retirees in accordance with the legacy company plans that applied at the time the retiree was actively employed.

The U.K. equivalent of certain healthcare benefits and insurance coverages are made available to U.K. employees. U.K. employees that are invited and elect to join the healthcare insurance program receive this benefit as a benefit-in-kind. U.K. employees that belong to a Company pension plan receive life insurance coverage with a benefit amount of 7x such employee's salary. U.K. employees that have chosen not to join a Company pension plan receive life insurance coverage with a benefit amount of 3x such employee's salary.

The value of these healthcare benefits is not required to be included in the Summary Compensation Table, as they are generally available on a non-discriminatory basis to all full-time employees.

401(k) Savings Plan

All of our Named Executive Officers who are based in the U.S. are eligible to participate in Luxfer's 401(k) Savings Plan in the same manner as all U.S. employees. Participants in the 401(k) Savings Plan are eligible for a 100% match on up to 6% of eligible pay saved, subject to IRS-qualified plan compensation limits and highly compensated threshold limits. Eligible employees may not receive 401(k) benefits in excess of these limits.

Other Retirement Benefits

Named Executive Officers based in the U.K. are eligible to participate in the defined contribution pension scheme and may have participated in the Luxfer Group Pension and Supplementary Pension Plans in the past, which are now frozen. These pension plans are further described below in the section entitled “2021 Pension Benefits.” Alok Maskara is paid the equivalent of 25% of his annual base salary as a salary supplement in lieu of contributions to the Company’s pension plans. Currently, a portion of this supplement is being paid into Luxfer's 401(k) Savings Plan for Alok Maskara.

Other Paid Time Off Benefits

We also provide vacation and other paid holidays to all employees, including the Named Executive Officers, which we have determined to be comparable to those provided at other similar companies.

CLAWBACK PROCEDURES

Luxfer has established policies and procedures, which apply to all employees, our Named Executive Officers, and Directors in relation to the clawback of certain incentive compensation. Specifically, if, during the preparation of the current year’s financial results, a material misstatement of the previous year’s results is discovered, a clawback of the non-equity incentive compensation and long-term equity awards granted with respect to such misstated financial results may occur. The Remuneration Committee has discretion in applying such policy to recover or recoup incentive compensation in situations involving a material misstatement of financial results. Furthermore, the Remuneration Committee may take into account any factors it deems reasonable in determining whether to seek recoupment of previously paid incentive compensation; how much incentive compensation to recoup from individual Executive Officers, employees, and Directors; and the form of such incentive compensation to be recouped.

2022 Proxy Statement 67

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION-RELATED RISK

Annually, the Remuneration Committee, in consultation with management, conducts a review of the Company's compensation plans and practices with respect to risk. To aid in this review, the Remuneration Committee consulted with Meridian, the Committee’s independent compensation consultant, to identify risk aggravators and mitigating factors, particularly in the incentive plans offered to management personnel, and opine whether such factors are reasonably likely to incentivize employees to take risks that could have a material adverse effect on the Company. In considering Meridian’s analysis and its own discussions, with and without management present, the Remuneration Committee concluded that the Company’s compensation plans and practices are not reasonably likely to incentivize employees to take risks that could have a material adverse effect on the Company. The reasons for concluding that Luxfer’s compensation plans and practices do not create material risk for Luxfer include that the Company (i) implements risk mitigation mechanisms; specifically, it utilizes short (one-year) performance periods, measures performance at a group-wide level, considers discretionary individual performance factors, and utilizes the Remuneration Committee to oversee awards to executives and employees; (ii) sufficiently monitors the appropriateness of the compensation and benefit plans that are available to Luxfer's executives and employees; and (iii) leverages the expertise of third party advisors, such as Meridian, where necessary to ensure that Luxfer’s compensation and deferred compensation programs are appropriate when compared to market. As there has been no change to the compensation plans and practices in 2021, the Remuneration Committee is still of the opinion that Luxfer’s compensation plans and practices are not reasonably likely to incentivize employees to take risks that could have a material adverse effect on the Company for the reasons stated above.

TERMINATION AND CHANGE IN CONTROL

The Named Executive Officers are party to employment agreements with Luxfer Holdings PLC or one of its subsidiaries. Each employment agreement contains provisions regarding the termination of such Executive’s employment and the Company's related severance obligations.

If Luxfer terminates an Executive who is party to an employment agreement for “Cause”, Luxfer will pay the Executive all accrued and unpaid base salary and any accrued and unpaid benefits, such as vacation, through the date of termination, after which Luxfer will have no further obligation under the employment agreement to the Executive, unless specified by further written agreement.

If the employment of the Executive who is party to an employment agreement terminates due to their death or disability, the Executive or their estate will receive all accrued and unpaid base salary and any accrued and unpaid benefits, such as vacation, through the date of death or disability, after which all right to benefits will terminate and Luxfer will have no further obligation to the Executive or their estate under the employment agreement.

The employment agreements contain various notice periods, which are applicable to both the Executive and the Company, in the event either party wishes to terminate the Executive’s employment for reasons other than “Cause,” “Good Reason,” disability, or death. If the Executive resigns without “Good Reason,” Luxfer will pay the Executive all accrued and unpaid base salary and any accrued and unpaid benefits, such as vacation, through the effective date of termination (typically being the last day of the notice period), after which Luxfer will have no further obligation under the employment agreement to the Executive, unless specified by further written agreement. If the Executive provides written notice of resignation, and such resignation is without “Good Reason,” the Company reserves the right to terminate the Executive’s employment, at any time, prior to the expiration of the notice period. In such event, Luxfer will (i) pay the Executive the Executive’s gross base salary (less such tax and other sums as may be lawfully deducted) for the notice period or remaining balance thereof; (ii) pay the Executive a cash payment equal to the Executive’s annual non-equity incentive compensation at Budget, as pro-rated to reflect actual dates of service during the applicable fiscal year, including any remaining balance of the notice period; and (iii) vest any unvested, and outstanding, time-based equity awards that would have become vested during the notice period. Performance-based awards are treated in accordance with the Remuneration Policy and the rules of the Long-Term Umbrella Incentive Plan. Following payment of the foregoing, Luxfer will have no further obligation to the Executive under the employment agreement.

If the employment of the Executive who is party to an employment agreement is terminated by the Company for any reason other than death, disability, or Cause, the Executive will be entitled to (i) a cash severance payment equal to 12 months of the Executive’s annual base salary at the time of termination; (ii) a cash payment equal to the Executive’s annual non-equity incentive compensation at Budget; and (iii) immediate vesting of any unvested, and outstanding, time-based equity awards. Performance-based awards are treated in accordance with the Remuneration Policy and the rules of the Long-Term Umbrella Incentive Plan. The foregoing severance benefits are subject to the Executive entering into and not revoking a release of claims in favor of Luxfer and its affiliated entities.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Upon a “Change in Control” of Luxfer, and provided the Executive does not receive an employment offer from the controlling entity of a similar nature on terms no less favorable than those set forth in the employment agreement, Luxfer will pay the Executive a severance payment consisting of (i) two times the highest basic annual salary of the Executive and (ii) the Executive’s annual non-equity incentive compensation, at Budget, for the applicable fiscal year. Outstanding, but unvested, time-based equity awards will vest immediately, while performance-based awards will be treated in accordance with the Remuneration Policy and the rules of the Long-Term Umbrella Incentive Plan. Following payment of the foregoing, Luxfer will have no further obligation under the employment agreement to the Executive.

The table below summarizes the total payout to each of the Named Executive Officers subject to an employment agreement in the event of termination by the Company for reasons other than death, disability, or Cause, as well as termination following a Change in Control. The following payouts were calculated using the compensation figures detailed in this Executive Compensation Discussion and Analysis and thus relate to the positions in which the Executives held in fiscal year 2021.

Name and Principal Position	Termination for Reasons other than Death, Disability, or Cause				Termination following Change in Control
	Salary Payment (US$)	Non-Equity Incentive Compensation Payment (US$)	Outstanding or Unvested Time- Based Awards (US$)	Total Payout (US$)	Salary Severance Payment (US$)	Non-Equity Incentive Compensation Payment (US$)	Outstanding or Unvested Time- Based Awards (US$)	Total Payout (US$)
Alok Maskara Former Chief Executive Officer	715,000	715,000	1,669,231	3,099,231	1,430,000	715,000	1,669,231	3,814,231
Heather Harding Former Chief Financial Officer	365,000	237,250	466,813	1,069,063	730,000	237,250	466,813	1,434,063
Andy Butcher Chief Executive Officer	362,000	181,000	350,765	893,765	724,000	181,000	350,765	1,255,765
Graham Wardlow Managing Director, Luxfer MEL Technologies (1)	275,320	110,128	208,313	593,761	550,640	110,128	208,313	869,081
Stephen Webster Chief Financial Officer (1)	206,490	51,623	132,473	390,586	412,980	51,623	132,473	597,076

(1)	Graham Wardlow and Stephen Webster are employed in the United Kingdom and paid in GBP sterling. The foregoing payouts have been translated into U.S. dollars at the following average exchange rate for 2021: £1: US$1.3766.

2022 Proxy Statement 69

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE COMPENSATION TABLES

The table below summarizes the total compensation paid to or earned by each of the Named Executive Officers for the years ended December 31, 2021, 2020, and 2019.

SUMMARY COMPENSATION TABLE

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary (US$)(1)	Annual Bonus (US$)	Annual LTIP Stock Awards (US$)(2)	Option Awards (US$)	Non-Equity Incentive Compensation (US$)(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (US$)	All Other Compensation (US$)(4)	Total Compensation (US$)
Alok Maskara Former Chief Executive Officer	2021	715,000	—	1,075,368	—	1,330,615	—	218,750	3,339,733
	2020	657,000	—	833,764	—	337,500	—	205,480	2,033,744
	2019	675,000	—	940,729	—	405,711	—	208,750	2,230,190
Heather Harding Former Chief Financial Officer	2021	365,000	—	304,687	—	441,522	—	41,000	1,152,209
	2020	314,167	—	232,648	—	97,500	—	36,500	680,815
	2019	325,000	—	248,495	—	117,234	—	36,800	727,529
Andy Butcher Chief Executive Officer	2021	362,000	—	215,073	—	347,520	—	41,967	966,560
	2020	352,254	—	193,200	—	72,400	—	36,165	654,019
	2019	362,000	—	195,245	—	142,483	—	38,148	737,876
Graham Wardlow (5) Managing Director, Luxfer MEL Technologies	2021	275,320	—	143,383	—	72,068	—	87,145	577,916
	2020	235,314	—	128,297	—	48,640	—	77,759	490,010
	2019	242,972	—	141,997	—	43,735	—	79,733	508,437
Stephen Webster (5) Chief Financial Officer	2021	203,737	—	64,288	—	93,375	—	34,856	396,256
	2020	181,930	—	33,660	—	32,915	—	31,605	280,110
	2019	172,638	—	66,630	—	63,838	—	31,675	334,781

(1)	Actual base salary paid to most Named Executive Officers in 2020 was lower due to the impact of COVID-related furloughs and voluntary pay reductions.

(2)	The amounts in column (e) represent the aggregate grant date fair value, computed in accordance with Accounting Standards Codification (ASC) 718, of restricted stock units or options granted during each year under the LTIP.

(3)	The amounts in column (g) with respect to 2021 reflect cash bonuses awarded to the Named Executive Officers under the Luxfer Holdings Senior Leadership Bonus Plan, with final payouts approved by the Committee at its March 2022 meeting and paid shortly thereafter.

(4)	The table below shows the components of column (i) for 2021, which includes perquisites; auto allowances; other personal benefits; and Luxfer contributions under the 401(k) Savings Plan, the U.S. Employee Stock Purchase Plan (the “ESPP”), and the U.K. Share Incentive Plan (the “SIP”):

	(A)	(B)	(C)	(D)	(E)	(F)
Name	Executive Perquisites Package (US$)	Auto Allowance (US$)	Other Perquisites and Personal Benefits (US$)	Contributions Under Defined Contribution Plan (US$) (d)	Contributions Under the ESPP or SIP (US$)	Total All Other Compensation (US$)
Alok Maskara	40,000 (a)	—	157,750 (b)	21,000	—	218,750
Heather Harding	20,000	—	—	21,000	—	41,000
Andy Butcher	20,000	—	—	21,000	967	41,967
Graham Wardlow	20,649	—	65,372 (c)	—	1,124	87,145
Stephen Webster	—	12,389	4,167	17,176 (e)	1,124	34,856

(a)	Alok Maskara is given a paid allowance to cover personal automotive costs and other perquisites. Per his employment agreement, this amount is US$40,000 per annum and is included in column (A).

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

(b)	The amount shown in column (C) for Alok Maskara reflects that, in accordance with his employment agreement, he is eligible to receive cash payments to offset the loss of a Supplemental Executive Retirement Plan that he had with his previous employer. This amount represents 25% of Mr. Maskara’s salary for 2021, less the amount of Luxfer contributions of US$21,000 paid into Mr. Maskara’s 401(k) account.

(c)	Graham Wardlow is eligible for a monthly compensation adjustment, paid as a fixed percentage of base salary, in lieu of contributions to a U.K. pension scheme. For 2021, this compensation adjustment was valued at the equivalent of US$61,947 at an exchange rate of £1: US$1.3766. This amount, along with other perquisites and personal benefits, are included within column (C).

(d)	The individual amounts shown in column (D) for each Named Executive Officer reflects amounts contributed by Luxfer into individual 401(k) or defined contribution accounts.

(e)	Stephen Webster is employed in the U.K., and his pension contributions are paid into his individual U.K. pension plan account.

(5)	Graham Wardlow and Stephen Webster are employed in the United Kingdom and paid in GBP sterling. Their compensation has been translated into U.S. dollars at the following average exchange rates for each of the years: 2019: £1: US$1.2788, 2020: £1: US$1.2812, and 2021: £1: US$1.3766.

2022 Proxy Statement 71

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

GRANTS OF PLAN-BASED AWARDS IN 2021 (1)

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)
Name	Grant Date	Remuneration Committee Approval Date	Threshold (US$)	Budget (US$)	Maximum (US$)	Threshold (#)	Budget (#)	Maximum (#)	All other Stock Awards: Number of Shares of Stock or Units (#)(4)	All other Stock Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards (US$/Sh)	Grant Date Fair Value of Stock and Option Awards (US$)(6)
Alok Maskara	March 15, 2021	March 2, 2021				7,200	14,400	28,800			1.00	289,296
	March 15, 2021	March 2, 2021				10,800	21,600	32,400			1.00	303,912
	March 15, 2021	March 2, 2021							24,000		1.00	482,160
			357,500	715,000	1,430,000
Heather Harding	March 15, 2021	March 2, 2021				2,040	4,080	8,160			1.00	81,967
	March 15, 2021	March 2, 2021				3,060	6,120	9,180			1.00	86,108
	March 15, 2021	March 2, 2021							6,800		1.00	136,612
			118,625	237,250	474,500
Andy Butcher	March 15, 2021	March 2, 2021				1,440	2,880	5,760			1.00	57,859
	March 15, 2021	March 2, 2021				2,160	4,320	6,480			1.00	60,782
	March 15, 2021	March 2, 2021							4,800		1.00	96,432
			90,500	181,000	362,000
Graham Wardlow	March 15, 2021	March 2, 2021				960	1,920	3,840			1.00	38,573
	March 15, 2021	March 2, 2021				1,440	2,880	4,320			1.00	40,522
	March 15, 2021	March 2, 2021								3,200	1.00	64,288
			55,064	110,128	220,256
Stephen Webster	March 15, 2021	March 2, 2021				—	—	—			1.00	—
	March 15, 2021	March 2, 2021				—	—	—			1.00	—
	March 15, 2021	March 2, 2021								3,200	1.00	64,288
			25,811	51,623	103,245

(1)	The Remuneration Committee’s practices for granting restricted stock units and options, including the timing of grants and approvals thereof, are described in the section entitled “2021 Compensation Program Elements - Long-Term Equity Incentive Awards.”

(2)	The amounts shown in column (d) reflect the Threshold payment for each Named Executive Officer under our non-equity incentive compensation plan. This amount is 50% of the Budget amounts shown in column (e). The amounts shown in column (f) are 200% of the Budget amounts shown in column (e). These amounts are based on the individual’s current annual base salary as in effect on December 1, 2021.

(3)	The amounts shown in column (g), (h) and (i) reflect the Threshold, Budget, and Maximum payment levels for performance-based restricted stock units and stock options awarded to each Named Executive Officer in 2021. Performance-based restricted stock units and stock options were granted for two performance measures: adjusted diluted EPS and relative TSR, as described in the section entitled “2021 Compensation Program Elements – Long-Term Equity Incentive Awards.” Of the performance-based awards granted on March 15, 2021, 40% of this award is related to certain adjusted diluted EPS targets and 60% is related to certain TSR targets. The amounts shown in column (g) reflect the total number of awards (including both performance metrics) at the Threshold level for each of the Named Executive Officers. These amounts are 50% of the total number of awards at the Budget level shown in column (h). The amounts shown in column (i) reflect the total number of awards at 200% of the Budget level for the adjusted diluted EPS awards and 150% of the Budget level for the TSR awards. The award amounts were based on the individual’s annual base salary at the time of the Remuneration Committee's approval in March 2021. The adjusted diluted EPS performance metrics for the year ending December 31, 2021 ranged from: US$1.00 earnings per share at Threshold to US$1.24 or higher earnings per share at Maximum.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

(4)	All other award amounts in column (j) reflect the 40% time-based awards made in 2021, as further described in the section entitled “2021 Compensation Program Elements – Long-Term Equity Incentive Awards.”

(5)	Graham Wardlow and Stephen Webster are employed in the U.K. and received time-based stock options with respect to their 40% time-based award entitlement for 2021, as shown in column (k). These awards vest equally over a four-year period from the anniversary of grant date, and have an option cost equivalent to the nominal value, as detailed in the section entitled “2021 Compensation Program Elements - Long-Term Equity Incentive Awards.”

(6)	The amounts shown in column (m) reflect the grant date fair value of the awards of restricted stock units, performance share units, and stock options computed in accordance with ASC 718.

2022 Proxy Statement 73

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2021

Name	Option Awards					Stock Awards
	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Un-exercisable	Equity Incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise (US$)	Option Expiration date	Number of shares of stock or units that have not vested (#)(1)	Market value of shares of stock or units that have not vested (US$)(2)	Equity incentive plan awards: Number of unearned shares that have not vested (#)(3)	Equity incentive plan awards: Market payout value of unearned shares that have not vested (#)(4)
Alok Maskara						91,165	1,669,231
2019								9,540	174,677
2020								15,030	275,199
2021								10,800	197,748
Heather Harding						25,495	466,813
2019								2,520	46,141
2020								4,195	76,810
2021								3,060	56,029
Andy Butcher						19,157	350,765
2019								1,980	36,254
2020								3,485	63,810
2021								2,160	39,550
Graham Wardlow
2019		1,734		1.00	March 14, 2025
2020		4,069	2,315	1.00	March 13, 2026
2021		7,096	1,440	1.00	March 15, 2027
Stephen Webster
2019	808	1,616		1.00	March 14, 2025
2020	787	2,363		1.00	March 13, 2026
2021		3,256		1.00	March 15, 2027

(1)	The grant dates and number of restricted stock units remaining from these grants which have not yet vested are as follows:

Name	Grant Date	Number of Restricted Stock Units Remaining
Alok Maskara	March 14, 2019	11,497 (a)
	March 13, 2020	26,440 (b)
	March 15, 2021	24,428 (c)
	March 15, 2021	28,800 (d)
Heather Harding	March 14, 2019	3,037 (a)
	March 13, 2020	7,377 (b)
	March 15, 2021	6,921 (c)
	March 15, 2021	8,160 (d)
Andy Butcher	March 14, 2019	2,385 (a)
	March 13, 2020	6,127 (b)
	March 15, 2021	4,885 (c)
	March 15, 2021	5,760 (d)

(a)	These awards were granted on March 14, 2019 and include “holding period” and “clawback” provisions. These awards represent the 40% time-based element of the target award, at Budget, allotted for 2019. Time-based restricted stock units accumulate additional restricted stock units when the Company pays a dividend. Shares underlying the total amount of restricted stock units are then issued when the restricted stock units vest. The award will vest evenly in four equal amounts on the first four anniversaries of the grant date.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Given that the adjusted diluted EPS performance for the year ended December 31, 2019 was below the US$1.65 earnings per share measurement required for the Threshold allotment of share awards, no share awards have been earned in relation to the EPS performance metric.

(b)	These awards were granted on March 13, 2020 and include “holding period” and “clawback” provisions. These awards represent the 40% time-based element of the target award, at Budget, allotted for 2020. Time-based restricted stock units accumulate additional restricted stock units when the Company pays a dividend. Shares underlying the total amount of restricted stock units are then issued when the restricted stock units vest. The award will vest evenly in four equal amounts on the first four anniversaries of the grant date.

Given that the adjusted diluted EPS performance for the year ended December 31, 2020 was below the US$1.45 earnings per share measurement required for the Threshold allotment of share awards, no share awards have been earned in relation to the EPS performance metric.

(c)	These awards were granted on March 15, 2021 and include “holding period” and “clawback” provisions. These awards represent the 40% time-based element of the target award, at Budget, allotted for 2021. Time-based restricted stock units accumulate additional restricted stock units when the Company pays a dividend. Shares underlying the total amount of restricted stock units are then issued when the restricted stock units vest. The award will vest evenly in four equal amounts on the first four anniversaries of the grant date.

(d)	These awards were granted on March 15, 2021 and include “holding period” and “clawback” provisions. These awards represent the adjusted diluted EPS performance element of the award allotted for 2021 as shown in the “Grants of Plan-Based Awards in 2021” table on page 72. Based on the financial performance of Luxfer for the year ended December 31, 2021 and an adjusted diluted EPS of US$1.29, the Maximum level of awards associated with this performance metric has been achieved. As a result, these performance-based awards will vest in equal amounts on March 15, 2023, March 14, 2024, and March 15, 2025.

(2)	The amounts in this column were calculated by multiplying the closing market price of our ordinary shares on the last trading day of our most recently completed fiscal year, which was US$19.31, less the issue cost of $1.00 per share, by the number of unvested restricted stock units.

(3)	For the 2019 TSR awards, the number of performance share units shown in this column reflects the Threshold performance level, given relative total shareholder return at the end of the measurement period ended December 31, 2021 was at Threshold.

For the 2020 TSR awards, the number of performance share units shown in this column reflects the Threshold performance level, in accordance with SEC regulations, given the performance level at December 31, 2021 was at Threshold. The measurement period continues until December 31, 2022.

For the 2021 TSR awards, the number of performance share units shown in this column reflects the Threshold performance level, in accordance with SEC regulations, given the performance level at December 31, 2021 was at Threshold. The measurement period continues until December 31, 2023.

(4)	The amounts in this column were calculated by multiplying the closing market price of our ordinary shares on the last trading day of our most recently completed fiscal year, which was US$19.31, less the issue cost of $1.00 per share, by the number of unearned performance-based share awards that have not vested. The following table shows the number of unearned performance-based share awards that have not vested and their respective vesting date:

Name	Vesting Date	Number of Performance Share Units or Options	Name	Vesting Date	Number of Performance Share Units or Options
Alok Maskara	March 14, 2022	4,770	Andy Butcher	March 14, 2022	990
	March 13, 2023	7,515		March 13, 2023	1,743
	March 14, 2023	4,770		March 14, 2023	990
	March 13, 2024	7,515		March 13, 2024	1,743
	March 15, 2024	5,400		March 15, 2024	1,080
	March 15, 2025	5,400		March 15, 2025	1,080
Heather Harding	March 14, 2022	1,260	Graham Wardlow (a)	March 14, 2022	720
	March 13, 2023	2,098		March 13, 2023	1,158
	March 14, 2023	1,260		March 14, 2023	720
	March 13, 2024	2,098		March 13, 2024	1,158
	March 15, 2024	1,530		March 15, 2024	720
	March 15, 2025	1,530		March 15, 2025	720

(a)	As Graham Wardlow is a U.K.-based employee, he receives awards in the form of stock options, which expire two years following the final vesting date of a specific stock option award.

2022 Proxy Statement 75

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

2021 OPTION EXERCISES AND STOCK VESTED TABLE

The following table shows a summary of the stock options exercised by the Named Executive Officers in 2021 and the restricted stock or restricted stock units vested for the Named Executive Officers during 2021.

Name	Option awards		Stock awards
	Number of shares acquired on exercise (#)	Value realized on exercise (US$) (1)	Number of shares acquired on vesting (#)	Value realized on vesting (US$) (2)
Alok Maskara	—	—	50,743	1,058,757
Heather Harding	—	—	13,606	267,949
Andy Butcher	—	—	10,020	205,440
Graham Wardlow	7,635	158,259	—	—
Stephen Webster	921	17,872	—	—

(1)	Reflects the amount of shares acquired on exercise at the share price on the date of exercise. The number of shares acquired is after the forfeiture of shares to cover option cost and taxes due.

(2)	Reflects the amount of shares acquired on vesting of the restricted stock units at the share price on the date of vesting. The number of shares acquired is after the forfeiture of shares to cover issue cost and taxes due. In addition, restricted stock units carry with them the right to receive accumulated dividends, in shares, during the period of the award. The dividends are not credited until the award vests. The value realized on vesting includes the vesting of the required portion of these dividend shares.

2021 PENSION BENEFIT

Luxfer’s pension plans, the Luxfer Group Pension Plan and the Luxfer Group Supplementary Pension Plan (“Salaried Pension Plans”), were closed to new participants in 1998 but remained open for accrual of future benefits based on career-average salary until April 5, 2016. The Salaried Pension Plans are now frozen. Participants in the Salaried Pension Plans no longer earn additional credited service, and changes in salary for a participant are not considered in determining pension benefits. The Salaried Pension Plans were frozen consistent with contemporary benefit practices.

The Named Executive Officers who were employed by Luxfer on or before 1998 participate on the same basis as other salaried employees in the non-contributory Salaried Pension Plans. Alok Maskara, Heather Harding, and Stephen Webster do not participate in the Salaried Pension Plans because they joined Luxfer following the Salaried Pension Plans’ closure to new participants in 1998.

The table below lists the number of years of credited service and present value of accumulated pension benefits as of December 31, 2021, for each of the Named Executive Officers who participated in the Salaried Pension Plans. The disclosed amounts are actuarial estimates only and do not necessarily reflect the actual amounts that will be paid to the Named Executive Officers, which will only be known at the time they become eligible for payment.

Name	Name of Plan	Length of Credited Service	Present value of accumulated benefit (US$) (1)	Payments during last fiscal year (US$)
Graham Wardlow	Luxfer Group Pension Plan	31 years, 7 months	1,600,507	—
	Luxfer Group Supplementary Pension Plan	4 years	55,330	—
Andy Butcher	Luxfer Group Pension Plan	21 years, 6 months	1,477,703	—
	Luxfer Group Supplementary Pension Plan	1 year, 3 months	29,689	—

(1)	The present value of accumulated benefit is a U.K. benefit and is paid in GBP sterling. The amounts have been translated into U.S. dollars at the December 31, 2021 exchange rate of £1: US$1.3495.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

CEO PAY RATIO

Identification of Median Employee

In accordance with Item 402(u) of Regulation S-K, we are required to provide certain information concerning the ratio between Luxfer's then-serving CEO's, Alok Maskara’s, annual total compensation and the annual total compensation of the Company’s estimated median compensated employee (“MCE”), in each case generally calculated in the manner that annual total compensation is calculated for the purposes of the Summary Compensation Table.

Summary

As described in more detail below, the total compensation of the Company’s MCE was US$68,409 in 2021. Mr. Maskara’s compensation for purposes of the ratio totaled US$3,339,733, resulting in an estimated ratio to the MCE’s total fiscal 2021 compensation of 49 to 1. Mr. Maskara’s compensation for purposes of the ratio is the same as that reported in the Summary Compensation Table above.

Methodology

Item 402(u) of Regulation S-K requires the identification of a median compensated employee at least once every three years. As the Company last determined its MCE in fiscal 2018, we identified a different MCE during and for fiscal 2021 for the purposes of calculating CEO Pay Ratio. The MCE identified and used for purposes of determining our CEO Pay Ratio for fiscal 2021 was a production employee at one of the Company’s U.S. facilities.

For fiscal 2021, the Company calculated the total compensation of the MCE using the same methodology as was used to calculate Mr. Maskara’s total fiscal 2021 compensation for purposes of the Summary Compensation Table. This included adding the MCE’s actual fiscal 2021 hourly pay, overtime pay, fiscal 2021 bonus, mobile phone allowance, and amounts contributed by Luxfer to the MCE’s individual defined contribution account in calendar 2021, which resulted in a total 2021 compensation of US$68,409.

SEC rules and guidance for identifying the median of the annual total compensation of employees and calculating the pay ratio based on the MCE's annual total compensation allow companies to adopt a variety of methodologies; to apply certain exclusions; and to make reasonable estimates and assumptions that reflect employee populations and compensation practices. Accordingly, the pay ratios reported by other companies may not be comparable to Luxfer's pay ratio, as other companies may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

2022 Proxy Statement 77

AUDIT COMMITTEE PRE-APPROVAL
POLICY

The Audit Committee reviews and approves the external Independent Auditor’s engagement and audit plan, including fees, scope, staffing, and timing of work. In addition, the Audit Committee Charter and Pre-Approval Policy on Audit and Non-Audit Services to be provided by the Independent Auditor limits the types of non-audit services that may be provided by the Independent Auditor. Any permitted non-audit services to be performed by the Independent Auditor must be pre-approved by the Audit Committee after the Committee is advised of the nature of the engagement and particular services to be provided. The Audit Committee pre-approved audit fees and all permitted non-audit services of the Independent Auditor in 2021. Responsibility for this pre-approval cannot be delegated to one or more members of the Audit Committee, and the Audit Committee may not delegate authority for pre-approvals to Luxfer management.

FEES PAID TO THE INDEPENDENT
AUDITOR

We engaged PricewaterhouseCoopers LLP ("PwC") to provide various audit and other authorized audit-related and non-audit services to the Company during fiscal years 2021, 2020 and 2019.

The Audit Committee approved all fees paid to PwC and the underlying services provided by the Independent Auditor. PwC’s fees for these services were as follows:

	2021 (US$)	2020 (US$)	2019 (US$)
Audit Fees (1)	1,467,434	1,655,000	1,403,000
Audit-Related Fees (2)	120,501 (3)	57,000 (4)	377,000 (5)
TOTAL	1,587,935	1,712,000	1,780,000 (6)

(1)	Audit Fees consist of fees for audits of our consolidated annual financial statements and the effectiveness of internal controls over financial reporting; reviews of our quarterly financial statements; statutory audits; review of SEC filings; consents for registration statements; comfort letters in connection with securities offerings; and consultation and review work necessary to comply with the standards of the PCAOB.

(2)	Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include, among other things, accounting consultations concerning financial accounting and reporting standards, audit work related to information systems and internal control remediation, and transaction-related consultations.

(3)	Audit-Related fees in 2021 consist of fees related to the statutory audit for Luxfer Shanghai, as well as incremental scope changes related to acquisitions, disposals, and discontinued operations in 2021.

(4)	Audit-Related Fees in 2020 consist of fees related to the remediation of a material weakness involving the implementation of a new ERP system.

(5)	Audit-Related Fees in 2019 consist of fees for additional audit work required in relation to the closure of the Gerzat, France facility and additional audit work relating to the implementation and testing of ERP systems, including internal controls over such systems.

(6)	Total Audit Fees in 2019 have been restated from the prior year to include an overrun fee for additional audit-related services, which was billed in June of 2020.

78

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, internal control over financial reporting, and compliance with legal and regulatory requirements. The Company’s internal audit function is responsible for, among other things, evaluating and improving the effectiveness of risk management, control processes, and governance practices. The Independent Auditor is responsible for expressing opinions on the conformity of the Company’s consolidated financial statements with generally accepted accounting principles, the fairness of the presentation of the Company’s financial statement schedules, and the effectiveness of internal controls over financial reporting in accordance with the Public Company Accounting Oversight Board (PCAOB). The role of the Audit Committee is to oversee the foregoing activities.

Management completed its evaluation of the Company’s internal controls over financial reporting pursuant to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight during the process. In connection with this oversight, the Committee received periodic updates provided by management and the internal audit function at each regularly scheduled Committee meeting. At the conclusion of the process, management concluded that the Company’s internal controls over financial reporting were effective as of December 31, 2021 and reported its conclusion to the Audit Committee. The Committee reviewed Management’s Assessment of the Effectiveness of Internal Controls over Financial Reporting contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC, as well as the Independent Auditor’s Report of Independent Registered Public Accounting Firm.

Furthermore, the Audit Committee met with the Company’s accounting and financial management team, the internal audit function, and the Independent Auditor to review the Company’s annual and quarterly periodic filings containing consolidated financial statements prior to the Company’s submission of such filings with the SEC. Additionally, the Audit Committee discussed with the Company’s internal auditors and Independent Auditor the overall scope and plans for their respective audits. The Committee meets with the Company’s internal auditors and Independent Auditor, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements with management, and discussed the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgements, and the clarity of disclosures in the financial statements. Additionally, in conformance with PCAOB rules, the Committee reviewed and discussed with the Independent Auditor one critical audit matter arising from the current period audit of the Company’s financial statements. A critical audit matter (“CAM”) is defined to be any matter arising from the audit of the financial statements that was communicated or required to be communicated to the Audit Committee and that (i) relates to accounts or disclosures that are material to the financial statements and (ii) involves especially challenging, subjective, or complex audit judgment. The Committee concurred with the Independent Auditor’s assessment and identification of the CAM contained in the Report of Independent Registered Public Accounting Firm included within the 2021 Annual Report on Form 10-K.

In connection with the financial statements for the year ended December 31, 2021, the Audit Committee has:

•	reviewed and discussed the Company’s audited U.S. GAAP consolidated financial statements and U.K. statutory financial statements for the year ended December 31, 2021 with management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm;

•	discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Auditing Standard No. 1301 and Rule 2-07 of SEC Regulation S-X, which addresses communication between audit committees and independent registered public accounting firms; and

•	received the written disclosures and the letter from PricewaterhouseCoopers LLP, as required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed PricewaterhouseCoopers LLP's independence with representatives of the firm.

In reliance of the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission on February 25, 2022. The Board approved these inclusions.

THE AUDIT COMMITTEE

Lisa Trimberger

Richard Hipple

Clive Snowdon

2022 Proxy Statement 79

EQUITY COMPENSATION PLAN
INFORMATION

The following table gives aggregate information under all current equity compensation plans of the Company as of December 31, 2021.

	Number of securities to be issued upon vesting and exercise of outstanding share awards	Weighted-average vesting and exercise price of outstanding share awards	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)(2)	423,453	N/A (3)	322,719
Equity compensation plans not approved by security holders (4)(5)(6)(7)	297,487	$0.99	295,772
Total	720,940		618,491

(1)	As of December 31, 2021, 174,468 shares were available for issuance under the Employee Stock Purchase Plan (“ESPP”), which became effective in May 2014.

(2)	As of December 31, 2021, 148,251 shares were available for issuance under the Share Incentive Plan (“SIP”), which became effective in May 2014. The number of £0.50 ordinary shares registered under this Plan is currently 500,000.

(3)	Shares awarded under the ESPP and SIP are allocated based on payroll contributions made by employees of the Company. The nominal value of the Company’s shares is £0.50 per share (c. $0.67 per share at December 31, 2021, exchange rate). No exercise or issue price is associated with employees receiving shares under these Plans.

(4)	As of December 31, 2021, 295,772 shares remained available for issuance under the Long-Term Umbrella Incentive Plan (“LTIP”) and the Non-Executive Directors Equity Incentive Plan (“EIP”). Both Plans were established as part of the IPO arrangements in 2012.

The LTIP is used to grant awards to the Executive Leadership Team, as well as senior and junior managers, in Luxfer. A variety of different awards can be granted under the LTIP. The maximum value of awards that can be granted to the Chief Executive Officer, the only Executive Director, under the LTIP is defined in the Remuneration Policy.

The EIP is used to grant awards to Non-Executive Directors as part of their annual fees. The value of the award is currently up to 100% of the annual retainer fee of a Non-Executive Director. These awards are made the day after the Company’s Annual General Meeting each year and vest the day before the following year’s AGM. Annual awards are usually made as restricted stock units. They are paid out immediately on vesting, together with dividends that have been accumulated during the vesting period. New Non-Executive Directors cannot participate in the annual awards until they have served six months; however, the awards they would have earned from the date of appointment are added to the next annual award provided they are elected or re-elected at the AGM.

(5)	In 2012, as part of the IPO arrangements, the Company implemented the Executive Officer IPO Stock Option Grant Agreement. All the options made available under this Agreement have been exercised or have now lapsed. As a result, information in respect of this arrangement has been excluded from the above analysis.

(6)	In 2012, as part of the IPO arrangements, the Company implemented the Non-Executive Officer IPO Stock Option Grant Agreement. All the options made available under this Agreement have been exercised or have now lapsed. As a result, information in respect of this arrangement has been excluded from the above analysis.

(7)	In 2007, prior to the 2012 IPO, the Company implemented the Luxfer Holdings Executive Share Options Plan (“ESOP 2007”). All the options made available under the 2007 Plan have been exercised. As a result, information in respect of the ESOP 2007 has been excluded from the above analysis.

80

SECURITY OWNERSHIP

The following table contains information concerning the beneficial ownership of our ordinary shares as of April 1, 2022, by each Director and Director nominee, by each Named Executive Officer listed in the Summary Compensation Table, and by all Directors and Executive Officers as a group. Our ordinary shares subject to share awards that are currently exercisable or exercisable within 60 days of April 1, 2022, are considered outstanding and beneficially owned by the person holding the awards for the purpose of calculating the ownership percentage of that person but not for the purpose of calculating the ownership percentage of any other person. Based on a review of filings with the SEC, the following table also contains information concerning each person who we know beneficially owned more than 5% of our ordinary shares as of December 31, 2021.

	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Name and Address of Beneficial Owner
Directors, Director Nominees and Named Executive Officers:
David Landless (1)	6,223	*%
Clive Snowdon (2)	9,336	*%
Richard Hipple (3)	10,704	*%
Lisa Trimberger (4)	13,255	*%
Patrick Mullen (5)	1,250	*%
Alok Maskara (6)	259,550	*%
Heather Harding (7)	51,466	*%
Andy Butcher (8)	110,507	*%
Graham Wardlow (9)	34,292	*%
Stephen Webster (10)	16,791	*%
Aggregate Directors and Executive Officers (13 individuals) (11)	532,191	1.9%
5% Shareholders:
FMR LLC (12)	3,493,532	12.1%
Wellington Management Group LLP (13)	2,790,421	10.1%
Paradice Investment Management LLC (14)	2,234,032	8.0%
Nantahala Capital Management, LLC (15)	2,118,233	7.6%
William Blair Investment Management, LLC (16)	2,082,207	7.2%
Kempen Capital Management N.V. (17)	1,999,576	6.9%
BlackRock, Inc. (18)	1,576,832	5.4%

*	Representing 1% or less ownership

(1)	Represents a shareholding of 6,223 ordinary shares, including 138 additional shares acquired from dividend reinvestment transactions in 2021.

(2)	Represents a shareholding of 9,336 ordinary shares, including 98 additional shares acquired from dividend reinvestment transactions in 2021, held in an account owned solely by the Director’s spouse.

(3)	Represents a shareholding of 10,704 ordinary shares, including 252 additional shares acquired from dividend reinvestment transactions in 2021.

(4)	Represents a shareholding of (i) 5,000 ordinary shares held as Joint Tenants in Common by trusts of which the Director and the Director’s spouse are the trustee and sole beneficiary; (ii) 5,000 ordinary shares held by a trust of which the Director is the sole beneficiary and the Director’s spouse is the trustee; and (iii) 3,255 ordinary shares, including 173 additional shares acquired from dividend reinvestment transactions in 2021, held in a trust of which the Director’s spouse is the sole beneficiary and the Director is the trustee.

(5)	Represents a shareholding of 1,250 ordinary shares.

(6)	Represents a shareholding of 259,550 ordinary shares, including 12,857 ordinary shares acquired upon the vesting of restricted stock units on March 13 - March 15, 2022 (after the forfeiture of shares to cover issue cost and taxes due). Restricted stock units carry with them the right to receive accumulated dividends during the period, in shares. These dividends are credited when the award vests. These amounts have been reflected in the table above.

2022 Proxy Statement 81

SECURITY OWNERSHIP

(7)	Represents a shareholding of 51,466 ordinary shares, including 3,761 ordinary shares acquired upon the vesting of restricted stock units on March 13 - March 15, 2022 (after the forfeiture of shares to cover issue cost and taxes due). Restricted stock units carry with them the right to receive accumulated dividends during the period, in shares. These dividends are credited when the award vests. These amounts have been reflected in the table above.

(8)	Represents a shareholding of 110,507 ordinary shares, including 2,508 ordinary shares acquired upon the vesting of restricted stock units on March 13 - March 15, 2022 (after the forfeiture of shares to cover issue cost and taxes due). Restricted stock units carry with them the right to receive accumulated dividends during the period, in shares. These dividends are credited when the award vests. These amounts have been reflected in the table above.

(9)	Consists of (i) 31,252 ordinary shares, including 7,520 ordinary shares held by the Named Executive Officer’s spouse and (ii) 3,040 ordinary shares issuable upon exercise of stock options within 60 days of April 1, 2022. The 3,040 ordinary shares issuable upon exercise of stock options excludes any shares potentially forfeited to cover exercise cost and taxes due. Stock options carry with them the right to receive accumulated dividends during the period, in shares. These dividends are credited when the stock option is exercised and have been reflected in the table above.

(10)	Consists of (i) 10,444 ordinary shares and (ii) 6,347 ordinary shares issuable upon the exercise of stock options within 60 days of April 1, 2022. The 6,347 ordinary shares issuable upon exercise of stock options excludes any shares potentially forfeited to cover exercise cost and taxes due. Stock options carry with them the right to receive accumulated dividends during the period, in shares. These dividends are credited when the stock option is exercised and have been reflected in the table above.

(11)	Represents ordinary shares beneficially owned by those individuals listed as Named Executive Officers, Directors, and Director Nominees in the table above, plus ordinary shares beneficially owned by the remaining Executive Officers of the Company as of April 1, 2022 (3 individuals). These three Executive Officers, together, beneficially own 18,817 ordinary shares. The foregoing figure consists of (i) 522,804 ordinary shares and (ii) 9,387 ordinary shares issuable upon exercise of stock options within 60 days of April 1, 2022. Stock options carry with them the right to receive accumulated dividends during the period, in shares. These dividends are credited when the stock option is exercised and have been reflected in the table above.

(12)	Based solely on a Schedule 13G/A filed by FMR LLC and Abigail P. Johnson on February 8, 2022, FMR LLC has sole voting power with respect to 34,849 shares and sole power to dispose or direct the disposition of 3,493,532 shares. The principal business address for the entity is 245 Summer Street, Boston, Massachusetts 02210.

(13)	Based solely on a Schedule 13G/A filed by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP, and Wellington Management Company LLP on March 10. 2022, each of the aforementioned filers is deemed to be the beneficial owner with shared dispositive power of 2,790,421 shares and shared voting power with respect to 2,698,057 shares. The principal business address for each of these entities is 280 Congress Street, Boston, Massachusetts 02210.

(14)	Based solely on a Schedule 13G/A filed by Paradice Investment Management LLC and Paradice Investment Management Pty Ltd on February 10, 2022, both aforementioned filers are deemed to be the beneficial owner with shared dispositive power of 2,234,032 shares and shared voting power with respect to 1,384,662 shares. The principal business address for Paradice Investment Management LLC is 257 Fillmore Street, Suite 425, Denver, Colorado, 80206. The principal business address for Paradice Investment Management Pty Ltd is Level 27, The Chifley Tower, 2 Chifley Square, Sydney NSW 2000, Australia.

(15)	Based solely on a Schedule 13G/A filed by Nantahala Capital Management, LLC, Wilmot B. Harkey, and Daniel Mack on February 14, 2022, each of the aforementioned filers is deemed to be the beneficial owner with shared dispositive power of 2,118,233 shares and shared voting power of 2,118,233 shares. The principal business address for those beneficial owners is 130 Main Street, 2nd Floor, New Canaan, Connecticut 06840.

(16)	Based solely on a Schedule 13G filed by William Blair Investment Management, LLC on February 9, 2022, William Blair Investment Management, LLC has sole voting power with respect to 1,662,895 shares and sole power to dispositive power of 2,082,207 shares. The principal business address for the entity is 150 North Riverside Plaza, Chicago, Illinois 60606.

(17)	Based solely on a Schedule 13G filed by Kempen Capital Management N.V. on February 11, 2022, Kempen Capital Management N.V. has the sole voting power with respect to 1,652,698 shares and sole dispositive power of 1,999,576 shares. The principal business address for the entity is Beethovenstraat 300, 1077WZ Amsterdam, The Netherlands.

(18)	Based solely on a Schedule 13G/A filed by BlackRock, Inc. on February 2, 2022, BlackRock, Inc has the sole voting power with respect to 1,532,344 shares and sole power dispositive power of 1,576,832 shares. The principal business address for the entity is 55 East 52nd Street, New York, NY 10055.

82

OTHER INFORMATION

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s Directors and Officers, and persons who beneficially own more than 10% of the Company’s ordinary shares, to file with the SEC initial reports of ownership and reports of changes in ownership relating to the Company’s ordinary shares. Such persons are required by SEC regulations to furnish the Company with copies of all Forms 3, 4, and 5 in which they file. Based solely upon a review of the copies of such forms furnished to the Company, the Company believes that each of the said persons complied with all Section 16(a) filing requirements applicable to them during the fiscal year ended December 31, 2021.

SHAREHOLDER PROPOSALS AND
NOMINATIONS FOR THE 2023 ANNUAL
GENERAL MEETING OF SHAREHOLDERS

The deadline for submitting a shareholder proposal for inclusion in our proxy materials for our 2023 Annual General Meeting pursuant to SEC Rule 14a-8 is December 28, 2022. Any such proposal must meet the rules and regulations of the SEC, including Rule 14a-8, for such proposals to be eligible for inclusion in our proxy statement and form of proxy for our 2023 Annual General Meeting.

In addition, our Articles of Association establish an advance notice procedure outside of Rule 14a-8 for shareholders who wish to present nominations for the election of Directors at an annual general meeting. Any such nominations must be submitted in accordance with the requirements of our Articles, which provide that no person, other than a Director retiring at the general meeting, shall be appointed or re-appointed a Director at any general meeting unless he or she is recommended by the Board of Directors, or, not less than 7 nor more than 42 days before the day appointed for the meeting, notice in writing by a member qualified to vote at the meeting has been given to the Company Secretary with the intention to propose the person for appointment, together with confirmation in writing by that person of their willingness to be appointed.

Shareholder and interested party proposals or nominations pursuant to any of the foregoing should be sent to us at our principal executive office: c/o Company Secretary, Luxfer Holdings PLC, 8989 North Port Washington Road, Suite 211, Milwaukee, Wisconsin, 53217, United States of America.

2022 Proxy Statement 83

OTHER INFORMATION

SHAREHOLDERS SHARING AN ADDRESS

In addition to furnishing proxy materials electronically, we take advantage of the SEC’s “householding” rules to reduce the delivery cost of materials. Under such rules, only one set of proxy materials is delivered to multiple shareholders sharing an address, unless we have received contrary instructions from one or more of the shareholders.

If you are a shareholder sharing an address and wish to receive a separate copy of the proxy materials, you may so request by contacting Computershare by phone at 1-866-641-4276 or by email at investorvote@computershare.com (please include “Proxy Materials Luxfer Holdings PLC” in the subject line and include your full name and address). A separate copy will be promptly provided following receipt of your request, and you will receive separate materials in the future.

If you currently share an address with another shareholder but are nonetheless receiving separate copies of the materials, you may request delivery of a single copy in the future by contacting Computershare at the phone number or email address shown above.

WHERE YOU CAN FIND MORE
INFORMATION

Luxfer files annual, quarterly, and special reports; proxy statements; and other information with the SEC. You may read and copy any document that Luxfer files with the SEC on their website at www.sec.gov or in person at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room.

Any shareholder or interested party wishing to review, without charge, a copy of our 2021 Annual Report on Form 10-K (without exhibits) filed with the SEC or any other documents incorporated by reference in this Proxy Statement should visit our website at www.luxfer.com. Shareholders or interested parties may also write to us at our principal executive office: c/o Company Secretary, Luxfer Holdings PLC, 8989 North Port Washington Road, Suite 211, Milwaukee, Wisconsin, 53217, United States of America. We can also be reached by telephone at +1-414-269-2419.

84

APPENDIX A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO GAAP MEASURES

The following table of non-GAAP summary financial data presents a reconciliation of adjusted net income, adjusted earnings per share, adjusted EBITA (also referred to as Management EBITA), adjusted EBITDA, adjusted operating cash flow, and organic revenue for the periods presented, being the most comparable GAAP measure.

Management believes that adjusted net income, adjusted earnings per share, adjusted EBITA, adjusted EBITDA, adjusted operating cash flow, and organic revenue are key performance indicators (“KPIs”) used by the investment community and that such presentation will enhance an investor’s understanding of the Company’s operational results. In addition, Luxfer’s CEO, CFO, and other senior management use these KPIs, among others, to evaluate business performance. However, investors should not consider these metrics in isolation as an alternative to net income, earnings per share, EBITA, EBITDA, operating cash flow, or revenue when evaluating Luxfer’s operating performance or measuring Luxfer’s profitability.

Discontinued Operations

As a result of our decision to exit non-strategic aluminum product lines, such as our Superform aluminum superplastic forming business operating from sites in the U.K. and U.S. and our U.S. aluminum gas cylinders business, we have reflected the results of operations of these businesses as discontinued operations in the tables below. Certain amounts in prior-year financial statements were reclassified to conform to the current-year presentation primarily due to the classification of these businesses as discontinued operations.

	Years ended December 31,
In millions except per share data	2021	2020	2019	2018	2017
Net income from continuing operations	30.0	20.8	8.7	27.7	16.6
Accounting charges/(credits) related to acquisitions and disposals of businesses
Unwind of discount on deferred consideration	—	—	0.2	0.2	0.2
Amortization on acquired intangibles	0.9	0.7	1.2	1.2	1.3
Acquisitions and disposals	1.5	—	1.4	4.3	(1.3)
Defined benefit pension credit	(2.3)	(4.3)	(1.3)	(4.7)	(4.2)
Restructuring charges	6.2	8.9	25.9	13.2	8.4
Impairment charges	—	—	(0.2)	5.9	3.7
Other charges (1)	1.1	0.4	2.5	—	5.8
Share-based compensation charges	2.8	2.8	4.5	4.8	2.2
Impact of U.S. tax reform	—	—	—	—	(2.0)
Other non-recurring tax items	(1.9)	—	—	(2.9)	—
Income tax on adjusted items	(2.1)	(0.4)	(2.0)	(1.7)	3.1
Adjusted net income from continuing operations	36.2	28.9	40.9	48.0	27.6
Adjusted earnings per ordinary share
Diluted earnings per ordinary share	1.07	0.74	0.31	1.00	0.62
Impact of adjusted items	0.22	0.29	1.16	0.73	0.41
Adjusted diluted earnings per ordinary share (2)	1.29	1.03	1.47	1.73	1.03

_____________________

(1)	Other charges of $1.1 million in 2021 relates to the settlement of a class action lawsuit in the Gas Cylinders segment in relation to an alleged historic violation of the California Labor Code, concerning a Human Resources administration matter. The Company paid the settlement during the year, with no additional charge to the income statement expected.

In 2019, the Company commenced a project to remove low-level naturally occurring radioactive material from a redundant building at Elektron’s Manchester, U.K. site. The work represented remediation of a legacy environmental issue and was completed in 2021. In 2020 and 2019, the Company recognized a US$0.4 million and US$2.5 million respectively, in other charges on the Statements of Income in Form10-K related to this remediation.

(2)	For the purposes of calculating diluted earnings per share, the weighted average number of ordinary shares outstanding during the financial year has been adjusted for the dilutive effects of all potential ordinary shares and share options granted to employees.

2022 Proxy Statement A-1

APPENDIX A

	Years ended December 31,
In millions	2021	2020	2019	2018	2017
Adjusted net income from continuing operations	36.2	28.9	40.9	48.0	27.6
Add back/(deduct):
Impact of U.S. tax reform	—	—	—	—	2.0
Other non-recurring tax items	1.9	—	—	1.2	1.3
Income tax on adjusted items	2.1	0.4	2.0	1.7	3.1
Income tax expense	5.4	6.9	7.6	6.5	3.3
Net finance costs	3.1	5.0	4.4	4.5	6.3
Adjusted EBITA from continuing operations (1)	48.7	41.2	54.9	63.6	42.3
Loss on disposal of PPE	—	0.1	0.2	0.3	—
Depreciation	14.7	12.6	12.0	15.7	17.0
Adjusted EBITDA from continuing operations	63.4	53.9	67.1	79.6	59.3
Adjustments to reconcile from U.S. GAAP (2)	—	—	—	—	2.0
Changes in assets and liabilities, net effects of business acquisition	17.3	20.9	(5.2)	3.8	5.7
Non-restructuring capital expenditures	(9.2)	(8.2)	(12.7)	(10.3)	(11.3)
Equity income of unconsolidated affiliates	—	(0.1)	0.7	0.4	(0.1)
UK pension deficit funding contributions	(18.2)	(5.3)	(5.2)	(5.5)	(7.2)
Adjusted operating cash flow	53.3	61.2	44.3	67.2	48.4
Organic revenue
Group revenue	374.1	324.8	373.4	401.9	441.3
Deduct:
SCI acquisition	(24.9)	—	—	—	—
Czech divestiture	—	—	(7.6)	(18.7)	(15.8)
Organic revenue	349.2	324.8	365.8	383.2	329.1
Organic revenue (decline)/growth	7.5%	(11.2%)	(4.5%)	16.4%	6.7%

_____________________

(1)	Also referred to in this Proxy Statement as Management EBITA.

(2)	Prior to 2018, Luxfer was a Foreign Private Issuer and reported under IFRS as adopted by the E.U. (“IFRS E.U.”), which differs in certain respects from U.S. generally accepted accounting principles (“U.S. GAAP”). The adjusted EBITDA figure for 2017 reported under U.S. GAAP in our Annual Report on 10-K have been reconciled to IFRS E.U. for the purpose of reconciliation to the non-GAAP adjusted operating cash flow metrics.

A-2

APPENDIX B

The following sets forth the text of the Amended and Restated Luxfer Holdings PLC Long-Term Umbrella Incentive Plan, showing the proposed revisions by way of comparison against the original text of the Plan.

PROPOSED AMENDED AND RESTATED LONG-TERM UMBRELLA INCENTIVE PLAN

LUXFER HOLDINGS PLC
lonG-TERM UMBRELLA INCENTIVE PLAN
(Amended and Restated as of June 8, 2022)

1.	Purpose of the Plan

The purpose of the Plan is to attract and retain high-quality senior employees in an environment where compensation levels are based on global market practice, to align rewards of employees with returns to shareholders and to reward the achievement of business targets and key strategic objectives. The Plan is designed to serve these goals by providing such employees with a proprietary interest in pursuing the long-term growth, profitability and financial success of the Company. Award grants are intended to be determined annually, but may be made on other occasions, such as recruitments.

2.	Definitions

As used in the Plan or in any instrument governing the terms of any Award, unless stated otherwise, the following definitions apply to the terms indicated below:

(a)                 “Award” means any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, or Other Stock Based Award, or Cash Incentive Award granted to a Participant pursuant to the Plan.

(b)                 “Award Agreement” means any written agreement, contract or other instrument or document evidencing an Award.

(c)                 “Beneficiary” means a person designated in writing by the Participant to receive any amounts due to the Participant hereunder in the event of the Participant’s death or, absent any such designation, the Participant’s estate. Such designation, if any, must be on file with the Company prior to the Participant’s death.

(d)                 “Board” means the Board of Directors of Luxfer.

(e)                 “Cash Incentive Award” means an award granted pursuant to Section 9 of the Plan.

(f)                  “Cause” means (i) if the Participant is a party to an employment agreement with the Company and such agreement provides for a definition of Cause or the grounds for summary dismissal, the definition of Cause contained therein or such grounds for summary dismissal, as applicable, or (ii) if no such agreement exists or if such agreement does not define Cause and does not provide for the grounds for summary dismissal, such conduct of a Participant that constitutes grounds for summary dismissal, as determined by the Company in its sole discretion. For the avoidance of doubt, grounds for summary dismissal will include, without limitation, (i) gross misconduct, gross incompetence or any other material breach of obligations to the Company, (ii) commission of any criminal offence other than a road traffic offence or any other offence which does not result in a custodial sentence and in the reasonable opinion of the Company does not affect the Participant’s employment, (iii) becoming bankrupt or making any formal arrangement or composition with the Participant’s creditors generally, (iv) disqualification from being a director of any company by reason of an order made by any competent court other than by reason of mental or physical disability; (v) engaging in any conduct which brings the Participant or the Company into disrepute.

(g)                 “Change in Control” means, unless otherwise defined in the Award Agreement, the occurrence of any of the following after the Effective Date: (i) any Person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company’s outstanding securities (other than any Person who was a “beneficial owner” of securities of the Company representing 40% or more of the combined voting power of the Company’s outstanding securities prior to the Effective Date); or (ii) dissolution or liquidation of the Company; or (iii) material reconstruction or significant demerger; or (iv) individuals who constitute the Board on the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board, provided that any person becoming a director subsequent to the Effective Date whose appointment to fill a vacancy or to fill a new Board position was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company’s shareholders was approved by the same nominating committee serving under an

2022 Proxy Statement B-1

APPENDIX B

Incumbent Board, shall be, for purposes of this clause (iv), considered as though he or she were a member of the Incumbent Board; or (v) the occurrence of any of the following of which the Incumbent Board does not approve: (A) merger or consolidation in which the Company is not the surviving corporation or (B) sale of all or substantially all of the assets of the Company; or (vi) consummation of a plan of reorganization, merger or consolidation of the Company with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the plan of reorganization are exchanged or converted into cash or property or securities not issued by the Company, which was approved by shareholders pursuant to a proxy statement soliciting proxies from shareholders of the Company, by someone other than the then current management of the Company.

(h)                 “Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and all regulations, interpretations and administrative guidance issued thereunder.

(i)                   “Committee” means the Remuneration Committee of the Board or such other committee as the Board shall appoint from time to time to administer the Plan and to otherwise exercise and perform the authority and functions assigned to the Committee under the terms of the Plan.

(j)                   “Company” means Luxfer and all of its Subsidiaries, collectively.

~~(k) “Director EIP” means the Luxfer Non-Executive Directors Equity Incentive Plan, as it may be amended from time to time.~~

(k)                 ~~(l)~~ “Disability” means any physical or mental impairment which qualifies a Participant for (i) disability benefits under any long-term disability plan maintained by the Company, (ii) workers’ compensation total disability benefits, (iii) Social Security disability benefits, or (iv) as otherwise determined by the Board. For purposes of the Plan, a Participant’s employment shall be deemed to have terminated as a result of Disability on the date as of which he or she is first entitled to receive disability benefits under such policy, law or regulation or such other date as the Committee shall determine in its sole discretion; provided that with respect to any Award that is subject to Section 409A of the Code, if such Award provides for any payment or distribution upon a Participant’s (i) Disability, then “Disability” shall have the meaning given to such term in Section 1.409A-3(i)(4) of the Treasury Regulations or (ii) termination of employment as a result of Disability, then such Participant’s employment shall be deemed to have terminated as a result of Disability on the date on which such Participant experiences a separation from service within the meaning of Section 409A of the Code and regulations promulgated thereunder.

(l)                   ~~(m)~~ “Effective Date” means October 2, 2012.

(m)               ~~(n)~~ “Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.

~~(o) “Executive Officers” shall mean the Chief Executive Officer, the Chief Financial Officer, Corporate Secretary and other members of the Executive Leadership Team of Luxfer.~~

(n)                 ~~(p)~~ “Exercise Price” means the price per Share at which a holder of an Option or a Stock Appreciation Right may purchase Shares or exercise a Stock Appreciation Right, as applicable.

(o)                 ~~(q)~~ “Fair Market Value” means, with respect to a Share, as of the applicable date of determination, (i) ~~(x) for purposes of Sections 3(c) and 6(a) hereof,~~ the closing price per Share on ~~the trading day immediately preceding such date as reported on the New York Stock Exchange and (y) for all other purposes, the closing price per Share on~~ that date as reported on the New York Stock Exchange (or if not reported, the closing price per Share on the trading day immediately preceding such date as reported on the New York Stock Exchange) or (ii) if not so reported, as determined by the Committee in its sole discretion using a reasonable valuation method taking into account, to the extent applicable, the requirements of Section 409A of the Code.

(p)                 ~~(r)~~  “Luxfer” means Luxfer Holdings PLC, incorporated in England and Wales, and any successor thereto.

(q)                 ~~(s)~~ “Nonqualified Stock Option” means an Option that is not intended to meet the requirements of Section 422 of the Code or that otherwise does not meet such requirements.

(r)                  ~~(t)~~ “Option” means a right granted to a Participant pursuant to Section 6 to purchase a specified amount of Shares at an Exercise Price.

(s)                 ~~(u)~~ “Ordinary Shares” means Luxfer’s ordinary shares, nominal value £0.50 per share, or any other security into which the ordinary shares shall be changed pursuant to the adjustment provisions of Section 12 of the Plan.

(t)                  ~~(v)~~ “Other Stock Based Award” means an equity-based or equity-related award, other than an Option, Stock Appreciation Right, Restricted Stock, or Restricted Stock Unit, granted to a Participant pursuant to Section 10, including a nil or nominal cost right to acquire Shares.

(u)                 ~~(w)~~ “Participant” means an employee of the Company who is eligible to participate in the Plan and to whom one or more Awards have been granted pursuant to the Plan.

B-2

APPENDIX B

(v)                 ~~(x)~~ “Performance-Based” means, with respect to an Award, an Award that vests, in whole or in part, on the basis of one or more Performance Targets ~~that are imposed on such Award pursuant to Section 11~~.

(w)                ~~(y)~~ “Performance Measures” means such measures ~~as are described in Section 11~~ on which Performance Targets are based in respect of Performance-Based Awards.

(x)                 ~~(z)~~ “Performance Percentage” means the factor determined pursuant to a Performance Schedule that is to be applied to a Target Award and that reflects actual performance compared to the Performance Target.

(y)                  ~~(aa)~~ “Performance Period” means the period of time during which the Performance Targets must be met in order to determine the degree of payout and/or vesting with respect to a Performance-Based Award. Performance Periods for different Awards may be overlapping.

(z)                 ~~(bb)~~ “Performance Schedule” means a schedule or other objective method for determining the applicable Performance Percentage to be applied to each Target Award.

(aa)             ~~(cc)~~ “Performance Target” means performance goals and objectives with respect to Performance Measures for a Performance Period.

(bb)             ~~(dd)~~ “Person” means a “person” as such term is used in Section 13(d) and 14(d) of the Exchange Act, including any “group” within the meaning of Section 13(d)(3) under the Exchange Act.

~~(ee) “Personal Data” means the name, home address, email address and telephone number, date of birth, social security number or equivalent of a Participant, details of all rights to acquire Shares or other securities or cash granted to the Participant and of Shares or other securities issued or transferred or cash paid to the Participant pursuant to the Plan and any other personal information which could identify the Participant and is necessary for the administration of the Plan.~~

(cc)              ~~(ff)~~ “Plan” means this Luxfer Holdings PLC Long-Term Umbrella Incentive Plan, as it may be amended from time to time.

(dd)             ~~(gg)~~ “Restricted Stock” means Shares awarded to a Participant pursuant to Section 7 subject to a substantial risk of forfeiture.

(ee)             ~~(hh)~~ “Restricted Stock Unit” means a right to receive a number of Shares subject to the Award or the value thereof as of the specified date granted to a Participant pursuant to Section 8.

(ff)                ~~(ii)~~ “Securities Act” means the United States Securities Act of 1933, as amended.

(gg)              ~~(jj)~~ “Share” means an Ordinary Share.

(hh)             ~~(kk)~~ “Stock Appreciation Right” means a right granted to a Participant under Section 6.

(ii)                 ~~(ll)~~ “Subsidiary” shall mean any entity of which a majority of the outstanding voting shares or voting power is beneficially owned directly or indirectly by Luxfer.

(jj)                 ~~(mm)~~ “Target Award” means a target Award determined by the Committee to be payable upon satisfaction of any applicable Performance Targets.

(kk)              ~~(nn)~~ “Time-Based“ means, with respect to an Award, an Award that vests solely on the basis of continued employment.

(ll)                 ~~(oo)~~ “Transfer” means, with respect to any Award, a transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or disposition of such Award, whether for or without consideration. “Transferee”, “Transferred” and “Transferability” shall have correlative meanings.

(mm)         ~~(pp)~~ “U.S.” shall mean the United States of America.

3.	Term; Stock Subject to the Plan~~; Limitations on Individual Awards~~

(a)                 Term of the Plan

Unless the Plan shall have been earlier terminated by the ~~Company~~Board, Awards may be granted under the Plan at any time in the period commencing on the Effective Date and ending ~~immediately prior to the tenth anniversary of the Effective Date~~on June 8, 2032. Awards granted pursuant to the Plan within that period shall not expire solely by reason of the termination of the Plan.

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APPENDIX B

(b)                 Stock Subject to the Plan

The maximum number of Shares that ~~initially~~ may be available for Awards under the Plan ~~and awards under the Director EIP~~on or after June 8, 2022, in the aggregate, shall be ~~a number equal to 2,010,820, which represents 7.4% of the outstanding share capital of Luxfer as of the Effective Date~~1,400,000 Shares. The maximum referred to in the preceding sentence~~s~~ of this paragraph shall be subject to adjustment as provided in Section 12. The Board may, subject to any applicable law and approval by the shareholders of Luxfer to the extent required by law or listing conditions of the New York Stock Exchange, from time to time increase the maximum number of Shares that may be available for Awards under the Plan. The Company may satisfy its obligation to deliver Shares under the Plan in any manner permitted by law, including without limitation, by issuing new Shares that are authorized for issuance, using treasury shares or causing an employee benefit trust or any other trust to deliver Shares.

For purposes of the preceding paragraph, if any Shares ~~covered by Awards shall only be counted as used to the extent they are actually transferred or delivered to a Participant (or such Participant’s permitted transferees as described in the Plan) pursuant to the Plan. For purposes of clarification, in accordance with the preceding sentence, if an Award is settled for cash or if Shares are withheld to pay the~~subject to an Award are forfeited, if any Award or any portion of an Award lapses or expires (including the unvested portion of any Award granted subject to Performance Targets, which fails to achieve its Performance Targets in full) or if any Award is settled for cash (in whole or in part) in accordance with its terms, the Shares subject to such Award shall, to the extent of such forfeiture, lapse, expiration or cash settlement, again be available for future grants of Awards under the Plan. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under this Section 3(b) and shall not be available for future grants of Awards: (i) Shares tendered by a Participant or withheld by the Company in payment of the ~~E~~exercise ~~P~~price of an Option ~~or~~; (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding ~~requirement~~obligation with respect to any Award; (iii) Shares subject to a Stock Appreciation Right that are not issued in connection with ~~an Award, only the shares transferred or delivered (if any), net of the shares withheld or paid, will be deemed transferred or delivered for purposes of determining the number of Shares that are~~the settlement of the Stock Appreciation Right in Shares upon exercise thereof; and (iv) Shares purchased on the open market with the cash proceeds from the exercise of Options. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for ~~transfer and delivery~~issuance under the Plan ~~or the Director EIP. In addition, if Shares are transferred or delivered subject to conditions which may result in the forfeiture, cancellation or return of such Shares to the Company, any portion of the Shares forfeited, cancelled or returned shall thereafter be treated as not transferred or delivered pursuant to the Plan. In addition, if Shares owned by a Participant (or such Participant’s permitted transferees as described in the Plan) are tendered (either actually or through attestation) to the Company in payment of any obligation in connection with an Award, the number of Shares tendered shall be added to the number of Shares that are available for delivery under the Plan or the Director EIP~~. Shares covered by Awards granted pursuant to the Plan in connection with the assumption, replacement, conversion or adjustment of outstanding equity-based awards in the context of a corporate acquisition or merger (within the meaning of Section 303A.08 of the New York Stock Exchange Listed Company Manual) shall not count as used under the Plan for purposes of this Section 3(b).

For the sake of clarity, no Shares that remained available under the Plan for issuance prior to June 8, 2022 will be issued on or after June 8, 2022, and no Shares underlying Awards granted prior to June 8, 2022 will be or become available for grants of Awards under the Plan on or after June 8, 2022.

~~(c) Individual Award Limits; Valuation~~

~~Unless otherwise determined by the Committee, the maximum value of the Awards granted under the Plan in any calendar year shall not exceed in the aggregate: (i) 220% of base salary for the Chief Executive Officer, (ii) 150% of base salary for the Chief Financial Officer and other members of the Executive Leadership Team of Luxfer (other than the Chief Executive Officer), and (iii) 100% of base salary for other Participants. For purposes of these individual limits, the Awards shall be valued as follows: (i) Time-Based Restricted Stock and Time-Based Restricted Stock Units shall be valued at the Fair Market Value of Shares subject to the Award on the date of grant; (ii) Options and Stock Appreciation Rights shall be valued at one-third of the Fair Market Value of Shares subject to the Award on the date of grant; (iii) Performance-Based Restricted Stock and Performance-Based Restricted Stock Units shall be valued at 50% of the Fair Market Value on the date of grant of the Target Award; (iv) Cash Incentive Awards shall be valued at the maximum cash value payable under the Award, and (v) Other Stock Based Awards shall be valued, as determined by the Committee in good faith at the time of grant, by reference to the Fair Market Value of Shares subject to the Award at the time of grant.~~

4.	Administration of the Plan

The Plan shall be administered by the Committee. The Committee shall, consistent with the terms of the Plan, from time to time designate those employees of the Company who shall be granted Awards under the Plan and the amount, type and other terms and conditions of such Awards. The Committee, in its discretion and consistent with applicable law and regulations, may delegate its authority and duties under the Plan to any other individual or committee as it deems to be advisable, under any

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APPENDIX B

conditions and subject to applicable law and any limitations that the Committee may establish, except that the Committee may not delegate its authority with respect to establishing the terms and conditions of Awards made to ~~the Executive Officers~~any employee of the Company who is subject to Section 16 of the Exchange Act.

The Committee shall have full discretionary authority to administer the Plan, including discretionary authority to interpret and construe any and all provisions of the Plan and the terms of any Award (and any Award Agreement) granted thereunder and to adopt and amend from time to time such rules and regulations for the administration of the Plan as the Committee may deem necessary or appropriate. The employment of a Participant with the Company shall be deemed to have terminated for all purposes of the Plan if such Participant is employed by a Subsidiary of Luxfer and such Subsidiary ceases to be a Subsidiary of Luxfer, unless the Committee determines otherwise.

On or after the date of grant of an Award under the Plan, the Committee may (i) accelerate the date on which any such Award becomes vested, exercisable or transferable, ~~as the case may be~~or waive any condition relating to such Award becoming vested, exercisable or transferable, as the case may be, in the event of death or Disability or in the event that the Committee determines the conditions to such vesting, exercisability or transferability to be impractical or unachievable, (ii) extend the term of any such Award, including, without limitation, extending the period following a termination of a Participant’s employment during which any such Award may remain outstanding~~,~~ or (iii) ~~waive any conditions to the vesting, exercisability or transferability, as the case may be, of any such Award or (iv)~~ provide for the ~~payment~~crediting of dividends or dividend equivalents with respect to any such Award as set forth herein; provided that the Committee shall not have any such authority to the extent that the grant or exercise of such authority would cause any tax to become due under Section 409A of the Code or any other applicable law.

Without limiting the generality of the foregoing, in order to assure the viability of Awards granted to Participants employed in various jurisdictions, the Committee may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy, or custom applicable in the jurisdiction in which the Participant resides or is employed. Moreover, the Committee may approve such supplements to, or amendments, restatements, or alternative version of, the Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan for any other purpose.

Decisions of the Committee shall be final, binding and conclusive on all parties.

To the extent permitted by applicable law, (i) no member of the Committee shall be liable for any action, omission, or determination relating to the Plan, and (ii) the Company shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan.

5.	Eligibility; Award Agreements; Non-Transferability; Vesting; Clawback

(a)                 The Committee shall select from time to time the employees of the Company who are eligible to receive Awards pursuant to the Plan, including those key employees who are largely responsible for the management, growth and protection of the business of the Company.

(b)                 Employees of Subsidiaries may participate in the Plan upon approval of Awards to such employees by the Committee. A Subsidiary’s participation in the Plan may be conditioned upon the Subsidiary’s agreement to reimburse Luxfer for costs and expenses of such participation, as determined by Luxfer. The Committee may terminate the Subsidiary’s participation in the Plan at any time and for any reason. If a Subsidiary’s participation in the Plan shall terminate, such termination shall not relieve it of any obligations theretofore incurred by it under the Plan, except with the approval of the Committee, and the Committee shall determine, in its sole discretion, the extent to which employees of the Subsidiary may continue to participate in the Plan with respect to previously granted Awards. Unless the Committee determines otherwise, a Subsidiary’s participation in the Plan shall terminate upon the occurrence of any event that results in such entity no longer constituting a Subsidiary as defined herein; provided, however, that such termination shall not relieve such Subsidiary of any of its obligations to Luxfer theretofore incurred by it under the Plan, except with the approval of the Committee. Notwithstanding the foregoing, unless otherwise specified by the Committee, upon any such Subsidiary ceasing to be a Subsidiary as defined herein, the Participants employed by such Subsidiary shall be deemed to have terminated employment for purposes of the Plan. With respect to Awards subject to Section 409A of the Code, for purposes of determining whether a distribution is due to a Participant, such Participant’s employment shall be deemed terminated as described in the preceding sentence only if the Committee determines that a separation from service (within the meaning of Section 409A of the Code and regulations promulgated thereunder) has occurred.

(c)                 Each Award granted under the Plan shall be evidenced by an Award Agreement in form and substance approved by the Committee~~. Except as otherwise determined by the Committee,~~ which may provide that (i) an Award may not be Transferred and (ii) following the vesting, exercise or lapse of transfer restrictions in respect of an Award, Shares must be held by the Participant for at least 12 months.

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APPENDIX B

(d)                 Notwithstanding any other provision in the Plan, no Award granted to a Participant shall vest, become exercisable or become transferable earlier than the first (1st) anniversary of the grant date; provided, however, up to a maximum of five percent (5%) of the maximum aggregate number of Shares that may be issued under the Plan pursuant to Section 3(a) may be issued pursuant to Awards granted under the Plan without regard for any limitations or other requirements for vesting or transferability under the Plan.

(e)                 Each Award granted under the Plan shall be subject to the Clawback Policies and Procedures as set forth in Luxfer’s Directors’ Remuneration Policy and the applicable Award Agreement.

6.	Options and Stock Appreciation Rights

The Committee may from time to time grant Time-Based and Performance-Based Options that are Nonqualified Stock Options and Time-Based and Performance-Based Stock Appreciation Rights, subject to the following terms and conditions:

(a)                 Evidence of Grant

The Award Agreement evidencing the grants of Options and Stock Appreciation Rights shall include the amount of Shares subject to an Award, the Exercise Price, vesting conditions (as set forth below) and such additional provisions as may be specified by the Committee. The Exercise Price per Share covered by any Option or Stock Appreciation Right shall be not less than 100% of the Fair Market Value of a Share on the date on which such Option or Stock Appreciation Right is granted with respect to any Option granted to a Participant who is a U.S. taxpayer.

(b)                 Vesting

Unless otherwise determined by the Committee, each Time-Based Option or Time-Based Stock Appreciation Right shall become vested and exercisable with respect to ~~one-third~~one quarter of the Shares subject to the Award on each of the first ~~three~~four anniversaries from the date of grant provided the Participant is continuously employed through each such respective anniversary.

(c)                 Exercise Period

No Option or Stock Appreciation Right shall be exercisable after the expiration of ten years from the date such Option or Stock Appreciation Right is granted.

(d)                 Exercise of Options and Stock Appreciation Rights

Each Option or Stock Appreciation Right may, to the extent vested and exercisable, be exercised in whole or in part. The partial exercise of an Option or Stock Appreciation Right shall not cause the expiration, termination or cancellation of the remaining portion thereof. An Option or Stock Appreciation Right shall be exercised by such methods and procedures as the Committee determines from time to time, including without limitation, in the case of an Option, through net physical settlement or other method of cashless exercise. The Exercise Price of an Option must be paid in full when the Option is exercised. For the avoidance of doubt, the preceding sentence will not prevent the Exercise Price being paid from the proceeds pursuant to the prompt sale of Shares acquired upon exercise or the Participant entering into other permissible arrangements, agreed by the Committee, for procuring payment of the aggregate Exercise Price.

(e)                 Payment in Cash or Shares

Upon exercise, a Stock Appreciation Right may be settled for cash or Shares or a combination of cash and Shares, in the discretion of the Committee, and as described in the Award Agreement. If a Stock Appreciation Right is settled for cash, the Company shall make a payment to the Participant equal to the excess, if any, of the Fair Market Value of a Share on the date of exercise over the Exercise Price, for each Share for which a Stock Appreciation Right was exercised. If the Stock Appreciation Right is settled for Shares, the Company shall deliver to the Participant a number of Shares in the amount equal to the cash payment amount that would have been payable if the Stock Appreciation Right was settled in cash divided by the Fair Market Value of a Share on the date of exercise, rounded down to the nearest whole number of Shares.

(f)                  Termination of Employment

Subject to the Committee’s discretion ~~of the Committee~~, upon the termination of the Participant’s employment for any reason other than for Cause, (i) the portion of ~~an~~any Time-Based Option or ~~a~~Time-Based Stock Appreciation Right that has not become vested or exercisable as of the date of such termination shall immediately lapse and (ii) any Performance-Based Option or Performance-Based Stock Appreciation Right shall vest with respect to the number of Shares underlying such Award equal to (a) the number of Shares underlying such Award that would have been vested in the Participant for the full Performance Period, as determined by the Committee in its sole discretion, taking into account actual performance results as of the date of termination multiplied by (b) a fraction, the numerator of which is the number of days during such Performance Period that have elapsed prior to (and including) the date of termination and the denominator of which is the total number of days in such Performance Period,

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APPENDIX B

rounded down to the nearest whole number of Shares. Any portion of a Performance-Based Option or Performance-Based Stock Appreciation Right that does not vest pursuant to the clause (ii) of the preceding sentence shall be immediately forfeited by the Participant as of the termination and the Participant shall have no further rights with respect thereto. ~~e~~Except as otherwise provided in the Plan or in the applicable Award Agreement, the portion of ~~the~~any Option or a Stock Appreciation Right that is or becomes vested or exercisable as of the date of termination of employment will lapse on the first anniversary of the date of termination of employment to the extent not theretofore exercised. In the event of the termination of the Participant’s employment for Cause, all Shares subject to an Option or a Stock Appreciation Right, whether then vested or exercisable or not, shall immediately lapse on such termination.

7.	Restricted Stock

The Committee may from time to time grant Time-Based and Performance-Based Restricted Stock, subject to the following terms and conditions:

(a)                 Grant of Restricted Stock

At the time of grant, the Committee shall determine, in its discretion, the terms and conditions that will apply to Restricted Stock granted pursuant to this Section 7. Unless otherwise determined by the Committee, Time-Based Restricted Stock shall vest with respect to ~~one-third~~one quarter of the Shares subject to the Award on each of the first ~~three~~four anniversaries from the date of grant provided the employee is continuously employed through each such respective anniversary.

(b)                 Issuance of Restricted Stock; Rights of Participants

As soon as practicable after Restricted Stock has been granted, Restricted Stock shall be transferred to the Participant. Shares of Restricted Stock may be evidenced in such manner as the Committee shall determine. Except as otherwise determined by the Committee, the Participant will have all rights of a shareholder with respect to the Shares of Restricted Stock, including the right to vote and, subject to Section 7(c), to receive dividends or other distributions, except that the Shares may be subject to a vesting schedule and forfeiture and may not be Transferred until the restrictions are satisfied or lapse. The Committee may enforce any restrictions that the Committee may impose on Restricted Stock in such manner as the Committee shall determine, including legends, custody accounts or any other restrictions on transfer.

(c)                 Dividends

No dividends will be paid to a Participant with respect to unvested Shares of Restricted Stock. The Committee may provide in its sole discretion that any dividends declared on the Shares of Restricted Stock before they are vested shall either (i) be reinvested in the form of additional Shares, which shall be subject to the same vesting provisions that apply to the Shares of Restricted Stock to which they relate, or (ii) be credited by the Company to an account for the Participant and accumulated with or without interest until the date upon which the Shares of Restricted Stock to which they relate become vested, and any dividends accrued with respect to forfeited Restricted Stock will be reconveyed to the Company without further consideration or any act or action by the Participant. In cases where dividends are reinvested, the number of additional Shares shall be determined by first (i) multiplying the number of Shares of Restricted Stock subject to an Award on the dividend payment date by the per-Share dollar amount of the dividend so paid, and then (ii) dividing the resulting amount by the Fair Market Value of Shares on the dividend payment date, with the number of Shares rounded down to the nearest whole number and the cash balance remaining being carried forward and added to the dividend amounts (if any) paid on the next occasion. If Shares of Restricted Stock subject to an Award are forfeited, the additional Shares (or credited cash amounts) that relate to such Restricted Stock shall also be forfeited.~~”~~

(d)                 Termination of Employment.

Subject to the Committee’s discretion ~~of the Committee~~, upon the termination of the Participant’s employment for any reason other than for Cause, (i) all Shares underlying Time-Based Restricted Stock that have not yet become vested as of the date of the Participant’s termination shall be immediately forfeited by the Participant and the Participant shall have no further rights with respect thereto and (ii) the Performance-Based Restricted Stock shall vest with respect to the number of Shares underlying such Award equal to (a) the number of Shares underlying such Award that would have been vested in the Participant for the full Performance Period, as determined by the Committee in its sole discretion, taking into account actual performance results as of the date of termination multiplied by (b) a fraction, the numerator of which is the number of days during such Performance Period that have elapsed prior to (and including) the date of termination and the denominator of which is the total number of days in such Performance Period, rounded down to the nearest whole number of Shares. Any portion of a Performance-Based Restricted Stock that does not vest pursuant to the clause (ii) of the preceding sentence shall be immediately forfeited by the Participant as of the termination and the Participant shall have no further rights with respect thereto. In the event of the termination of the Participant’s employment for Cause, all unvested Restricted Stock shall be immediately forfeited by the Participant as of the termination and the Participant shall have no further rights with respect thereto.

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APPENDIX B

8.	Restricted Stock Units

The Committee may from time to time grant Time-Based and Performance-Based Restricted Stock Units, subject to the following terms and conditions:

(a)                 Grant of Restricted Stock Units

At the time of grant, the Committee shall determine, in its discretion, the terms and conditions that will apply to Restricted Stock Units granted pursuant to this Section 8. Unless otherwise determined by the Committee, Time-Based Restricted Stock Units shall vest with respect to ~~one-third~~one quarter of the Shares subject to the Award on each of the first ~~three~~four anniversaries from the date of grant provided the Participant is continuously employed through each such respective anniversary.

(b)                 Dividend Equivalents

No dividends or dividend equivalents will be paid to a Participant with respect to unvested Restricted Stock Units. The Committee ~~shall~~may in its sole discretion provide for the payment of dividend equivalents with respect to Restricted Stock Units. ~~The~~If dividend equivalents will be paid, the Company shall credit the Participant with additional Restricted Stock Units as of each date on which the Company pays a cash dividend on Shares, the number of which shall be determined by first (i) multiplying the number of Restricted Stock Units subject to an Award on the dividend payment date by the per-Share dollar amount of the dividend so paid, and then (ii) dividing the resulting amount by the Fair Market Value of Shares on the dividend payment date. Any ~~A~~additional Restricted Stock Units shall be subject to the same restrictions, including but not limited to vesting, Transferability and payment restrictions, that apply to the Restricted Stock Units to which they relate. If the Restricted Stock Units subject to an Award are forfeited, the additional Restricted Stock Units that relate to such Restricted Stock Units shall also be forfeited.

(c)                 Form and Timing of Settlement

Payment of earned Restricted Stock Units shall be made as soon as practicable after the date(s) determined by the Committee and set forth in the Award Agreement, provided that with respect to any Restricted Stock Units subject to Section 409A of the Code such payment will occur in a manner that would not cause any tax to become due under Section 409A of the Code. Restricted Stock Units may be settled for cash, Shares, or a combination of both, as determined by the Committee and set forth in the Award Agreement. The Committee may permit Participants to request the deferral of payment of vested Restricted Stock Units (including the value of related dividend equivalents, if any) to a date later than the payment date specified in the Award Agreement, provided that with respect to any Restricted Stock Units subject to Section 409A of the Code such deferral will be made in a manner that would not cause any tax to become due under Section 409A of the Code.

(d)                 Termination of Employment.

Subject to the Committee’s discretion ~~of the Committee~~, upon the termination of the Participant’s employment for any reason other than for Cause, (i) all Shares underlying Time-Based Restricted Stock Units that have not yet become vested as of the date of the Participant’s termination shall be immediately forfeited by the Participant~~,~~  and (ii) the Performance-Based Restricted Stock Units shall vest and be settled in cash or Shares with respect to the number of Shares underlying such Award equal to (a) the number of Shares underlying such Award that would have been delivered to the Participant for the full Performance Period, as determined by the Committee in its sole discretion, taking into account actual performance results as of the date of termination multiplied by (b) a fraction, the numerator of which is the number of days during such Performance Period that have elapsed prior to (and including) the date of termination and the denominator of which is the total number of days in such Performance Period, rounded down to the nearest whole number of Shares. Any portion of a Performance-Based Restricted Stock Units Award that does not vest pursuant to the clause (ii) of the preceding sentence shall be immediately forfeited by the Participant as of the termination and the Participant shall have no further rights with respect thereto. In the event of the termination of the Participant’s employment for Cause, all Restricted Stock Units shall be immediately forfeited by the Participant as of the termination and the Participant shall have no further rights with respect thereto.

9.	Cash Incentive Awards

The Committee may from time to time grant Cash Incentive Awards. At the time of grant, the Committee shall determine, in its discretion, the terms and conditions that will apply to Cash Incentive Awards granted pursuant to this Section 9. Cash Incentive Awards may be settled in cash or in other property, including Shares, as determined by the Committee at the time of grant. Unless otherwise determined by the Committee, all Cash Incentive Awards shall be granted upon satisfaction of applicable performance conditions and shall be deferred for at least two years, subject to continued service of the Participant. If during such deferral period the Company restates its financial results based on which the Cash Incentive Award was computed, the Participant shall forfeit the excess of the amount of the Cash Incentive Award over what he would have received based on the restated financial results. Upon the termination of the Participant’s employment for any reason other than for Cause, the Cash Incentive Award held by the Participant shall become vested in full and payable within 30 days after the termination of the Participant’s employment, except (i) if the Participant is subject to United States taxation and the Cash Incentive Award is subject to Section

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409A of the Code, the payment of the Cash Incentive Award shall not be accelerated and (ii) if the Committee, in its sole discretion, reasonably believes that there is more than minimal risk of a restatement of the Company’s financial results during the original deferral period, the Cash Incentive Award shall be treated as if the Participant remained employed through the original payment date set forth in the Award. In the event of the termination of the Participant’s employment for Cause, all outstanding Cash Incentive Awards shall be forfeited by the Participant and the Participant shall have no further rights with respect thereto.

10.	Other Stock Based Awards

The Committee may grant Other Stock Based Awards not otherwise described herein in such amounts and subject to such terms and conditions as the Committee shall determine. Without limiting the generality of the preceding sentence, each such Other Stock Based Award may (i) involve the transfer of Shares to Participants, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of Shares, ~~and~~ (ii) be Time-Based or Performance-Based and (iii) be in the form of stock appreciation rights, phantom stock, restricted stock, restricted stock units, performance shares, deferred share units or share-denominated performance units; provided that each Other Stock Based Award shall be denominated in, or shall have a value determined by reference to, a number of Shares that is specified at the time of the grant of such award. The ~~UK schedule hereto or~~ applicable Award Agreement shall specify the consequences, if any, on the Award of the Participant’s termination of employment; provided that in the event of the termination of the Participant’s employment for Cause, all outstanding Other Stock Based Awards shall be immediately forfeited by the Participant and the Participant shall have no further rights with respect thereto.

11.	Performance-Based Awards

~~The Performance-Based Awards shall be subject to the following terms and conditions:~~

(a)                 Performance Targets, Target Awards and Performance Schedules

~~Within 90 days after the beginning of~~The Committee may establish for any Award (a) a Performance Period, ~~and in any case before 25% of the Performance Period has elapsed, the Committee shall establish~~ (~~a~~b) Performance Targets for such Performance Period, (~~b~~c) Target Awards for each Participant, and (~~c~~d) Performance Schedules for such Performance Period. The Performance Targets may be with respect to corporate performance, operating group or sub group performance, individual company performance, other group or individual performance, or division performance~~, and shall be based on one or more of the Performance Measures described below~~.

(b)                 Performance Measures

The Performance Targets upon which the payment or vesting of any Performance-Based Award depends shall relate to one or more ~~of the following~~ Performance Measures including without limitation: (i) net income or operating net income (before or after taxes, interest, depreciation, amortization, and/or nonrecurring/unusual items), (ii) return on assets, return on capital, return on equity, return on economic capital, return on other measures of capital, return on sales or other financial criteria, (iii) revenue or net sales, (iv) gross profit or operating gross profit, (v) cash flow, (vi) productivity or efficiency ratios, (vii) share price or total shareholder return, (viii) earnings per share, (ix) budget and expense management, (x) customer and product measures, including market share, high value client growth, and customer growth, (xi) working capital turnover and targets, (xii) margins, and (xiii) economic value added or other value added measurements, in any such case (x) considered absolutely or relative to historic performance or relative to one or more other businesses and (y) determined for the Company or any business unit or division thereof.

The measurement of any Performance Measure(s) may exclude the impact of charges for restructurings, discontinued operations, ~~extraordinary items, and other~~ unusual or non-recurring items, fluctuations in currency exchange rates and the cumulative effects of accounting changes, ~~each as defined by generally accepted accounting principles and as identified in the Company’s audited financial statements, including the notes thereto.~~or such other factors as the Committee, in its sole discretion, deems appropriate .

Each Performance Measure may be expressed on an absolute and/or relative basis and may be used to measure the performance of any Participant or group of Participants, or Luxfer, the Company or a Subsidiary as a whole or any business unit of Luxfer or any Subsidiary or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or a published or special index that the Committee, in its sole discretion, deems appropriate.

(c)                 ~~Certification~~Payout

Except as otherwise provided in the Plan, no distribution shall be made under this Plan until after the Committee has ~~certified~~determined the attainment of the Performance Targets and the amount to be paid to each Participant.

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APPENDIX B

~~(d) Service Requirements~~

~~Nothing in this Section 11 is intended to limit the Committee’s discretion to adopt any service conditions or restrictions with respect to Performance-Based Awards.~~

12.	Adjustment upon Certain Changes

(a)                 Adjustment of Shares

If the number of outstanding Shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of Luxfer, without ~~the~~ fair market value consideration, or an extraordinary cash dividend or distribution is made, then (i) the number of Shares available for Awards under the Plan ~~and awards under the Director EIP~~ set forth in Section 3, (ii) the Exercise Prices of and number of Shares subject to outstanding Options and Stock Appreciation Rights and (iii) the nominal value per Share, if applicable, and the number of Shares subject to other outstanding Awards, may be proportionately adjusted, subject to any required action by the Board or the shareholders of the Company and in compliance with applicable securities laws and, to the extent applicable, Section 409A of the Code. In addition, except insofar as the Board (on behalf of Luxfer) agrees to capitalize Luxfer’s reserves and apply the same in paying up any difference between the Exercise Price (or any amount payable per Share in relation to an Award) and the nominal value of the Shares, the Exercise Price (or other amount payable per Share in relation to an Award) of any Award over Shares that are to be newly issued by Luxfer in satisfaction of the Award shall not be reduced below a Share’s nominal value.

(b) Certain Mergers

Subject to any required action by the shareholders of Luxfer, in the event that the Company shall be the surviving corporation in any merger, consolidation or similar transaction as a result of which the holders of Shares receive consideration consisting exclusively of securities of such surviving corporation, the Committee may, to the extent deemed appropriate by the Committee, adjust each Award outstanding on the date of such merger or consolidation so that it pertains and applies to the securities which a holder of the number of Shares subject to such Award would have received in such merger or consolidation.

(c) Certain Other Transactions

In the event of (i) a dissolution or liquidation of Luxfer, (ii) a sale of all or substantially all of the Luxfer’s assets (on a consolidated basis), (iii) a merger, consolidation or similar transaction involving Luxfer in which Luxfer is not the surviving corporation or (iv) a merger, consolidation or similar transaction involving Luxfer in which Luxfer is the surviving corporation but the holders of Shares receive securities of another corporation and/or other property, including cash, the Committee shall, in its sole discretion, have the power to:

(i) cancel, effective immediately prior to the occurrence of such event, each Award (whether or not then exercisable), and, in full consideration of such cancellation, pay to the Participant to whom such Award was granted an amount in cash, for each Share subject to such Award equal to the value, as determined by the Committee in its reasonable discretion, of such Award, provided that with respect to any outstanding Option or Stock Appreciation Right, such value shall be equal to the excess of (A) the value, as determined by the Committee in its reasonable discretion, of the property (including cash) received by the holder of a Share as a result of such event over (B) the Exercise Price of such Option or Stock Appreciation Right (which value may be zero); or

(ii) provide for the exchange of each Award (whether or not then exercisable or vested) for an award with respect to, as appropriate, some or all of the property which a holder of the number of Shares subject to such Award would have received in such transaction and, incident thereto, make an equitable adjustment as determined by the Committee in its reasonable discretion in the Exercise Price of the Award, or the number of shares or amount of property subject to the Award or, if appropriate, provide for a cash payment to the Participant to whom such Award was granted in partial consideration for the exchange of the Award.

(d) Notice

The Company shall give each Participant notice of an adjustment, substitution, cancellation or other action hereunder and, upon notice, such adjustment, substitution, cancellation or other action shall be conclusive and binding for all purposes. Notwithstanding the foregoing, the Committee may, in its discretion, decline to take action under this Section 12 with respect to any Award if the Committee determines that such action would violate (or cause the Award to violate) applicable law or result in adverse tax consequences to the Participant or to the Company.

(e)       Changes to Awards Subject to Performance Conditions

In the event of any transaction or event described in this Section 12, the Committee may, in its sole discretion, make such adjustments in any Performance Schedule, Performance Targets or Target Award, and in such other terms of any Award, as the Committee may consider appropriate in respect of such transaction or event.

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APPENDIX B

(f)                  No Repricing

Notwithstanding any provision of the Plan to the contrary, in no event shall (i) any repricing (within the meaning of U.S. generally accepted accounting principles or any applicable stock exchange rule) of Awards granted under the Plan be permitted at any time under any circumstances or (ii) any new Awards be granted in substitution for outstanding Awards previously granted to Participants if such action would be considered a repricing (within the meaning of U.S. generally accepted accounting principles or any applicable stock exchange rule).

(g)                 No Other Rights

Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger or consolidation of Luxfer or any other corporation. Except as expressly provided in the Plan, no issuance by Luxfer of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares or amount of other property subject to, or the terms related to, any Award.

(h)                 Savings Clause

No provision of this Section 12 shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code.

13.	Rights under the Plan

No person shall have any rights as a shareholder with respect to any Shares covered by or relating to any Award granted pursuant to the Plan until the date of the transfer or delivery of Shares. Except as otherwise expressly provided in Section 12, no adjustment of any Award shall be made for dividends or other rights for which the record date occurs prior to the date such Shares are transferred or delivered. Nothing in this Section 13 is intended, or should be construed, to limit authority of the Committee to cause the Company to make payments based on the dividends that would be payable with respect to any Share if it were transferred or delivered or outstanding, or from granting rights related to such dividends; provided, however, that no dividends or dividend equivalents will be paid to a Participant with respect to unvested Awards.

The Company may, but shall not have any obligation to, establish any separate fund or trust or other segregation of assets to provide for the satisfaction of Awards under the Plan.

14.	No Special Employment Rights; No Right to Award

Nothing contained in the Plan or any Award Agreement shall confer upon any Participant any right with respect to the continuation of his or her employment by or service to the Company or interfere in any way with the right of the Company at any time to terminate such employment or service or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Award.

No person shall have any claim or right to receive an Award hereunder. The Committee’s granting of an Award to a Participant at any time shall neither require the Committee to grant an Award to such Participant or any other Participant or other person at any time nor preclude the Committee from making subsequent grants to such Participant or any other Participant or other person.

15.	Securities Matters

The Company shall be under no obligation to effect the registration pursuant to the Securities Act or any federal, state or non-U.S. securities laws of any Shares to be transferred or delivered hereunder or to effect similar compliance under any state laws. Notwithstanding anything in the Plan to the contrary, the Company shall not be obligated to cause to be transferred or delivered any Shares pursuant to the Plan unless and until the Company is advised by its counsel that the transfer and delivery of Shares is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which Shares are traded. The Committee may require, as a condition to the transfer and delivery of Shares pursuant to the terms hereof, that the recipient of such Shares make such covenants, agreements and representations, and that certificates, if any, evidencing such Shares, bear such legends, as the Committee deems necessary or desirable.

The exercise of any Option or Stock Appreciation Right that is settled in Shares granted hereunder shall only be effective at such time as counsel to the Company shall have determined that the transfer or delivery of Shares pursuant to such exercise is in compliance with all applicable laws and regulations and the requirements of any securities exchange on which Shares are traded. The Company may, in its sole discretion, defer the effectiveness of an exercise of an Award hereunder or the delivery or transfer of Shares pursuant to any Award pending or to ensure compliance under federal, state, non-U.S. securities laws and the

2022 Proxy Statement B-11

APPENDIX B

requirements of any securities exchange on which Shares are traded. The Company shall inform the Participant in writing of its decision to defer the effectiveness of the exercise of an Award or the delivery or transfer of Shares pursuant to any Award. During the period that the effectiveness of the exercise of an Award has been deferred, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

The issue or transfer of any Shares under the Plan shall be subject to Luxfer’s Articles of ~~the~~ Association and to any necessary consents of any governmental or other authorities (in any jurisdiction) under any enactments or regulations from time to time in force. The Participant shall comply with any requirements to be fulfilled in order to obtain or obviate the necessity of any such consent.

16.	Withholding Taxes

(a)                 Payment of Taxes

Participants shall be solely responsible for any applicable taxes imposed on the Participant by applicable law (including without limitation income, social security and excise taxes but excluding any taxes imposed in connection with the issuance of Shares) and penalties, and any interest that accrues thereon, which they incur in connection with the receipt, vesting, settlement or exercise of any Award. Notwithstanding any provision of the Plan to the contrary, in no event shall the Company or the Committee be liable to a Participant on account of an Award’s failure to (i) qualify for favorable U.S. or non-U.S. tax treatment or (ii) avoid adverse tax treatment under U.S. or non-U.S. law, including, without limitation, under Section 409A of the Code.

(b)                 Cash Remittance

Whenever Shares are to be transferred or delivered upon the exercise, grant or vesting of an Award, and whenever any cash amount shall become payable in respect of any Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy federal, state, local and/or non-U.S. withholding tax requirements, if any, attributable to such exercise, grant, vesting or payment prior to the delivery of Shares or recordation by the Company of the Participant or his or her nominee as the owner of such Shares or the effectiveness of the lapse of such restrictions or making of such payment. In addition, upon the exercise or settlement of any Award in cash, or any payment (including in Shares) with respect to any Award, the Company shall have the right to withhold from any payment required to be made pursuant thereto an amount sufficient to satisfy the federal, state, local and/or non-U.S. withholding tax requirements, if any, attributable to such exercise, settlement or payment.

(c)                 Share Remittance

At the election of the Participant, subject to the approval of the Committee, when Shares are to be transferred or delivered upon the exercise, grant or vesting of an Award, the Participant may tender to the Company a number of Shares that have been owned by the Participant for at least six months (or such other period as the Committee may determine) having a Fair Market Value at the tender date determined by the Committee to be sufficient to satisfy the minimum federal, state, local and/or non-U.S. withholding tax requirements, if any, attributable to such exercise, grant or vesting, but not greater than the minimum withholding obligations. Such election shall satisfy the Participant’s obligations under Section 16(a) hereof, if any.

(d)                 Share Withholding

At the election of the Participant, subject to the approval of the Committee, when Shares are to be transferred or delivered upon the exercise, grant or vesting of an Award, the Company shall withhold a number of such Shares determined by the Committee to be sufficient to satisfy the minimum federal, state, local and/or non-U.S. withholding tax requirements, if any, attributable to such exercise, grant or vesting, but not greater than the minimum withholding obligations. Such election shall satisfy the Participant’s obligations under Section 16(a) hereof, if any.

17.	Amendment or Termination of the Plan

(a)                 The Board may at any time suspend or discontinue the Plan or revise or amend it in any respect whatsoever; provided, however, that to the extent that any applicable law, regulation or rule of a stock exchange requires shareholder approval in order for any such revision or amendment to be effective, such revision or amendment shall not be effective without such approval. The preceding sentence shall not restrict the Committee’s ability to exercise its discretionary authority hereunder pursuant to Section 4 hereof, which discretion may be exercised without amendment to the Plan. No provision of this Section 17 shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code. Except as expressly provided in the Plan, no action hereunder may, without the consent of a Participant, reduce the Participant’s rights under any previously granted and outstanding Award. Nothing in the Plan shall limit the right of the Company to pay compensation of any kind outside the terms of the Plan.

(b)                 The Committee may amend or modify the terms and conditions of an Award to the extent that the Committee determines, in its sole discretion, that the terms and conditions of the Award violate or may violate Section 409A of the Code;

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APPENDIX B

provided, however, that (i) no such amendment or modification shall be made without the Participant’s written consent if such amendment or modification would violate the terms and conditions of any other agreement between the Participant and the Company and (ii) unless the Committee determines otherwise, any such amendment or modification of an Award made pursuant to this Section 17(b) shall maintain, to the maximum extent practicable, the original intent of the applicable Award provision without contravening the provisions of Section 409A of the Code. The amendment or modification of any Award pursuant to this Section 17(b) shall be at the Committee’s sole discretion and the Committee shall not be obligated to amend or modify any Award or the Plan, nor shall the Company be liable for any adverse tax or other consequences to a Participant resulting from such amendments or modifications or the Committee’s failure to make any such amendments or modifications for purposes of complying with Section 409A of the Code or for any other purpose. To the extent the Committee amends or modifies an Award pursuant to this Section 17(b), the Participant shall receive notification of any such changes to his or her Award and, unless the Committee determines otherwise, the changes described in such notification shall be deemed to amend the terms and conditions of the Award and the applicable Award Agreement.

18.	Transfers upon Death

Upon the death of a Participant, to the extent provided in the applicable Award Agreement, (i) any outstanding Options and Stock Appreciation Rights granted to such Participant may be exercised only by the Beneficiary and (ii) any Award granted to such Participant may only be transferred to the Beneficiary. The Beneficiary, as a condition of such exercise or transfer, as the case may be, shall be bound in all respects by the provisions of the Plan and the applicable Award Agreement as if the Beneficiary were an original party thereto and by the acknowledgements made by the Participant in connection with the grant of the Award and all references in the Plan and the applicable Award Agreement to the Participant shall be deemed to refer to such Beneficiary. Any attempt to Transfer an Award in violation of the Plan shall render such Award null and void.

19.	Change in Control

(a)                 Treatment of the Awards

~~Unless otherwise set forth in the Award Agreement, u~~Upon a Change in Control,

(i)                   each outstanding Time-Based Award shall become fully vested and (a) with respect to Options and Stock Appreciation Rights, exercisable or (b) with respect to all other Awards hereunder, settled in cash or Shares, as applicable, and all restrictions thereon shall lapse, and except as otherwise provided in the Plan or in the applicable Award Agreement or as otherwise communicated to the Participants by the Committee in connection with the Change in Control, an Option or a Stock Appreciation Right shall lapse on the first anniversary of the Change in Control to the extent not theretofore exercised.

(ii)                 each outstanding Performance-Based Award shall become vested and exercisable and/or settled in cash or Shares, as applicable, and the restrictions thereon shall lapse, in each case, with respect to the number of Shares underlying such Award or the amount of cash that is equal to (x) the number of Shares underlying such Award or cash amount under an Award that would have been vested in or delivered to the Participant, as applicable, for the full Performance Period, as determined by the Committee in its sole discretion, taking into account actual performance results as of the date of a Change in Control multiplied by (y) a fraction, the numerator of which is the number of days during such Performance Period that have elapsed prior to (and including) the date of the Change in Control and the denominator of which is the total number of days in such Performance Period, rounded down to the nearest whole number of Shares. Any portion of a Performance-Based Award that does not vest pursuant to this clause (ii) shall be forfeited or lapse, as applicable, as of the date of the Change in Control and the Participant shall have no further rights with respect thereto

(b)                 409A Savings Clause

Notwithstanding the foregoing and for the purposes of timing of payment, distribution or settlement only, a Change in Control shall not be deemed to occur under this Section 19 of the Plan with respect to any Award that constitutes “non-qualified deferred compensation” within the meaning of Section 409A of the Code and is granted to a Participant subject to United States taxation, unless the events that have occurred would also constitute a “Change in the Ownership or Effective Control of a Corporation or in the Ownership of a Substantial Portion of the Assets of a Corporation” under Treasury Department Final Regulation 1.409A-3(i)(5), or any successor thereto.

(c)                 280G Cutback

In the event that it shall be determined by the Committee that any benefit provided or payment made by the Company to or for the benefit of the Participant, whether paid or payable or distributed or distributable pursuant to the terms of the Plan or any other agreement, plan, program, arrangement or otherwise (“Parachute Payments”), would subject the Participant to an obligation to pay an excise tax imposed by Section 4999 of the Code or any interest or penalties related to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the amount of Parachute Payments payable to such Participant shall be reduced in the manner determined by the Committee, to the extent

2022 Proxy Statement B-13

APPENDIX B

and only to the extent that such reduction would result in a greater after-tax benefit for such Participant than if the Parachute Payments were not reduced; provided, however, that in no event shall such reduction be effected through a delay in the timing of any Payment that is subject to Section 409A of the Code (or that would become subject to 409A of the Code as a result of such delay).

20.	Fractional Shares

The Company shall not be required to issue any fractional Shares pursuant to the Plan. The Committee may provide for the elimination of fractions or for the settlement thereof in cash.

21.	Nominal Value

If determined by the Committee, the vesting/exercise of an Award over Shares and the issue of Shares pursuant to the Award will be subject to the payment of the aggregate nominal value of the underlying Shares by the Participant. Any cash payment to be made to a Participant pursuant to Section 12(c)(i) of the Plan in consideration of the cancellation of an Award or an award that is provided in exchange for an Award pursuant to Section 12(c)(ii) of the Plan, shall where appropriate and if determined by the Committee, take account of the nominal value of the Shares subject to the Award.

22.	Data Protection

Any agreements and consents in respect of any personal data of a Participant shall be as set forth in the applicable Award Agreement.

~~It shall be a condition of an Award that the Participant agrees and consents to:~~

~~(a) The collection, use, processing and transfer of Participant’s Personal Data by the Company, any trustee or third party administrator of the Plan, the Company’s registrars, or any broker through whom Shares are to be sold on behalf of a Participant.~~

~~(b) The Company, any trustee or third party administrator of the Plan, the Company’s registrars, or any broker through whom Shares are to be sold on behalf of a Participant transferring the Participant's Personal Data amongst themselves for the purposes of implementing, administering and managing the Plan and the grant of Awards and the acquisition of Shares pursuant to Awards, the disposal of such Shares or the making of any cash payment under the Plan.~~

~~(c) The use of Personal Data by any such person for any such purposes; and~~

~~(d) The transfer to and retention of Personal Data by third parties including any trustee or third party administrator of the Plan for or in connection with such purposes.~~

23.	Service of Documents

(a)                 Except as otherwise provided in the Plan, any written notice or document to be given by, or on behalf of, the Company or any administrator of the Plan to a Participant in accordance or in connection with the Plan may be given by hand or sent by pre-paid first class mail (airmail if overseas), facsimile transmission or email to the Participant's home or work address, facsimile number or email address last known to the Company to be the Participant’s address, facsimile number or email address. Subject to the paragraph (d) of this Section 23 any notice or document given in accordance with this Section 23 shall be deemed to have been given: (i) upon delivery, if delivered by hand; (ii) after 24 hours, if sent by mail; after 4 hours, if sent by facsimile transmission; and (iv) at the time of transmission, if sent by email except that a notice or document shall not be duly given by email unless that person is known by his employer company to have personal access during his normal business hours to information sent to him by email.

(b)                 Any notice or document so sent to a Participant shall be deemed to have been duly given notwithstanding that such person is then deceased (and whether or not the Company has notice of his death) except where his personal representatives have supplied an alternative address to which documents are to be sent to the Company.

(c)                 Any written notice or document to be submitted or given to the Company or any administrator of the Plan in accordance or in connection with the Plan may be given by hand or sent by pre-paid first class post (airmail if overseas), facsimile transmission or email but shall not in any event be duly given unless it is actually received by the Secretary of the Company or such other individual as may from time to time be nominated by the Company and whose name and address, facsimile number or email address is notified to the Participant.

(d)                 For the purposes of the Plan, an email shall be treated as not having been duly sent or received if the recipient of such email notifies the sender that it has not been opened because it contains, or is accompanied by a warning or caution that it could contain or be subject to, a virus or other computer program which could alter, damage or interfere with any computer software or email.

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APPENDIX B

24.	Third Party Rights

Except as otherwise expressly stated to the contrary, neither the Plan nor the making of any Award shall have the effect of giving any third party any rights under the Plan pursuant to the UK Contracts (Rights of Third Parties) Act 1999 or otherwise and that Act shall not apply to the Plan or to the terms of any Award under it.

25.	Governing Law

(a) This Plan and any Award shall be governed by, and construed in accordance with, English law.

(b) Any person or persons referred to in the Plan shall:

(i)   submit to the exclusive jurisdiction of the English courts as regards any claim, legal action, dispute, difference or proceedings concerning an Award or any matter arising from, or in relation to, the Plan;

(ii)   waive personal service of any proceedings;

(iii)  agree that service on him or it of proceedings may be effected by registered mail to his or its address for service of notices under the Plan; and

(iv)  waive any objection to proceedings taking place in the English courts on the grounds of venue or that proceedings have been brought in an inconvenient forum.

2022 Proxy Statement B-15

APPENDIX C

The following sets forth the text of the Amended and Restated Luxfer Holdings PLC Non-Executive Directors Equity Incentive Plan, showing the proposed revisions by way of comparison against the original text of the Plan.

PROPOSED AMENDED AND RESTATED NON-EXECUTIVE DIRECTORS EQUITY INCENTIVE PLAN

LUXFER HOLDINGS PLC

~~AMENDED AND RESTATED~~
NON-EXECUTIVE DIRECTORS EQUITY INCENTIVE PLAN

(Amended and Restated as of June 8, 2022)

1.	Purpose of the Plan

The purpose of the Plan is to promote the interests of the Company and its shareholders, by allowing the Company to attract and retain highly qualified Non-Executive Directors by permitting them to obtain or increase their proprietary interest in the Company.

2.	Definitions

As used in the Plan or in any instrument governing the terms of any Award, unless stated otherwise, the following definitions apply to the terms indicated below:

(a)                 “Award” means any Option, Restricted Stock~~,~~ or Restricted Stock Unit ~~or Nil/Nominal Cost Right~~ granted to a Participant pursuant to the Plan.

(b)                 “Award Agreement” means any written agreement, contract or other instrument or document evidencing an Award.

(c)                 “Beneficiary” means a person designated in writing by the Participant to receive any amounts due to the Participant hereunder in the event of the Participant’s death or, absent any such designation, the Participant’s estate. Such designation, if any, must be on file with the Company prior to the Participant’s death.

(d)                 “Board” means the Board of Directors of Luxfer.

(e)                 “Cause” means (i) absence without the permission of the Board from meetings of the Board for three consecutive full meetings, (ii) any prohibition by law from being a director, (iii) becoming bankrupt or making any formal arrangement or composition with the Participant’s creditors generally, (iv) commission of any serious or repeated breach or non-observance of the Participant’s obligations to the Company (which include an obligation not to breach directors’ statutory, fiduciary or common-law duties), or (v) any conduct involving fraud or dishonesty or acting in any manner which, in the opinion of the Company, brings or is likely to bring the Company into disrepute or is materially adverse to the interests of the Company.

(f)                  “Change in Control” means, unless otherwise defined in the Award Agreement, the occurrence of any of the following after the Effective Date: (i) any Person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company’s outstanding securities (other than any Person who was a “beneficial owner” of securities of the Company representing 40% or more of the combined voting power of the Company’s outstanding securities prior to the Effective Date); or (ii) dissolution or liquidation of the Company; or (iii) material reconstruction or significant demerger; or (iv) individuals who constitute the Board on the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board, provided that any person becoming a director subsequent to the Effective Date whose appointment to fill a vacancy or to fill a new Board position was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company’s shareholders was approved by the same nominating committee serving under an Incumbent Board, shall be, for purposes of this clause (iv), considered as though he or she were a member of the Incumbent Board; or (v) the occurrence of any of the following of which the Incumbent Board does not approve: (A) merger or consolidation in which the Company is not the surviving corporation or (B) sale of all or substantially all of the assets of the Company; or (vi) consummation of a plan of reorganization, merger or consolidation of the Company with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the plan of reorganization are exchanged or converted into cash or property or securities not issued by the Company, which was approved by shareholders pursuant to a proxy statement soliciting proxies from shareholders of the Company, by someone other than the then current management of the Company.

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APPENDIX C

(g)                 “Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and all regulations, interpretations and administrative guidance issued thereunder.

(h)                 “Committee” means the Board or such other committee as the Board may designate from time to time to administer the Plan and to otherwise exercise and perform the authority and functions assigned to the Committee under the terms of the Plan.

(i)                   “Company” means Luxfer and all of its Subsidiaries, collectively.

(j)                   “Effective Date” means October 2, 2012.

(k)                 “Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.

(l)                   “Exercise Price” means the price per Share at which a holder of an Option may purchase Shares.

(m)               “Fair Market Value” means, with respect to a Share, as of the applicable date of determination, (i) ~~(x) for purposes of Sections 6 and 7(a) hereof,~~ the closing price per Share on ~~the trading day immediately preceding such date as reported on the New York Stock Exchange and (y) for all other purposes, the closing price per Share on~~ that date as reported on the New York Stock Exchange (or if not reported, the closing price per Share on the trading day immediately preceding such date as reported on the New York Stock Exchange) or (ii) if not so reported, as determined by the Committee in its sole discretion using a reasonable valuation method taking into account, to the extent applicable, the requirements of Section 409A of the Code.

(n)                 “Luxfer” means Luxfer Holdings PLC, incorporated in England and Wales, and any successor thereto.

~~(o) “Nil/Nominal Cost Right” means an equity-based award granted to a UK Participant pursuant to the UK Schedule to the Plan.~~

(o)                 ~~(p)~~ “Non-Executive Director” shall mean a member of the Board who is not an employee of the Company.

(p)                 ~~(q)~~ “Option” means a right granted to a Participant pursuant to Section 7 to purchase a specified amount of Shares at an Exercise Price.

(q)                 ~~(r)~~ “Ordinary Shares” means Luxfer’s ordinary shares, nominal value £0.50 per share, or any other security into which the ordinary shares shall be changed pursuant to the adjustment provisions of Section 10 of the Plan.

(r)                  ~~(s)~~ “Participant” means a Non-Executive Director to whom one or more Awards have been granted pursuant to the Plan.

(s)                 ~~(t)~~ “Person” means a “person” as such term is used in Section 13(d) and 14(d) of the Exchange Act, including any “group” within the meaning of Section 13(d)(3) under the Exchange Act.

~~(u) “Personal Data” means the name, home address, email address and telephone number, date of birth, social security number or equivalent of a Participant, details of all rights to acquire Shares or other securities or cash granted to the Participant and of Shares or other securities issued or transferred or cash paid to the Participant pursuant to the Plan and any other personal information which could identify the Participant and is necessary for the administration of the Plan.~~

(t)                  ~~(v)~~ “Plan” means this Luxfer Non-Executive Directors Equity Incentive Plan, as it may be amended from time to time.

(u)                 ~~(w)~~ “Restricted Stock” means Shares awarded to a Participant pursuant to Section 8 subject to a substantial risk of forfeiture.

(v)                 ~~(x)~~ “Restricted Stock Unit” means a right to receive a number of Shares subject to the Award or the value thereof as of the specified date granted to a Participant pursuant to Section 9.

(w)                ~~(y)~~ “Securities Act” means the United States Securities Act of 1933, as amended.

(x)                 ~~(z)~~ “Share” means an Ordinary Share.

(y)                  ~~(aa)~~ “Subsidiary” shall mean any entity of which a majority of the outstanding voting shares or voting power is beneficially owned directly or indirectly by Luxfer.

(z)                 ~~(bb)~~ “Transfer” means, with respect to any Award, a transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or disposition of such Award, whether for or without consideration. “Transferee”, “Transferred” and “Transferability” shall have correlative meanings.

~~(cc) “UIP” means the Luxfer Holdings PLC Long-Term Umbrella Incentive Plan, as it may be amended from time to time.~~

(aa)             ~~(dd)~~ “U.S.” shall mean the United States of America.

2022 Proxy Statement C-2

APPENDIX C

3.	Term; Stock Subject to the Plan

(a)                 Term of the Plan

Unless the Plan shall have been earlier terminated by the ~~Company~~Board, Awards may be granted under the Plan at any time in the period commencing on the Effective Date and ending ~~immediately prior to the tenth anniversary of the Effective Date~~on June 8, 2032. Awards granted pursuant to the Plan within that period shall not expire solely by reason of the termination of the Plan.

(b)                 Stock Subject to the Plan

The maximum number of Shares ~~that initially may be~~ available for Awards under the Plan ~~and awards under the UIP~~, in the aggregate, shall be ~~a number equal to 680,410, which represents 5% of the outstanding share capital of Luxfer as of the Effective Date~~150,000. The maximum referred to in the preceding sentences of this paragraph shall be subject to adjustment as provided in Section 10. The Board may, subject to any applicable law and approval by the shareholders of Luxfer to the extent required by law or listing conditions of the New York Stock Exchange, from time to time increase the maximum number of Shares that may be available for Awards under the Plan. The Company may satisfy its obligation to deliver Shares under the Plan in any manner permitted by law, including without limitation, by issuing new Shares that are authorized for issuance, using treasury shares or causing any trust to deliver Shares.

For purposes of the preceding paragraph, if any Shares ~~covered by Awards shall only be counted as used to the extent they are actually transferred or delivered to a Participant (or such Participant’s permitted transferees as described in the Plan) pursuant to the Plan. For purposes of clarification, in accordance with the preceding sentence, if Shares are withheld to pay~~subject to an Award are forfeited, if any Award or any portion of an Award lapses or expires or if any Award is settled for cash (in whole or in part) in accordance with its terms, the Shares subject to such Award shall, to the extent of such forfeiture, lapse, expiration or cash settlement, again be available for future grants of Awards under the Plan. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under this Section 3(b) and shall not be available for future grants of Awards: (i) Shares tendered by a Participant or withheld by the Company in payment of the Exercise Price of an Option ~~or~~; (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding ~~requirement in connection with an Award, only the shares transferred or delivered (if any), net of the shares withheld or paid, will be deemed transferred or delivered for purposes of determining the number of Shares that are~~obligation with respect to any Award; and (iii) Shares purchased on the open market with the cash proceeds from the exercise of Options. The payment of dividend equivalents in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for ~~transfer and delivery~~issuance under the Plan ~~or the UIP. In addition, if Shares are transferred or delivered subject to conditions which may result in the forfeiture, cancellation or return of such Shares to the Company, any portion of the Shares forfeited, cancelled or returned shall thereafter be treated as not transferred or delivered pursuant to the Plan. In addition, if Shares owned by a Participant (or such Participant’s permitted transferees as described in the Plan) are tendered (either actually or through attestation) to the Company in payment of any obligation in connection with an Award, the number of Shares tendered shall be added to the number of Shares that are available for delivery under the Plan or the UIP~~. Shares covered by Awards granted pursuant to the Plan in connection with the assumption, replacement, conversion or adjustment of outstanding equity-based awards in the context of a corporate acquisition or merger (within the meaning of Section 303A.08 of the New York Stock Exchange Listed Company Manual) shall not count as used under the Plan for purposes of this Section 3(b).

For the sake of clarity, no Shares that remained available under the Plan for issuance prior to June 8, 2022 will be issued on or after June 8, 2022, and no Shares underlying Awards granted prior to June 8, 2022 will be or become available for grants of Awards under the Plan on or after June 8, 2022.

4.	Administration of the Plan

The Plan shall be administered by the Committee. The Committee shall, consistent with the terms of the Plan, designate the type and other terms and conditions of Awards under the Plan.

The Committee shall have full discretionary authority to administer the Plan, including discretionary authority to interpret and construe any and all provisions of the Plan and the terms of any Award (and any Award Agreement) granted thereunder and to adopt and amend from time to time such rules and regulations for the administration of the Plan as the Committee may deem necessary or appropriate.

On or after the date of grant of an Award under the Plan, the Committee may (i) accelerate the date on which any such Award becomes vested, exercisable or transferable, as the case may be, (ii) extend the term of any such Award, including, without limitation, extending the period following a termination of a Participant’s directorship during which any such Award may remain outstanding, (iii) provide for the ~~payments~~crediting of dividends or dividend equivalents with respect to any such Award, or (iv) waive any conditions to the vesting, exercisability or transferability, as the case may be, of any such Award; provided that the

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Committee shall not have any such authority to the extent that the grant or exercise of such authority would cause any tax to become due under Section 409A of the Code or any other applicable law.

Without limiting the generality of the foregoing, in order to assure the viability of Awards granted to Participants acting as a director of Luxfer in various jurisdictions, the Committee may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy, or custom applicable in the jurisdiction in which the Participant resides or acts as a director of Luxfer. Moreover, the Committee may approve such supplements to, or amendments, restatements, or alternative version of, the Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan for any other purpose.

Decisions of the Committee shall be final, binding and conclusive on all parties.

To the extent permitted by applicable law, (i) no member of the Committee shall be liable for any action, omission, or determination relating to the Plan, and (ii) the Company shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan.

5.	Eligibility; Award Agreements; Non-Transferability

(a)                 Non-Executive Directors of the Company shall be eligible to receive Awards pursuant to the Plan.

(b)                 Each Award granted under the Plan shall be evidenced by an Award Agreement (which in the case of Options may be a simplified certificate of entitlement), in form and substance approved by the Committee. Except as otherwise determined by the Committee, an Award may not be Transferred.

6.	Non-Discretionary Grants.

Each calendar year during the term of the Plan, within 10 days of the Annual General Meeting, on a date determined by the Committee (the “Award Grant Date”), each Non-Executive Director who is acting as a director of Luxfer on the Award Grant Date and who has at the Award Grant Date been acting as a director of Luxfer for at least six months after his or her initial appointment or election shall receive up to ~~55~~100% of such director’s annual fee in Awards. In the event a Non-Executive Director has not been acting as a director of Luxfer for at least six months on the Award Grant Date, the annual fee earned in that year and payable in Awards shall be included in the Awards in respect of the following calendar year.

Subject to the Committee’s discretion, for purposes of the Plan, the Awards shall be valued as follows: (i) Options shall be valued at one-third of the Fair Market Value of Shares subject to the Award on the date of grant~~:~~ and (ii) Restricted Stock and Restricted Stock Units shall be valued at the Fair Market Value of Shares subject to the Award on the date of grant~~; and (iii) Nil/Nominal Cost Rights shall be valued at the Fair Market Value of Shares subject to the Award on the date of grant~~.

7.	Options

Unless otherwise provided in the applicable Award Agreement, each Award of an Option granted under the Plan shall have the following terms and conditions:

(a)                 Evidence of Grant

The Award Agreement evidencing the grants of Options shall include the amount of Shares subject to an Award, the Exercise Price, vesting conditions ~~(as set forth below)~~ and such additional provisions as may be specified by the Committee. The Exercise Price per Share covered by any Option shall be not less than 100% of the Fair Market Value of a Share on the date of grant with respect to any Option granted to a Participant who is a U.S. taxpayer.

(b)                 Award Agreement

Each Award granted under the Plan shall be evidenced by an Award Agreement (which in the case of Options may be a simplified certificate of entitlement), in form and substance approved by the Committee. Except as otherwise determined by the Committee, an Award may not be Transferred.

(c)                 Exercise Period

No Option shall be exercisable after the expiration of ten years from the date it is granted.

(d)                 Exercise of Options

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Each Option may, to the extent vested and exercisable, be exercised in whole or in part. The partial exercise of an Option shall not cause the expiration, termination or cancellation of the remaining portion thereof. An Option shall be exercised by such methods and procedures as the Committee determines from time to time, including without limitation through net physical settlement or other method of cashless exercise. The Exercise Price of an Option must be paid in full when the Option is exercised. For the avoidance of doubt, the preceding sentence will not prevent the Exercise Price being paid from the proceeds pursuant to the prompt sale of Shares acquired upon exercise or the Participant entering into other permissible arrangements, agreed by the Committee, for procuring payment of the aggregate Exercise Price.

(e)                 Cessation of Directorship

Subject to the discretion of the Committee, if the Participant ceases to be a director of Luxfer for any reason other than for Cause, (i) the portion of the Option that has not become vested or exercisable as of the date when the Participant ceases to be a director shall immediately lapse and (ii) except as otherwise provided in the Plan or in the applicable Award Agreement, the portion of the Option that is vested or exercisable as of the date when the Participant ceases to be a director will lapse on the first anniversary of such date to the extent not theretofore exercised. If the Participant ceases to be a director of Luxfer because of removal or vacation of office for Cause, the Option, whether then vested or exercisable or not, shall immediately lapse on such cessation of directorship.

8.	Restricted Stock

Unless otherwise provided in the applicable Award Agreement, each Award of Restricted Stock granted under the Plan shall have the following terms and conditions:

(a)                 Grant of Restricted Stock

At the time of grant, the Committee shall determine, in its discretion, the terms and conditions that will apply to Restricted Stock granted pursuant to this Section 8. ~~Restricted Stock shall vest with respect to one-third of the Shares subject to the Award on each of the first three anniversaries from the date of grant provided the Participant is continuously acting as a director of Luxfer through each such respective anniversary.~~

(b)                 Issuance of Restricted Stock; Rights of Participants

As soon as practicable after Restricted Stock has been granted, Restricted Stock shall be transferred to the Participant. Shares of Restricted Stock may be evidenced in such manner as the Committee shall determine. Except as otherwise determined by the Committee, the Participant will have all rights of a shareholder with respect to the Shares of Restricted Stock, including the right to vote and, subject to Section 8(c), to receive dividends or other distributions, except that the Shares may be subject to a vesting schedule and forfeiture and may not be Transferred until the restrictions are satisfied or lapse. The Committee may enforce any restrictions that the Committee may impose on Restricted Stock in such manner as the Committee shall determine, including legends, custody accounts or any other restrictions on transfer.

(c)                 Dividends

No dividends will be paid to a Participant with respect to unvested Shares of Restricted Stock. The Committee may provide in its sole discretion that any dividends declared on the Shares of Restricted Stock before they are vested shall either (i) be reinvested in the form of additional Shares, which shall be subject to the same vesting provisions that apply to the Shares of Restricted Stock to which they relate, or (ii) be credited by the Company to an account for the Participant and accumulated with or without interest until the date upon which the Shares of Restricted Stock to which they relate become vested, and any dividends accrued with respect to forfeited Restricted Stock will be reconveyed to the Company without further consideration or any act or action by the Participant. In case~~d~~ dividends are reinvested, the number of additional Shares shall be determined by first (i) multiplying the number of Shares of Restricted Stock subject to an Award on the dividend payment date by the per-Share dollar amount of the dividend so paid, and then (ii) dividing the resulting amount by the Fair Market Value of Shares on the dividend payment date, with the number of Shares rounded down to the nearest whole number and the cash balance remaining being carried forward and added to the dividend amounts (if any) paid on the next occasion. If Shares of Restricted Stock subject to an Award are forfeited, the additional Shares (or credited cash amounts) that relate to such Restricted Stock shall also be forfeited.

(d)                 Cessation of Directorship

Subject to the discretion of the Committee, if the Participant ceases to be a director of Luxfer for any reason, all Shares underlying Restricted Stock that have not yet become vested as of the date the Participant ceases to be a director shall be immediately forfeited by the Participant and the Participant shall have no further rights with respect thereto

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9.	Restricted Stock Units

Unless otherwise provided in the applicable Award Agreement, each Award of Restricted Stock Units granted under the Plan shall have the following terms and conditions:

(a)                 Grant of Restricted Stock Units

At the time of grant, the Committee shall determine, in its discretion, the terms and conditions that will apply to Restricted Stock Units granted pursuant to this Section 9. ~~Unless otherwise determined by the Committee, Restricted Stock Units shall vest with respect to one-third of the Shares subject to the Award on each of the first three anniversaries from the date of grant provided the Participant is continuously acting as a director of Luxfer through each such respective anniversary.~~

(b)                 Dividend Equivalents

No dividend or dividend equivalents will be paid to a Participant with respect to unvested Restricted Stock Units. The Committee ~~shall~~may in its sole discretion provide for the payment of dividend equivalents with respect to Restricted Stock Units. ~~The~~If dividend equivalents will be paid, the Company shall credit the Participant with additional Restricted Stock Units as of each date on which the Company pays a cash dividend on Shares, the number of which shall be determined by first (i) multiplying the number of Restricted Stock Units subject to an Award on the dividend payment date by the per-Share dollar amount of the dividend so paid, and then (ii) dividing the resulting amount by the Fair Market Value of Shares on the dividend payment date. Any ~~A~~additional Restricted Stock Units shall be subject to the same restrictions, including but not limited to vesting, Transferability and payment restrictions, that apply to the Restricted Stock Units to which they relate. If the Restricted Stock Units subject to an Award are forfeited, the additional Restricted Stock Units that relate to such Restricted Stock Units shall also be forfeited.

(c)                 Form and Timing of Settlement

Payment of earned Restricted Stock Units shall be made as soon as practicable after the date(s) determined by the Committee and set forth in the Award Agreement, provided that with respect to any Restricted Stock Units subject to Section 409A of the Code such payment will occur in a manner that would not cause any tax to become due under Section 409A of the Code. Restricted Stock Units may be settled for cash, Shares, or a combination of both, as determined by the Committee and set forth in the Award Agreement. The Committee may permit Participants to request the deferral of payment of vested Restricted Stock Units (including the value of related dividend equivalents, if any) to a date later than the payment date specified in the Award Agreement, provided that with respect to any Restricted Stock Units subject to Section 409A of the Code such deferral will be made in a manner that would not cause any tax to become due under Section 409A of the Code.

(d)                 Cessation of Directorship

Subject to the discretion of the Committee~~,~~ , if the Participant ceases to be a director of Luxfer for any reason, all Shares underlying Restricted Stock Units that have not yet become vested as of the date the Participant ceases to be a director shall be immediately forfeited by the Participant and the Participant shall have no further rights with respect thereto.

10.	Adjustment upon Certain Changes

(a)                 Adjustment of Shares

If the number of outstanding Shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of Luxfer, without ~~the~~ fair market value consideration, or an extraordinary cash dividend or distribution is made, then (i) the number of Shares available for Awards under the Plan ~~and awards under the UIP~~ set forth in Section 3, (ii) the Exercise Prices of and number of Shares subject to outstanding Options, (iii) the nominal value per Share, if applicable, and the number of Shares subject to other outstanding Awards, may be proportionately adjusted, subject to any required action by the Board or the shareholders of ~~the Company~~Luxfer and in compliance with applicable securities laws and, to the extent applicable, Section 409A of the Code. In addition, except insofar as the Board (on behalf of Luxfer) agrees to capitalize Luxfer’s reserves and apply the same in paying up any difference between the Exercise Price (or any amount payable per Share in relation to an Award) and the nominal value of the Shares, the Exercise Price (or other amount payable per Share in relation to an Award) of any Award over Shares that are to be newly issued by Luxfer in satisfaction of the Award shall not be reduced below a Share’s nominal value.

(b) Certain Mergers

Subject to any required action by the shareholders of Luxfer, in the event that the Company shall be the surviving corporation in any merger, consolidation or similar transaction as a result of which the holders of Shares receive consideration consisting exclusively of securities of such surviving corporation, the Committee may, to the extent deemed appropriate by the Committee, adjust each Award outstanding on the date of such merger or consolidation so that it pertains and applies to the securities which a holder of the number of Shares subject to such Award would have received in such merger or consolidation.

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(c)       Certain Other Transactions

In the event of (i) a dissolution or liquidation of Luxfer, (ii) a sale of all or substantially all of the Luxfer’s assets (on a consolidated basis), (iii) a merger, consolidation or similar transaction involving Luxfer in which Luxfer is not the surviving corporation or (iv) a merger, consolidation or similar transaction involving Luxfer in which Luxfer is the surviving corporation but the holders of Shares receive securities of another corporation and/or other property, including cash, the Committee shall, in its sole discretion, have the power to:

(i) cancel, effective immediately prior to the occurrence of such event, each Award (whether or not then exercisable), and, in full consideration of such cancellation, pay to the Participant to whom such Award was granted an amount in cash, for each Share subject to such Award equal to the value, as determined by the Committee in its reasonable discretion, of such Award, provided that with respect to any outstanding Option, such value shall be equal to the excess of (A) the value, as determined by the Committee in its reasonable discretion, of the property (including cash) received by the holder of a Share as a result of such event over (B) the Exercise Price of such Option (which value may be zero); or

(ii) provide for the exchange of each Award (whether or not then exercisable or vested) for an award with respect to, as appropriate, some or all of the property which a holder of the number of Shares subject to such Award would have received in such transaction and, incident thereto, make an equitable adjustment as determined by the Committee in its reasonable discretion in the Exercise Price of the Award, or the number of shares or amount of property subject to the Award or, if appropriate, provide for a cash payment to the Participant to whom such Award was granted in partial consideration for the exchange of the Award.

(d) Notice

The Company shall give each Participant notice of an adjustment, substitution, cancellation or other action hereunder and, upon notice, such adjustment, substitution, cancellation or other action shall be conclusive and binding for all purposes. Notwithstanding the foregoing, the Committee may, in its discretion, decline to take action under this Section 10 with respect to any Award if the Committee determines that such action would violate (or cause the Award to violate) applicable law or result in adverse tax consequences to the Participant or to the Company.

(e)       No Repricing

Notwithstanding any provision of the Plan to the contrary, in no event shall (i) any repricing (within the meaning of U.S. generally accepted accounting principles or any applicable stock exchange rule) of Awards granted under the Plan be permitted at any time under any circumstances or (ii) any new Awards be granted in substitution for outstanding Awards previously granted to Participants if such action would be considered a repricing (within the meaning of U.S. generally accepted accounting principles or any applicable stock exchange rule).

~~(b)~~ (f) No Other Rights

Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger or consolidation of Luxfer or any other corporation. Except as expressly provided in the Plan, no issuance by Luxfer of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares or amount of other property subject to, or the terms related to, any Award.

~~(c)~~ (g) Savings Clause

No provision of this Section 10 shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code.

11.	Rights under the Plan

No person shall have any rights as a shareholder with respect to any Shares covered by or relating to any Award granted pursuant to the Plan until the date of the transfer or delivery of Shares. Except as otherwise expressly provided in Section 10, no adjustment of any Award shall be made for dividends or other rights for which the record date occurs prior to the date such Shares are transferred or delivered. Nothing in this Section 11 is intended, or should be construed, to limit authority of the Committee to cause the Company to make payments based on the dividends that would be payable with respect to any Share if it were transferred or delivered or outstanding, or from granting rights related to such dividends; provided, however, that no dividend or dividend equivalents will be paid to a Participant with respect to unvested Awards.

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The Company may, but shall not have any obligation to, establish any separate fund or trust or other segregation of assets to provide for the satisfaction of Awards under the Plan.

12.	No Special Rights to Continue as a Director; No Right to Awards

Neither the Plan, nor any Award Agreement nor action taken under the Plan, shall be construed as conferring upon a Participant any right to continue as a director of Luxfer, to be renominated by the Board or re-elected by the shareholders of Luxfer or shall interfere in any way with the right of Luxfer or its shareholders at any time to remove such Participant from his or her position as director or to increase or decrease the annual fees of any Non-Executive Director or change the portion thereof paid in cash or Awards.

13.	Securities Matters

The Company shall be under no obligation to effect the registration pursuant to the Securities Act or any federal, state or non-U.S. securities laws of any Shares to be transferred or delivered hereunder or to effect similar compliance under any state laws. Notwithstanding anything in the Plan to the contrary, the Company shall not be obligated to cause to be transferred or delivered any Shares pursuant to the Plan unless and until the Company is advised by its counsel that the transfer and delivery of Shares is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which Shares are traded. The Committee may require, as a condition to the transfer and delivery of Shares pursuant to the terms hereof, that the recipient of such Shares make such covenants, agreements and representations, and that certificates, if any, evidencing such Shares, bear such legends, as the Committee deems necessary or desirable.

The exercise of any Option granted hereunder shall only be effective at such time as counsel to the Company shall have determined that the transfer or delivery of Shares pursuant to such exercise is in compliance with all applicable laws and regulations and the requirements of any securities exchange on which Shares are traded. The Company may, in its sole discretion, defer the effectiveness of an exercise of an Award hereunder or the delivery or transfer of Shares pursuant to any Award pending or to ensure compliance under federal, state, non-U.S. securities laws and the requirements of any securities exchange on which Shares are traded. The Company shall inform the Participant in writing of its decision to defer the effectiveness of the exercise of an Award or the delivery or transfer of Shares pursuant to any Award. During the period that the effectiveness of the exercise of an Option has been deferred, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

The issue or transfer of any Shares under the Plan shall be subject to Luxfer’s Articles of ~~the~~ Association and to any necessary consents of any governmental or other authorities (in any jurisdiction) under any enactments or regulations from time to time in force. The Participant shall comply with any requirements to be fulfilled in order to obtain or obviate the necessity of any such consent.

14.	Withholding Taxes

(a)                 Payment of Taxes

Participants shall be solely responsible for any applicable taxes imposed on the Participant by applicable law (including without limitation income, social security and excise taxes) and penalties, and any interest that accrues thereon, which they incur in connection with the receipt, vesting, settlement or exercise of any Award. Notwithstanding any provision of the Plan to the contrary, in no event shall the Company or the Committee be liable to a Participant on account of an Award’s failure to (i) qualify for favorable U.S. or non-U.S. tax treatment or (ii) avoid adverse tax treatment under U.S. or non-U.S. law, including, without limitation, under Section 409A of the Code.

(b)                 Cash Remittance

Whenever Shares are to be transferred or delivered upon the exercise, grant or vesting of an Award, and whenever any cash amount shall become payable in respect of any Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy federal, state, local and/or non-U.S. withholding tax requirements, if any, attributable to such exercise, grant, vesting or payment prior to the delivery of Shares or recordation by the Company of the Participant or his or her nominee as the owner of such Shares or the effectiveness of the lapse of such restrictions or making of such payment. In addition, upon any payment (including in Shares) with respect to any Award, the Company shall have the right to withhold from any payment required to be made pursuant thereto an amount sufficient to satisfy the federal, state, local and/or non-U.S. withholding tax requirements, if any, attributable to such exercise, settlement or payment.

(c)                 Share Remittance

At the election of the Participant, subject to the approval of the Committee, when Shares are to be transferred or delivered upon the exercise, grant or vesting of an Award, the Participant may tender to the Company a number of Shares that have been

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owned by the Participant for at least six months (or such other period as the Committee may determine) having a Fair Market Value at the tender date determined by the Committee to be sufficient to satisfy the minimum federal, state, local and/or non-U.S. withholding tax requirements, if any, attributable to such exercise, grant or vesting, but not greater than the minimum withholding obligations. Such election shall satisfy the Participant’s obligations under Section 14(a) hereof, if any.

(d)                 Share Withholding

At the election of the Participant, subject to the approval of the Committee, when Shares are to be transferred or delivered upon the exercise, grant or vesting of an Award, the Company shall withhold a number of such Shares determined by the Committee to be sufficient to satisfy the minimum federal, state, local and/or non-U.S. withholding tax requirements, if any, attributable to such exercise, grant or vesting, but not greater than the minimum withholding obligations. Such election shall satisfy the Participant’s obligations under Section 14(a) hereof, if any.

15.	Amendment or Termination of the Plan

(a)        The Board may at any time suspend or discontinue the Plan or revise or amend it in any respect whatsoever; provided, however, that to the extent that any applicable law, regulation or rule of a stock exchange requires shareholder approval in order for any such revision or amendment to be effective, such revision or amendment shall not be effective without such approval. The preceding sentence shall not restrict the Committee’s ability to exercise its discretionary authority hereunder pursuant to Section 4 hereof, which discretion may be exercised without amendment to the Plan. No provision of this Section 15 shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code. Except as expressly provided in the Plan, no action hereunder may, without the consent of a Participant, reduce the Participant’s rights under any previously granted and outstanding Award. Nothing in the Plan shall limit the right of the Company to pay compensation of any kind outside the terms of the Plan.

(b)       The Committee may amend or modify the terms and conditions of an Award to the extent that the Committee determines, in its sole discretion, that the terms and conditions of the Award violate or may violate Section 409A of the Code; provided, however, that (i) no such amendment or modification shall be made without the Participant’s written consent if such amendment or modification would violate the terms and conditions of any other agreement between the Participant and the Company and (ii) unless the Committee determines otherwise, any such amendment or modification of an Award made pursuant to this Section 15(b) shall maintain, to the maximum extent practicable, the original intent of the applicable Award provision without contravening the provisions of Section 409A of the Code. The amendment or modification of any Award pursuant to this Section 15(b) shall be at the Committee’s sole discretion and the Committee shall not be obligated to amend or modify any Award or the Plan, nor shall the Company be liable for any adverse tax or other consequences to a Participant resulting from such amendments or modifications or the Committee’s failure to make any such amendments or modifications for purposes of complying with Section 409A of the Code or for any other purpose. To the extent the Committee amends or modifies an Award pursuant to this Section 15(b), the Participant shall receive notification of any such changes to his or her Award and, unless the Committee determines otherwise, the changes described in such notification shall be deemed to amend the terms and conditions of the Award and the applicable Award Agreement.

16.	Transfers upon Death

Upon the death of a Participant, to the extent provided in the applicable Award Agreement, (i) any outstanding Options granted to such Participant may be exercised only by the Beneficiary and (ii) any Restricted Stock granted to such Participant may only be transferred to the Beneficiary. The Beneficiary, as a condition of such exercise or transfer, as the case may be, shall be bound in all respects by the provisions of the Plan and the applicable Award Agreement as if the Beneficiary were an original party thereto and by the acknowledgements made by the Participant in connection with the grant of the Award and all references in the Plan and the applicable Award Agreement to the Participant shall be deemed to refer to such Beneficiary. Any attempt to Transfer an Award in violation of the Plan shall render such Award null and void.

17.	Change in Control

(a)                 Treatment of the Awards

~~Unless otherwise set forth in the Award Agreement, u~~Upon a Change in Control, each outstanding Award shall become fully vested and exercisable, as applicable, and all restrictions thereon shall lapse. Except as otherwise provided in the Plan or in the applicable Award Agreement or as otherwise communicated to the Participants by the Committee in connection with the Change in Control, an Option shall lapse on the first anniversary of the Change in Control to the extent not theretofore exercised.

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(b)                 409A Savings Clause

Notwithstanding the foregoing and for the purposes of timing of payment, distribution or settlement only, a Change in Control shall not be deemed to occur under this Section 17 of the Plan with respect to any Award that constitutes “non-qualified deferred compensation” within the meaning of Section 409A of the Code and is granted to a Participant subject to United States taxation, unless the events that have occurred would also constitute a “Change in the Ownership or Effective Control of a Corporation or in the Ownership of a Substantial Portion of the Assets of a Corporation” under Treasury Department Final Regulation 1.409A-3(i)(5), or any successor thereto.

18.	Fractional Shares

The Company shall not be required to issue any fractional Shares pursuant to the Plan. The Committee may provide for the elimination of fractions or for the settlement thereof in cash.

19.	Nominal Value

If determined by the Committee, the vesting/exercise of an Award and the issue of Shares pursuant to the Award will be subject to the payment of the aggregate nominal value of the underlying Shares by the Participant. Any cash payment to be made to a Participant pursuant to Section 10(c)(i) of the Plan in consideration of the cancellation of an Award or an award that is provided in exchange for an Award pursuant to Section 10(c)(ii) of the Plan, shall where appropriate and if determined by the Committee, take account of the nominal value of the Shares subject to the Award.

20.	Section 409A Exemption

All Awards under the Plan are intended to be exempt from Section 409A of the Code and shall be construed in accordance with the foregoing.

21.	Data Protection

~~It shall be a condition of an Award that the Participant agrees and consents to:~~

Any agreements and consents in respect of any personal data of a Participant shall be as set forth in the applicable Award Agreement.

~~(a) The collection, use, processing and transfer of Participant’s Personal Data by the Company, any trustee or third party administrator of the Plan, the Company’s registrars, or any broker through whom Shares are to be sold on behalf of a Participant.~~

~~(b) The Company, any trustee or third party administrator of the Plan, the Company’s registrars, or any broker through whom Shares are to be sold on behalf of a Participant transferring the Participant's Personal Data amongst themselves for the purposes of implementing, administering and managing the Plan and the grant of Awards and the acquisition of Shares pursuant to Awards, the disposal of such Shares or the making of any cash payment under the Plan.~~

~~(c) The use of Personal Data by any such person for any such purposes; and~~

~~(d) The transfer to and retention of Personal Data by third parties including any trustee or third party administrator of the Plan for or in connection with such purposes.~~

22.	Service of Documents

(a)                 Except as otherwise provided in the Plan, any written notice or document to be given by, or on behalf of, the Company or any administrator of the Plan to a Participant in accordance or in connection with the Plan may be given by hand or sent by pre-paid first class mail (airmail if overseas), facsimile transmission or email to the Participant's home or work address, facsimile number or email address last known to the Company to be the Participant’s address, facsimile number or email address. Subject to the paragraph (d) of this Section 22 any notice or document given in accordance with this Section 22 shall be deemed to have been given: (i) upon delivery, if delivered by hand; (ii) after 24 hours, if sent by mail; after 4 hours, if sent by facsimile transmission; and (iv) at the time of transmission, if sent by email except that a notice or document shall not be duly given by email unless that person is known by the Company to have personal access during his normal business hours to information sent to him by email.

(b)                 Any notice or document so sent to a Participant shall be deemed to have been duly given notwithstanding that such person is then deceased (and whether or not the Company has notice of his death) except where his personal representatives have supplied an alternative address to which documents are to be sent to the Company.

2022 Proxy Statement C-10

APPENDIX C

(c)                 Any written notice or document to be submitted or given to the Company or any administrator of the Plan in accordance or in connection with the Plan may be given by hand or sent by pre-paid first class post (airmail if overseas), facsimile transmission or email but shall not in any event be duly given unless it is actually received by the Secretary of the Company or such other individual as may from time to time be nominated by the Company and whose name and address, facsimile number or email address is notified to the Participant.

(d)                 For the purposes of the Plan, an email shall be treated as not having been duly sent or received if the recipient of such email notifies the sender that it has not been opened because it contains, or is accompanied by a warning or caution that it could contain or be subject to, a virus or other computer program which could alter, damage or interfere with any computer software or email.

23.	Third Party Rights

Except as otherwise expressly stated to the contrary, neither the Plan nor the making of any Award shall have the effect of giving any third party any rights under the Plan pursuant to the UK Contracts (Rights of Third Parties) Act 1999 or otherwise and that Act shall not apply to the Plan or to the terms of any Award under it.

24.	Governing Law

(a) This Plan and any Award shall be governed by, and construed in accordance with, English law.

(b) Any person or persons referred to in the Plan shall:

(i)   submit to the exclusive jurisdiction of the English courts as regards any claim, legal action, dispute, difference or proceedings concerning an Award or any matter arising from, or in relation to, the Plan;

(ii)   waive personal service of any proceedings;

(iii)  agree that service on him or it of proceedings may be effected by registered mail to his or its address for service of notices under the Plan; and

(iv)  waive any objection to proceedings taking place in the English courts on the grounds of venue or that proceedings have been brought in an inconvenient forum.

C-11

APPENDIX D

The following is an excerpt of Articles 1 through 7 of the Company’s Articles of Association. If Resolution 14 is duly passed as a Special Resolution and, subject to the Capital Reduction described in Resolution 13 taking effect, the definition of Deferred Shares set forth in Article 2.1 and Article 5.2, in full, will be removed from the Company’s Articles of Association, as shown below. The Company’s existing Articles of Association, which were filed with the SEC as an Exhibit to a Form 8-K on May 15, 2019, can be found at https://www.sec.gov/Archives/edgar/data/1096056/000089534519000220/ce-s8ex41_luxfer.htm.

PROPOSED AMENDMENTS TO ARTICLES OF ASSOCIATION

INTERPRETATION

1.	Exclusion of Other Regulations or Articles

No regulations or articles set out in any statute, or in any statutory instrument or other subordinate legislation made under any statute, concerning companies shall apply as the regulations or articles of the company.

2.	Definitions

2.1	In these articles unless the context otherwise requires:

"address" includes a number or address used for the purposes of sending or receiving documents or information by electronic means;

"these articles" means these articles of association as altered from time to time and the expression "this article" shall be construed accordingly;

"the auditors" means the auditors from time to time of the company or, in the case of joint auditors, any one of them;

"the board" means the board of directors from time to time of the company or the directors present at a meeting of the directors at which a quorum is present;

"certificated share" means a share which is not an uncertificated share and references in these articles to a share being held in certificated form shall be construed accordingly;

"chair" means the chair of the board from time to time;

"clear days" in relation to the period of a notice means that period excluding the day when the notice is served or deemed to be served and the day for which it is given or on which it is to take effect;

"the Companies Acts" means every statute (including any orders, regulations or other subordinate legislation made under it) from time to time in force concerning companies in so far as it applies to the company;

~~"Deferred Shares" means the deferred shares of £O.OOO1 each in the share capital of the company;~~

"the holder" in relation to any shares means the person whose name is entered in the register as the holder of those shares;

"member" means a member of the company;

"the office" means the registered office from time to time of the company;

"Operator" means a person approved under the Uncertificated Securities Regulations 2001 as operator of a relevant system;

"ordinary shares" means ordinary shares of EO.50 each in the share capital of the company;

"paid up" means paid up or credited as paid;

"participating class" means a class of shares title to which is permitted by an Operator to be transferred by means of a relevant system;

"person entitled by transmission" means a person whose entitlement to a share in consequence of the death or bankruptcy of a member or of any other event giving rise to its transmission by operation of law has been noted in the register;

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APPENDIX D

"the register" means the register of members of the company;

"relevant system" means a computer-based system which allows units of securities without written instruments to be transferred and endorsed pursuant to the uncertificated securities

"seal" means an common or official seal that the company may be permitted to have under the Companies Acts;

"the secretary" means the secretary, or (if there are joint secretaries) any one of the joint secretaries, of the company and includes an assistant or deputy secretary and any person appointed by the board to perform any of the duties of the secretary;

"the uncertificated securities rules" means any provision of the Companies Acts relating to the holding, evidencing of title to, or transfer of uncertificated shares and any legislation, rules or other arrangements made under or by virtue of such provision;

"uncertificated share" means a share of a class which is at the relevant time a participating class, title to which is recorded on the register as being held in uncertificated form and references in these articles to a share being held in uncertificated form shall be construed accordingly; and

"United Kingdom" means Great Britain and Northern Ireland.

2.2	References to a document being executed, signed or to signature include references to its being executed or signed under hand or under seal or by any other method and, in the case of a communication in electronic form, such references are to its being authenticated as specified by the Companies Acts.

2.3	References to writing and to any form of written communication include references to any method of representing or reproducing words in a legible and non-transitory form whether sent or supplied in electronic form or otherwise.

2.4	Words or expressions to which a particular meaning is given by the Companies Acts in force when these articles or any part of these articles are adopted bear (if not inconsistent with the subject matter or context) the same meaning in these articles or that part (as the case may be) save that the word "company" shall include any body corporate.

2.5	References to a meeting shall not be taken as requiring more than one person to be present if any quorum requirement can be satisfied by one person.

2.6	Headings are included only for convenience and shall not affect meaning.

3.	Limited Liability

The liability of members of the company is limited to the amount: if any, unpaid on the shares in the company held by them.

4.	Change of Name

The company may change its name by resolution of the board.

SHARE CAPITAL

5.	Rights Attached to Shares

5.1	Subject to the provisions of the Companies Acts and to any rights attached to existing shares, any share may be issued with or have attached to it such rights and restrictions as the company may by ordinary resolution decide or, if no such resolution has been passed or so far as the resolution does not make specific provision, as the board may decide. Such rights and restrictions shall apply to the relevant shares as if the same were set out in these articles.

~~5.2~~	~~The following special rights and restrictions shall apply to the Deferred Shares:~~

~~(a)       Income~~

~~The holders of Deferred Shares shall not be entitled to receive any dividend or other distribution;~~

~~(b)       Capital~~

~~On a winding up (but not otherwise) the holders of Deferred Shares shall be entitled to the repayment of the paid up nominal amount on their Deferred Shares, but only after any payment to the holders of Ordinary Shares of an amount equal to 100 times the amount paid up on such Ordinary Shares; and~~

~~(c)       General Meetings~~

D-2

APPENDIX D

~~The holders of Deferred Shares shall not be entitled to receive notice of or attend or vote at any general meeting of the company.~~

6.	Redeemable Shares

Subject to the provisions of the Companies Acts and to any rights attached to existing shares, any share may be issued which is to be redeemed, or is liable to be redeemed et the option of the company or the holder. The board may determine the terms, conditions and manner of redemption of any redeemable share so issued. Such terms and conditions shall apply to the relevant shares as if the same were set out in these articles.

7.	Variation of Rights

Subject to the provisions of the Companies Acts, all or any of the rights attached to any existing class of shares may from time to time (whether or not the company is being wound up) be varied either with the consent in writing of the holders of not less than three-fourths in nominal value of the issued shares of that class (excluding any shares of that class held as treasury shares) or with the sanction of a special resolution passed at a separate general meeting of the holders of those shares. All the provisions of these articles as to general meetings of the company shall, with any necessary modifications, apply to any such separate general meeting, but so that the necessary quorum shall be two persons entitled to vote and holding or representing by proxy not less than one-third in nominal value of the issued shares of the class in question (excluding any shares of that class held as treasury shares), (but so that at any adjourned meeting one holder entitled to vote and present in person or by proxy (whatever the number of shares held by such person) shall be a quorum), that every holder of shares of the class present in person or by proxy and entitled to vote shall be entitled on a poll to one vote for every share of the class held by such person (subject to any rights or restrictions attached to any class of shares) and that any holder of shares of the class present in person or by proxy and entitled to vote may demand a poll. The foregoing provisions of this article shall apply to the variation of the special rights attached to some only of the shares of any class as if each group of shares of the class differently treated formed a separate class and their special rights were to be varied. For the purposes of this article, where a person is present by proxy or proxies such person is treated as holding only the shares in respect of which those proxies are authorised to exercise voting rights.

2022 Proxy Statement D-3